UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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CERNER CORPORATION
(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

April 11, 2022

Cerner shareholders:

I am pleased to invite you to the 2022 Annual Shareholders' Meeting of Cerner Corporation to be held on May 26, 2022 at 10:00 a.m. (CT). It remains Cerner's responsibility to help protect the health of our associates, clients, their caregivers and patients, shareholders, and our communities; and therefore, we have elected to hold our Annual Shareholders' Meeting virtually again this year. You will be able to attend the 2022 Annual Shareholders' Meeting online, vote your shares, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CERN2022.

Details of the business to be conducted at the Annual Shareholders' Meeting are provided in the attached Notice of Annual Shareholders' Meeting and Proxy Statement.

Over the last few decades, we've seen incredible technological advances in medicine and the systems that support it. We've made great strides in digitizing healthcare data and in building artificial intelligence and other tools to assist clinicians. Yet, these digital tools can often add confusion to an already overwhelmed system. While healthcare will remain complex, it should be more proactive, equitable, dignified and accessible.

The data exists to do this, but it's still too difficult to access. It doesn't flow easily among siloed, separate electronic health record (EHR) systems, which means it can't be viewed holistically for patient care. To truly fulfill the promise of healthcare technology, EHRs must be more open and more connected. We also must bring clinical and non-clinical data together and provide it to caregivers and administrators for more-informed decision making.

Cerner is uniquely positioned to make this goal a reality. Our role at Cerner is to enable an ecosystem of innovators and researchers by organizing healthcare data, combining it safely and securely with disparate data sources, and giving it back for users to take action. Late last year, we took a bigger leap toward accomplishing this vision with our announcement of an agreement to join Oracle as a dedicated Industry Business Unit. This is an opportunity to advance our technology strategy with Oracle's resources, infrastructure and cloud capabilities.

When we help our customers and deliver to these organizations, we can also grow our business. In 2021, we delivered solid sales growth and generated record cash flow while continuing to invest in our customers and technology. Whether or not you plan to attend the virtual Annual Shareholders' Meeting, I hope that you will vote as soon as possible. Your vote is important.

On behalf of the entire Board of Directors and management team, thank you for your continued interest in Cerner.

David T. Feinberg, M.D.
President, Chief Executive Officer and Director

PRELIMINARY PROXY STATEMENT- SUBJECT TO COMPLETION

CERNER CORPORATION
2800 ROCK CREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

NOTICE OF 2022 ANNUAL SHAREHOLDERS' MEETING
MAY 26, 2022

Virtual Annual Meeting of Shareholders - Online Meeting Only - No Physical Meeting Location

TO OUR SHAREHOLDERS:

The 2022 Annual Shareholders' Meeting of Cerner Corporation will be held virtually on Thursday, May 26, 2022, at 10:00 a.m. (CT), via online platform that will allow shareholders to participate. We believe the virtual annual meeting format increases our ability to engage with all shareholders, regardless of size, resources or physical location, and enables us to protect the health and safety of all attendees.

You can attend the 2022 Annual Shareholders' Meeting online, vote your shares, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CERN2022. Be sure to have the Control Number we have provided to you to join the meeting.

At the meeting, shareholders will be asked to vote on the following:

1.To elect Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch, Melinda J. Mount, George A. Riedel and R. Halsey Wise, each to serve until the 2023 Annual Shareholders' Meeting, or until their respective successors are duly elected and qualified (see Proposal #1);

2.To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2022 (see Proposal #2);

3.To approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (see Proposal #3);

4.To approve the proposed amendments to our Third Restated Certificate of Incorporation (as amended, the "Certificate") to remove the supermajority voting standards for certain business combination transactions with interested stockholders (Proposal #4(a));

5.To approve the proposed amendments to our Certificate to remove the supermajority voting standards to amend or repeal any provision of the Bylaws (Proposal #4(b));

6.To approve the proposed amendments to our Certificate to remove the supermajority voting standards to amend or repeal certain provisions of the Certificate (Proposal #4(c));

7.To approve the proposed amendments to our Certificate to remove the supermajority voting standards to remove a director with cause (Proposal #4(d));
8.To approve the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan to increase the number of authorized shares and extend the plan's term (Proposal #5);

9.To consider a shareholder proposal, if properly presented at the meeting, requesting an amendment to the Company's governing documents to give shareholders the right to call a special shareholder meeting (Proposal #6); and

10.Any other business that may properly come before the 2022 Annual Shareholders' Meeting or any postponement or adjournment thereof.

These items are more fully described in the following pages, which are made part of this notice.

Holders of record as of the close of business on Monday, March 28, 2022 (the "Record Date"), are entitled to receive notice of and to vote at the 2022 Annual Shareholders' Meeting or any adjournment or postponement of the meeting. A list of all shareholders as of the Record Date will be made available during the meeting at www.virtualshareholdermeeting.com/CERN2022.

It is important that your shares be voted at the 2022 Annual Shareholders' Meeting. Even if you plan to attend, the Board of Directors of Cerner Corporation requests that you submit your proxy in advance by telephone or the Internet or, if you have requested a paper copy of these materials, by marking, signing, dating, and promptly mailing the Proxy Card or voting instruction form in the enclosed postage prepaid envelope.

A copy of our 2021 Annual Report to Shareholders, which includes audited consolidated financial statements, is available at both www.cerner.com and www.proxyvote.com or, if you have requested a paper copy of these materials, is enclosed. The Annual Report is not part of our proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel P. Devers
EVP, Chief Legal Officer & Secretary

You may vote your shares in advance by telephone, via the Internet or, if you requested to receive printed proxy materials, by completing, signing, dating, and mailing your Proxy Card. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy before the applicable deadlines. If you attend the meeting online, you may choose to vote your shares at www.virtualshareholdermeeting.com/CERN2022 and following the instructions, and any previously submitted proxy will not be used. If you hold shares through a broker, bank or other nominee, please check the voting instructions used by that broker, bank or nominee.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Shareholders' Meeting to be held on May 26, 2022: The 2022 Proxy Statement and 2021 Annual Report to Shareholders are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financials, Proxy Materials."

PROXY STATEMENT
TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	7

CORPORATE GOVERNANCE AND BOARD MATTERS	14
Information Concerning Directors and Nominees	14
Director Independence	22
Committees of the Board	22
Consideration of Director Nominees	25
Board Leadership Structure and Role in Risk Oversight	29

DIRECTOR COMPENSATION	31

EXECUTIVE COMPENSATION	33
Compensation Committee Report	33
Compensation Discussion & Analysis	34
Pay Ratio	76
Compensation Committee Interlocks and Insider Participation	78

CERTAIN TRANSACTIONS	78

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	80

AUDIT-RELATED MATTERS	82
Guidelines for Pre-Approval of Independent Auditor Services	82
Annual Evaluation and Selection of Independent Auditors	82
Audit and Non-Audit Fees	83
Audit Committee Report	84

ITEMS TO BE VOTED ON	85
Proposal #1 Election of Directors	85
Proposal #2 Ratification of the Appointment of KPMG as Independent Registered Public Accounting Firm	86
Proposal #3 Advisory Vote to Approve the Compensation of our Named Executive Officers	87
Proposal #4 Proposals to Eliminate Supermajority Voting	88
Proposal #5 Amendment and Restatement of the 2011 Omnibus Equity Incentive Plan	91
Proposal #6 Shareholder Proposal - Shareholder Right to Call Special Meeting	99

SHAREHOLDER PROPOSALS	102

HOUSEHOLDING OF PROXY MATERIALS	103

OTHER MATTERS	103

APPENDIX I - RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS	104

APPENDIX II - PROPOSED FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	109

APPENDIX III - PROPOSED AMENDED AND RESTATED OMNIBUS PLAN	119

CERNER CORPORATION
2800 ROCK CREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2022 ANNUAL SHAREHOLDERS' MEETING
MAY 26, 2022

This Proxy Statement, which is first made available on or about April 11, 2022, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Cerner Corporation, a Delaware corporation ("Cerner," the "Company," "us," "our" or "we"), for use at the 2022 Annual Shareholders' Meeting of the Company to be held on May 26, 2022, commencing at 10:00 a.m. (CT) (the "2022 Annual Shareholders' Meeting"). We are again holding our annual meeting solely by means of remote communication. You can attend the 2022 Annual Shareholders' Meeting online, vote your shares, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CERN2022. Your vote is very important. For this reason, the Board is requesting that you allow your shares of common stock, par value $0.01 per share, of the Company ("Common Stock") to be represented at the 2022 Annual Shareholders' Meeting by the persons named as proxies on the Proxy Card.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement and 2021 Annual Report before you vote.

Annual Meeting Information

Date and Time Thursday, May 26, 2022 10:00 a.m. CT Record Date March 28, 2022
Replay
A recording of the meeting will be available on our website at https://investors.cerner.com/events-and-presentations and at www.virtualshareholdermeeting.com/CERN2022 following the Annual Meeting.

Location Online via live audio webcast at www.virtualshareholdermeeting.com/CERN2022
Attendance
You are entitled to attend the Annual Shareholders' Meeting online, vote and submit questions during the meeting by visiting
www.virtualshareholdermeeting.com/CERN2022 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your Proxy Card (if you requested printed materials), or on the instructions that accompanied your proxy materials. You will only be entitled to vote and submit questions at the Annual Shareholders' Meeting if you are a shareholder as of the close of business on March 28, 2022, the Record Date.

Voting Roadmap

Agenda Item	Board Recommendation

Proposal 1: Election of Directors
To elect Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch, Melinda J. Mount, George A. Riedel and R. Halsey Wise, each to serve until the 2023 Annual Shareholders' Meeting, or until their respective successors are duly elected and qualified.
FOR Each Nominee
Proposal 2: Ratification of Auditors To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2022.	FOR
Proposal 3: Say-on-Pay To conduct a non-binding advisory vote to approve the compensation of our Named Executive Officers.	FOR
Proposal 4: Elimination of Supermajority Voting
4(a) To approve the proposed amendments to our Certificate to remove the supermajority voting standards for certain business combination transactions with interested stockholders.	FOR
4(b) To approve the proposed amendments to our Certificate to remove the supermajority voting standards to amend or repeal any provision of the Bylaws.	FOR
4(c) To approve the proposed amendments to our Certificate to remove the supermajority voting standards to amend or repeal certain provisions of the Certificate.	FOR
4(d) To approve the proposed amendments to our Certificate to remove the supermajority voting standards to remove a director.	FOR
Proposal 5: Amendment and Restatement of our Omnibus Equity Incentive Plan
To approve an amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan to increase the number of authorized shares and extend the plan's term.
FOR
Proposal 6: Shareholder Proposal
To consider a shareholder proposal, if properly presented at the meeting, requesting an amendment to the Company's governing documents to give shareholders the right to call a special shareholder meeting.
AGAINST

Director Nominees

The following table provides summary information about each director nominee:

Name	Age	Director Since	Principal Occupation	Committee Memberships
Mitchell E. Daniels, Jr., J.D.[1]	73	2013	President, Purdue University	NG&PP2 (Chair) Audit
Major General Elder Granger M.D., US Army (retired)[1]	68	2020	President and Chief Executive Officer, The 5Ps, LLC	Audit NG&PP
John J. Greisch, M.B.A.[1]	66	2019	Former President and Chief Executive Officer, Hill-Rom Holdings, Inc.	Finance & Strategy (Chair) Audit
Melinda J. Mount, M.B.A.[1]	62	2019	Former President, AliphCom, Inc. (d/b/a Jawbone)	Audit (Chair) Finance & Strategy
George A. Riedel, M.B.A.[1]	64	2019	Former Chairman and Chief Executive Officer, Cloudmark, Inc. and Sr. Lecturer at Harvard Business School	Compensation NG&PP Finance & Strategy
R. Halsey Wise, M.B.A.[1]	57	2019	CEO and Chairman of AfterNext HealthTech Acquisition Corp. and Founder, Managing Director and President, Lime Barrel Advisors, Inc.	Compensation (Chair) Finance & Strategy
[1] Independent Director
[2] Nominating, Governance & Public Policy Committee

Corporate Governance Highlights

Our Board believes that good corporate governance enhances shareholder value. The following are highlights of our governance practices:
•9 out of 10 of our directors, including the Chairman of the Board, are independent and meet regularly in executive session.
•The roles of Chief Executive Officer and Chairman of the Board are separate.
•We have adopted a majority vote standard in uncontested director elections, which is supplemented by a mandatory resignation policy for directors who do not receive a majority vote.
•Only independent directors are Committee members.
•The Board has robust stock ownership guidelines for our directors and senior executives.
•All of our Section 16 officers and directors are subject to an anti-hedging and pledging policy.
•We have adopted proxy access, which allows a shareholder or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials, director candidates constituting up to 20% of the number of directors currently serving on the board, subject to certain requirements under our Bylaws.
•Our governing documents were amended to eliminate the classification of our Board of Directors over a three-year period. Two-thirds of our director spots (following the 2022 Annual Shareholders' Meeting) are up for election this year for a one-year term. All of our directors will be subject to annual election beginning at the 2023 Annual Shareholders' Meeting.
•Board and Committee evaluations are performed annually.
•30% of our directors have racial/ethnic or gender diversity.
•We have an active stockholder outreach and engagement program.
•None of our directors are overboarded.

Executive Compensation Highlights

Our Compensation Committee has designed our executive compensation program to attract and retain quality executives by aligning our executives' interests with those of our shareholders, motivating our executives to achieve superior performance, and rewarding them for such performance, with the overarching goal of maximizing long-term shareholder value. To accomplish these goals, our executive compensation program emphasizes performance-based incentive compensation under our annual incentive program and long-term incentive plan payable primarily through equity grants, all of which are considered at-risk. Some of the compensation "best practices" we employ in furtherance of our philosophy include:

What We Do	What We Don't Do

•We utilize stock ownership guidelines that require the retention of equity awards made to our executives and non-employee Directors.
•Performance-based compensation (both cash and equity) and severance payments awarded to our NEOs during 2021 are subject to clawback.
•Equity compensation awarded during 2021 is subject to "double trigger" vesting upon a change in control.
•We engage a fully independent compensation consultant who utilizes a peer group, which is approved by our Compensation Committee, for evaluating Company pay practices.
•The majority of NEO compensation is equity-based, with half of equity awards being performance-based and all equity awards being denominated and settled in shares.
•The relative total shareholder return ("TSR") portions of our performance-based equity requires 55th percentile performance for target awards to be earned; further, payouts are capped at target if our absolute TSR is negative over the measurement period.
•We have an Equity-based Grant Policy which ensures grant dates will be outside of trading blackout periods except for new hires and as specifically approved by the Compensation Committee.
•We utilize multiple performance metrics in our performance-based compensation to mitigate risk and create alignment with shareholder long-term interests.
•We regularly review risks associated with compensation.

•Our Section 16 officers and directors are prohibited from entering into hedging transactions or pledging more than 50% of stock acquired from the Company without express approval.
•We do not pay tax gross-ups on severance payments.
•We do not permit annual CEO compensation to exceed three times that of the next highest paid executive.
•We do not have excessive perquisites.
•We do not have executive pension benefits.
•We do not reprice stock options.
•We do not maintain uncapped executive incentive plans.

Corporate Responsibility Highlights

Cerner believes we have a responsibility to our clients, associates, shareholders and the communities in which we operate to conduct business in a manner that promotes strong corporate, social and environmental governance. We believe this commitment to corporate responsibility inherently drives value for all Cerner stakeholders.

Our corporate responsibility program includes the following:

•Human Capital - Cerner is dedicated to building a culture and a community designed to attract, engage and retain a diverse global workforce. We are committed to fostering an innovative and inclusive environment with diverse perspectives that enable us to realize our common mission to make a difference in the future of healthcare while giving back to and developing the communities where our associates live and work.

•Governance - We believe strong corporate governance practices and policies are critical to fostering a culture of integrity, managing a better-performing and sustainable business and achieving long-term shareholder value. Through our framework of policies and processes, we focus on better managing our business and on aligning the interests of management with our stakeholders. Our environmental, social and governance ("ESG") policies and practices are overseen by the Nominating, Governance & Public Policy ("NG&PP") Committee of Cerner's Board of Directors.

•Environment - We have policies and practices in place to encourage that we operate our business and provide solutions and services to our clients in a manner that promotes clean business practices and reduces our corporate footprint on the environment.

2021 Shareholder Engagement and Responsiveness

We believe that effective corporate governance includes year-round engagement with our shareholders. We meet regularly with our shareholders, including both large and small investors, to discuss business strategy, performance, compensation philosophy, corporate governance, and environmental and social topics. We find it beneficial to have ongoing dialogue with our shareholders throughout the year on a full range of investor priorities (instead of engaging with shareholders only prior to our annual meeting on issues to be voted on at the annual meeting).

Over the past year, members of management and the Board continued their strong level of engagement with shareholders. Our direct engagement with shareholders helps us better understand our shareholders' priorities, perspectives, and issues of concern, while giving us an opportunity to elaborate on our many initiatives and practices and to address the extent to which various aspects of these matters are (or are not) significant to shareholders given the scope and nature of our operations and our existing practices. We take insights from this feedback into consideration and share them with our Board as we review and evolve our practices and disclosures. In particular, our interactions have helped inform our thinking with respect to diversity at the Board and senior management level, governance, compensation and ESG practices and disclosure.

Examples of Cerner's ongoing commitment to strengthening ESG practices and incorporating investor feedback during 2021 and the first quarter of 2022 include, among other things:

•Separating the Chief Executive Officer and Chairman of the Board roles.

•Providing increased transparency with respect to our guiding principles for the use of artificial intelligence / machine learning in our products and building on the work we have done in this area to enhance awareness of potential bias.

•Cerner has disclosed the self-identified race, ethnicity, gender and LGBTQ+ status of those of its directors and director nominees who have consented to such disclosure in this Proxy Statement below under "Board Diversity." As of March 4, 2022, 20% of our directors and 30% of our executive leadership team identify as female; 10% of our directors and 30% of our executive leadership team identify as non-white. Cerner continues to look for ways to diversify and broaden its talent pool in concert with the goals it has as a government contractor. We will also continue to evaluate opportunities to provide more transparency regarding our race/ethnicity data to increase awareness, accountability, and more diversity in our workforce.

•Cerner published its first Carbon Assessment Disclosure Report.

•Cerner has published the 2021 Cerner Corporate Responsibility Report within our 2021 Annual Report. This report included certain disclosures aligned with the Sustainability Accounting Standards Board (SASB) ESG framework.

•The Compensation Committee continued to evaluate our compensation programs, making the adjustments described under "Compensation Discussion and Analysis". This includes, among others, imposing only "double trigger" vesting upon change in control for equity granted during 2021, expanding our ability to clawback incentive compensation to more broadly cover conduct deemed detrimental to the Company, amending our stock ownership guidelines to include significant multiple-of-base salary requirements for executives at levels comparable to our peers, expanding performance-based equity measurement periods to three years, and adding relative total shareholder return and revenue performance metrics to 2021 performance-based equity grants for Named Executive Officers.

•Quantitative Culture and Client Satisfaction performance metrics have been included within Cerner's incentive compensation program to create added management accountability for associate engagement, promoting inclusivity within the organization and the success of our clients.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?
You are entitled to vote your outstanding shares of Common Stock if our records show that you held your shares as of the close of business on Monday, March 28, 2022, the Record Date for our meeting. At the close of business on March 28, 2022, [ ] shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. Your Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the voting instruction form provided by such broker, bank or other nominee.

How do I vote prior to the meeting?
If your Common Stock is held by a broker, bank or other nominee (i.e., in street name or through the Cerner Corporation Foundations Retirement Plan (the "401(k) Plan")), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. You may vote by Internet (www.proxyvote.com) or telephone (1 (800) 454-8683), or if you received a voting instruction form by mail, you may return it in the enclosed postage-paid envelope.

If you hold your shares in your own name (i.e., as a holder of record), and even if you plan to attend our virtual 2022 Annual Shareholders' Meeting, please vote in advance of the meeting by one of the following methods. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.By Internet: To submit your proxy by Internet, go to www.proxyvote.com. You may submit your proxy via the Internet 24 hours a day, 7 days a week until 11:59 p.m. (ET) on Wednesday, May 25, 2022.

2.By Telephone: You may submit your proxy by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on Wednesday, May 25, 2022. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

3.By Mail: If you received your proxy materials by mail, you may instruct the persons named as proxies how to vote your Common Stock by completing, signing, dating and mailing the Proxy Card in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you mail your Proxy Card, Broadridge Financial Solutions, Inc. must receive it before 10:00 a.m. (ET) on Wednesday, May 25, 2022, the last business day before the 2022 Annual Shareholders' Meeting.

In order to vote, you will need the control number included on your Proxy Card, voting instruction form or Notice of Internet Availability of Proxy Materials. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number. If you submit your proxy by Internet or telephone, you do not need to return a Proxy Card. You can vote by any of the methods above prior to the meeting and still attend the virtual 2022 Annual Shareholders' Meeting.

How do I vote during the meeting?
Except for any shares you hold in the 401(k) Plan which may only be voted in advance as provided below, you may also vote during the virtual 2022 Annual Shareholders' Meeting by visiting www.virtualshareholdermeeting.com/CERN2022 and following the instructions. You will need the control number included on your Proxy Card, voting instruction form or Notice of Internet Availability of Proxy Materials. A vote at the 2022 Annual Shareholders' Meeting will revoke any prior votes (except for votes by 401(k) Plan participants, which must be cast prior to the meeting).

How do I vote if my shares are held in the Cerner Corporation Foundations Retirement Plan?
If you hold any shares in the 401(k) Plan, you are receiving, or are being provided access to, the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the 401(k) Plan trustee. Your voting instructions must be received at least three business days prior to the 2022 Annual Shareholders' Meeting in order to count. In accordance with the terms of the 401(k) Plan, the trustee will vote all of the shares held in the 401(k) Plan in the same proportion as the actual proxy votes submitted by 401(k) Plan participants as of 11:59 p.m. (ET) on May 23, 2022. We encourage you to provide instructions to the trustee regarding the voting of your shares. Due to the structure of the virtual meeting site, plan participants will technically have the ability to submit votes for 401(k) Plan shares during the meeting, but votes submitted by plan participants during the meeting will not be counted or revoke their prior instructions; in order for your vote to be counted, you must provide instructions to the trustee by 11:59 p.m. (ET) on May 23, 2022.

How may I revoke or change my proxy instructions?
If you are a shareholder of record and you submit a proxy with your voting instructions, and later desire to revoke or change your voting instructions (prior to the final vote at the 2022 Annual Shareholders' Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1.Following the telephone or Internet voting instructions on how to revoke or change your voting instructions by telephone or logging in and resubmitting your vote prior to 11:59 p.m. (ET) on Wednesday, May 25, 2022;

2.Completing, signing and returning another signed Proxy Card with a later date that Broadridge Financial Solutions, Inc. receives before 10:00 a.m. (ET) on Wednesday, May 25, 2022; or

3.Attending the virtual 2022 Annual Shareholders' Meeting and voting your shares by visiting www.virtualshareholdermeeting.com/CERN2022 and following the instructions.

Your attendance at the 2022 Annual Shareholders' Meeting will not automatically revoke your proxy unless you vote again at or before the 2022 Annual Shareholders' Meeting or specifically request that your prior proxy be revoked by delivering to the Corporate Secretary a written notice of revocation that is acknowledged as received by the Corporate Secretary prior to 10:00 a.m. (ET) on May 25, 2022.

If your shares are held in "street name" through a broker, bank or other nominee, you must contact your broker, bank or nominee to receive instructions as to how to revoke your proxy if such instructions have not already been provided to you. In any case, your last properly received and timely voted proxy or ballot will be the vote that is counted.

How are votes counted?
The 2022 Annual Shareholders' Meeting will be held if a quorum represented by a majority of our outstanding shares entitled to vote is represented at the meeting, either in person or by properly executed proxy. Your shares will be counted towards the quorum if you vote by mail, by telephone, or through the Internet by the deadlines described above or vote at the virtual 2022 Annual Shareholders' Meeting, even if you wish to abstain from voting on some or all matters introduced at the meeting. Broker non-votes (which are discussed below) will also be counted for the purpose of determining whether there is a quorum. If a quorum is not present or represented by proxy, the 2022 Annual Shareholders' Meeting may be adjourned from time to time until a quorum is obtained, without notice other than announcement at the meeting. However, if the adjournment is for more than thirty (30) days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the 2022 Annual Shareholders' Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by one or more Inspectors of Election appointed by the Board.

What is a broker non-vote?
A "broker non-vote" occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented by proxy for purposes of determining the presence or absence of a quorum for the 2022 Annual Shareholders' Meeting if such shares are otherwise properly represented at the meeting.

If you are a beneficial shareholder and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of KPMG LLP (Proposal #2) as the Company's independent registered public accounting firm for 2022, even if the broker, bank or other nominee does not receive voting instructions from you.

Brokers, banks and other nominees do not have discretionary voting rights with respect to the matters submitted for shareholder vote in Proposals #1, #3, #4, #5 or #6. Therefore, if you do not instruct your broker, bank or other nominee how you would like your shares voted with respect to these proposals, your shares will not be voted on such proposals.

How do I attend the 2022 Annual Shareholders' Meeting?
Cerner will be hosting the 2022 Annual Shareholders' Meeting online. A summary of the information you need to attend online is provided below.

•Any holder of record as of the close of business on Monday, March 28, 2022, may attend and vote at the 2022 Annual Shareholders' Meeting by visiting www.virtualshareholdermeeting.com/CERN2022. If you want to vote during the 2022 Annual Shareholders' Meeting any shares you hold in street name, you must obtain instructions from your broker, bank or other nominee.

•The live audio webcast of the 2022 Annual Shareholders' Meeting will begin promptly at 10:00 a.m. (CT). Online access to the audio webcast will open fifteen minutes prior to the start of the 2022 Annual Shareholders' Meeting to allow time for you to log-in and test your device's audio system. We encourage you to access the meeting in advance of the designated start time.

•Any person may access the 2022 Annual Shareholders' Meeting online, but only shareholders may vote electronically and submit questions online while attending the 2022 Annual Shareholders' Meeting.

•Please have the control number we have provided to you to join the 2022 Annual Shareholder's Meeting.

•Instructions on how to attend and participate in the 2022 Annual Shareholders' Meeting, including how to demonstrate proof of stock ownership, are available at www.virtualshareholdermeeting.com/CERN2022.

•A replay of the 2022 Annual Shareholders' Meeting will be available shortly after the meeting on www.cerner.com under "Investor Relations, News & Events, Events & Presentations" and at www.virtualshareholdermeeting.com/CERN2022.

What if I have technical difficulties or trouble accessing the virtual meeting website?
We will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What vote is required?
With respect to Proposal #1 (the election of Directors), you may vote "For" or "Against" each of the nominees for Director, or you may "Abstain" from voting for one or more nominees. In an uncontested Director election, such as this one, the affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any incumbent nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, such person is expected to tender his or her resignation to the Board following certification of the vote as further discussed below under "Consideration of Director Nominees - Majority Voting for Directors." Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees. No shareholder may vote in person or by proxy for more than six nominees at the 2022 Annual Shareholders' Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The affirmative vote ("For") of a majority of the shares present in person or by proxy and entitled to vote at the meeting will be required for:

•the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal #2);

•the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);

•the approval of an amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan to increase the number of authorized shares and extend the plan's term (Proposal #5);

•the shareholder proposal, if properly presented at the meeting, requesting an amendment to the Company's governing documents to give shareholders the right to call a special shareholder meeting (Proposal #6); and

•any other proposal that might properly come before the meeting.

The results of the vote on Proposal #3 (the advisory say-on-pay vote on the compensation of our Named Executive Officers) is not binding on the Board, whether or not the proposal is approved at the 2022 Annual Shareholders' Meeting. In evaluating the shareholder vote on this advisory resolution, the Board will consider the voting results in their entirety.

With respect to the amendment and restatement of our Certificate described following the subproposals of Proposal #4, the Fourth Amended and Restated Certificate of Incorporation will not be adopted or become effective in the form provided unless each of the subproposals is approved by 80% of the shares of our Common Stock outstanding.

With respect to Proposals 2, 3, 4, 5 and 6 you may vote "For," "Against" or "Abstain." Abstentions and broker non-votes are considered to be "present" and "entitled to" vote at the meeting with respect to Proposals 2, 3, 4, 5 and 6, and as a result, abstentions and broker non-votes will have the same effect as a vote "Against" these proposals. However, as discussed above, brokers, banks and other nominees may use their discretionary voting authority with respect to the ratification of our independent registered public accounting firm (Proposal #2), so no broker non-votes are expected for this proposal.

How does the Board recommend that I vote?
The Board recommends a vote:

•"For" each nominee included in this Proxy Statement for Director (Proposal #1);

•"For" the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2022 (Proposal #2);

•"For" the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);

•"For" each of the proposed amendments to our Certificate to remove supermajority voting standards (Proposal #4);

•"For" the amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan to increase the number of authorized shares and extend the plan's term (Proposal #5); and

•"Against" the shareholder proposal requesting an amendment to the Company's governing documents to give shareholders the right to call a special shareholder meeting (Proposal #6).

Who pays the cost of this proxy solicitation?
This Proxy Statement and the accompanying Proxy Card are being furnished to shareholders in connection with the solicitation of proxies by the Board of the Company. We will bear all costs of solicitation of such proxies.

In addition to solicitation of proxies by mail, our Directors, officers and associates, at no additional compensation, may solicit proxies from shareholders by telephone, email, Internet or in person. We will request brokers, banks, custodians, fiduciaries and other nominees to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

What does it mean if I receive more than one proxy card or voting instruction form?
It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each Proxy Card or voting instruction form or, if you vote via the Internet or by telephone, vote once for each Proxy Card or voting instruction form you receive to ensure that all of your shares are voted.

How can I receive my proxy materials by e-mail in the future?
If you have previously elected to receive your proxy materials by e-mail, there is no need to opt in again, and you will receive future copies of proxy materials by e-mail. For those who have not yet opted to receive your proxy materials by e-mail but would like to do so for future Annual Shareholders' Meetings, you can elect to receive an e-mail with links to these documents, your control number and instructions for voting over the Internet. Opting to receive your proxy materials by e-mail will save the cost of producing and mailing documents to you and will also help conserve resources. Your e-mail address will be kept separate from any other company operations and will be used for no other purpose.

If we mailed you our proxy materials and you would like to sign up to receive them by e-mail in the future, you can choose this option by:

•Internet: www.proxyvote.com
•Telephone: 1 (800) 579-1639
•E-Mail*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with your control number in the subject line.

How can I examine a list of shareholders?
Shareholders at the close of business on the Record Date may examine a list of all shareholders as of the Record Date for any purpose germane to the 2022 Annual Shareholders' Meeting for 10 days preceding the meeting, at our offices at 2800 Rock Creek Parkway, North Kansas City, Missouri 64117, and electronically during the meeting at www.virtualshareholdermeeting.com/CERN2022 when you enter the control number included on your Proxy Card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Who should I call if I have questions?
If you have questions about the 2022 Annual Shareholders' Meeting or voting (other than technical questions, which should be directed as noted above under the question "What if I have technical difficulties or trouble accessing the virtual meeting website?"), please reach out to our Office of Corporate Secretary by phone at (816) 221-1024 or by email at corporatesecretary@cerner.com.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Shareholders' Meeting to be held on May 26, 2022: The 2022 Proxy Statement and 2021 Annual Report to Shareholders are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financials, Proxy Materials."

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its Committees, directs the affairs of the Company. The Guidelines address, among other things, the role of management and the Board, the composition and functions of the Board, minimum qualifications for Directors, Director independence, compensation of Directors, management succession and review, Board leadership, Board evaluation and Board Committees.

We have adopted a Global Code of Conduct for all Cerner associates and Directors (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer).

Our Corporate Governance Guidelines and our Global Code of Conduct can be found on our website at www.cerner.com under "About Us, Corporate Governance." Shareholders may request a free copy of these governance documents from: Cerner Corporation, c/o Corporate Secretary, by mail at 2800 Rock Creek Parkway, North Kansas City, Missouri 64117 or by email at corporatesecretary@cerner.com. Any amendments to or waivers of the Global Code of Conduct applicable to our Directors, executive officers including our Chief Executive Officer and Chief Financial Officer, or our Chief Accounting Officer will be posted at this same location on www.cerner.com.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Cerner's Board is currently comprised of ten Directors. Prior to our 2020 Annual Shareholders' Meeting, the Board was divided into three classes having three-year terms that expired in successive years. Following the 2020 Annual Shareholders' Meeting, the Certificate was amended upon the approval of our shareholders to phase-out our classified Board structure, such that directors whose terms expire (or Directors elected to fill vacancies) after the 2020 Annual Shareholders' Meeting will be elected to serve for an annual term, with the annual election of all directors beginning at the 2023 Annual Shareholders' Meeting. The terms of our Class II and Class III Directors will expire at the 2022 Annual Shareholders' Meeting. Those elected as Class II and Class III Directors this year will be elected for a one-year term. The term of the Class I Directors will expire at the 2023 Annual Shareholders' Meeting, at which time nominees for all directorships will be submitted to the shareholders for annual election.

Gerald E. Bisbee, Jr., PhD. will retire from the Board at the end of his current term immediately prior to the 2022 Annual Shareholders' Meeting. The size of the Board will be decreased to nine Directors, and Class II will be reduced by one member, immediately prior to the 2022 Annual Shareholders' Meeting upon Dr. Bisbee's retirement. Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch and Melinda J. Mount were previously classified as Class II directors and George A. Riedel and R. Halsey Wise were previously classified as Class III directors, each with a term scheduled to expire at the 2022 Annual Shareholders' Meeting. Because of the reduction in size of Class II immediately prior to the 2022 Annual Shareholders' Meeting, Mitchell E. Daniels, Jr., Elder Granger, M.D., and John J. Greisch have been nominated as Class II directors, and Melinda J. Mount, George A. Riedel and R. Halsey Wise have been nominated as Class III directors. If elected, each of the nominees will hold office for a one-year term expiring at the 2023 Annual Shareholders' Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named for Class II and Class III.

The names and biographies of the Company's current Directors and nominees for election as Class II and Class III Directors are set forth below, except for Dr. Bisbee who is not standing for re-election to the Board. Ages provided are as of the date of our 2022 Annual Shareholders' Meeting.

Directors and Nominees (Serving and Nominated for a Term to Expire at the 2023 Annual Shareholders' Meeting)

Mr. Daniels has been a member of the Board of Directors of the Company since December 2013. Mr. Daniels is the 12th President of Purdue University, a post he assumed in January 2013, at the conclusion of his term as Governor of Indiana. He was elected Indiana's 49th governor in 2004 in his first bid for any elected office. He was re-elected in 2008 to a second and final term, receiving more votes than any candidate for any public office in the state's history. As governor, Mr. Daniels spearheaded a host of reforms aimed at strengthening the Indiana economy and improving the ethical standards, fiscal condition and performance of state government. Mr. Daniels came from a successful career in business and government, holding numerous top management positions in both the private and public sectors. He served as the Chief Executive Officer of the Hudson Institute and as President of Eli Lilly & Company's North American Pharmaceutical Operations (NYSE: LLY). He also served as Chief of Staff to Senator Richard Lugar, a senior advisor to President Ronald Reagan, and Director of the Office of Management and Budget under President George W. Bush. Mr. Daniels currently serves as a member of the boards of directors of Resilience, Inc., Energy Systems Network, Norfolk Southern Corporation (NYSE: NSC) and Urban Institute. He served on the board of directors of Interactive Intelligence Group, Inc. (formerly Nasdaq: ININ) from 2015 to 2016.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Daniels should serve and be nominated as a Director: his government and public policy professional background and experience, his current and previously held leadership positions, his service on other public and private company boards, his Cerner and operations experience, his extensive understanding of financial statements, and his experience with global business.

Mitchell E. Daniels, Jr., J.D. (Age 73) Member of the: • Audit Committee • Nominating, Governance & Public Policy Committee (Chairperson)

Dr. Granger has been a member of the Board of Directors of the Company since November 2020. He has served as the President and Chief Executive Officer of The 5Ps, LLC, a healthcare, education, and leadership consulting firm, since August 2009. He served in the U.S. Army for over 35 years before retiring in June 2009 and was the Deputy Director and Program Executive Officer of the TRICARE Management Activity, Office of the Assistant Secretary of Defense (Health Affairs) in Washington, D.C. from December 2005 to June 2009. Dr. Granger is a Governance Fellow and certified Director with the National Association of Corporate Directors. He is board certified by the American College of Physician Executives, American Board of Medical Quality, American Board of Internal Medicine, Hematology, Oncology, and holds numerous medical certifications. He received his Bachelor of Science Degree from Arkansas State University and earned his medical degree from the University of Arkansas School of Medicine. Dr. Granger currently serves as a member of the board of directors of Cigna Corporation (NYSE: CI), DLH Holdings Corp. (Nasdaq: DLHC) and Better Therapeutics, Inc. (Nasdaq: BTTX); and was previously on the board of directors of Express Scripts Holding Company (formerly Nasdaq: ESRX).

Major General Elder Granger M.D., U.S. Army (retired) (Age 68) Member of the: • Audit Committee • Nominating, Governance & Public Policy Committee

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Granger should serve and be nominated as a Director: his independence from the Company, his U.S. Federal government and public policy professional background and experience, current and previously held leadership positions, his service on other public and private company boards, his extensive business experience and healthcare expertise, including management, operations and clinical skills, his information protection (data privacy and cybersecurity) expertise, and his global operations experience.

Mr. Greisch has been a member of the Board of Directors of the Company since April 2019. He is the former President and Chief Executive Officer of Hill-Rom Holdings, Inc. ("Hill-Rom") (NYSE: HRC), a global medical technology company, a position he held from January 2010 until his retirement in May 2018. Prior to Hill-Rom, Mr. Greisch was President International Operations for Baxter International, Inc. ("Baxter") (NYSE: BAX), a position he held from 2006 until 2009. During his tenure with Baxter, he also served as Baxter's Chief Financial Officer and as President of its BioScience division. Before his time with Baxter, he was President and Chief Executive Officer for FleetPride Corporation. Prior to that, he held various positions at The Interlake Corporation, including serving as President of its Materials Handling Group. Mr. Greisch currently serves on the Board of Directors of Catalent, Inc. (NYSE: CTLT), Carrier Global Corporation (NYSE: CARR) and Viant Medical, and previously served on the boards of Hill-Rom (NYSE: HRC), Actelion Ltd, TomoTherapy, Inc. (formerly Nasdaq: TOMO), Idorsia Pharmaceuticals Ltd. (SIX Swiss Exchange: IDIA) and The Advanced Medical Technology Association (AdvaMed). Additionally, he serves as a senior advisor to TPG Capital and is on the board of directors for the Ann & Robert H. Lurie Children's Hospital of Chicago.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Greisch should serve and be nominated as a Director: his experience in multiple roles in global public healthcare companies, including serving as Chief Executive Officer and Chief Financial Officer, his healthcare business and operations experience, his experience in preparing and analyzing complex public company financial statements, his experience on the board of directors of private and public companies, and his independence.

John J. Greisch, M.B.A. (Age 66) Member of the: • Audit Committee • Finance & Strategy Committee (Chairperson)

Ms. Mount has been a member of the Board of Directors of the Company since April 2019. Ms. Mount most recently served as President of AliphCom, Inc. (d/b/a Jawbone), a consumer technology and wearable products company, which position she held from June 2013 until February 2014. Previously, she held various senior level positions at Microsoft Corporation ("Microsoft") (Nasdaq: MSFT), including Corporate Vice President and Chief Financial Officer of the Online Services Division, from 2010 until May 2013, and Corporate Vice President of Operations and Finance and Chief Financial Officer of the Entertainment and Device Division, from 2006 until 2010. Prior to joining Microsoft, Ms. Mount served as the Vice President of Strategy and Development at Time Warner, Inc. ("Time Warner") (formerly NYSE: TWX), from 1995 until 2001, and then as Executive Vice President and Co-Managing Director of the United Kingdom Division of AOL Inc. (formerly NYSE: AOL), a web portal and online service provider and a subsidiary of Time Warner, from 2001 until 2003. Prior to that, she served as Vice President of Mergers and Acquisitions at Morgan Stanley (NYSE: MS) from 1987 until 1995. Ms. Mount has served as a member of the board of directors of Technicolor S.A. (TCH: FP) since April 2016, and currently serves as Vice Chairman of the board. She is also a member of the board of directors of Group Nine Acquisition Corp (Nasdaq: GNAC), Zayo Group Holdings, and the Learning Care Group, Inc.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Mount should serve and be nominated as a Director: her extensive financial and operations experience developing innovative solutions for driving growth and profit in both the start-up and Fortune 100 company settings, her experience in senior leadership positions of global private and public companies, and her independence.

Melinda J. Mount, M.B.A. (Age 62) Member of the: • Audit Committee (Chairperson) • Finance & Strategy Committee

Mr. Riedel has been a member of the Board of Directors of the Company since April 2019. Mr. Riedel has served as a Senior Lecturer at Harvard Business School since January 2018. Since June 2020, he has served on the Board of Directors of Infinera Corporation (Nasdaq: INFN), a global supplier of networking solutions comprised of networking equipment, software and services, and was named Chairman of the Infinera Board of Directors in November 2020. Mr. Riedel has also served since January 2021 as Chairman of the Board of Juvare, a provider of emergency preparedness and response software solutions. Mr. Riedel has also served on the Board of Directors of Xperi Corporation (Nasdaq:XPER) (f/k/a Tessera Holding Corporation ("Tessera Holding")), a creator, developer and licensor of innovative audio, computational imaging, computer vision and semiconductor packaging and interconnect technologies, since December 2016 when Tessera Technologies, Inc. ("Tessera") and DTS, Inc. became wholly owned subsidiaries of Tessera Holding pursuant to a merger. Prior to the merger, he had served on the Board of Directors of Tessera (formerly Nasdaq:TSRA) since May 2013. Mr. Riedel previously served as the Chairman of the Board of Directors of Accedian Networks Inc., a performance assurance solution specialist for mobile networks and enterprise-to-data center connectivity, from 2010 until March 2017, when it was sold to Bridge Growth Partners. From 2013 to 2017, he

George A. Riedel, M.B.A. (Age 64) Member of the: • Compensation Committee • Finance & Strategy Committee • Nominating, Governance & Public Policy Committee

served as the Chairman and Chief Executive Officer of Cloudmark, Inc., a leader in security, protecting traffic, data and infrastructure from network threats. He also previously served on the Boards of Directors of NextDocs Corporation, a clinical trial and compliance management software company from July 2013 to April 2015, PeerApp Ltd, an optimized video content delivery service to network operators and providers, from 2011 to September 2015, and Blade Network Technologies, a top of rack switch vendor, from 2009 until its sale to IBM in 2010. Mr. Riedel's career has also included various senior management positions at Nortel Networks Corporation, a then publicly traded, global telecommunications equipment manufacturer ("Nortel"). In March 2006, Mr. Riedel joined Nortel as part of the turnaround team as the Chief Strategy Officer. His role changed after Nortel initiated industry players such as Ericsson, Avaya and Ciena. Mr. Riedel led the efforts to create standalone business units, carve out the relevant P&L and balance sheet elements and assign predominately used patents to enable sales of the assets. In 2010, Mr. Riedel's role changed to President of Business Units and Chief Strategy Officer as he took leadership of the effort to monetize the remaining 6,500 patents and applications patents, as well as manage the P&L for several business units that were held for sale. The 2011 patent sale led to an unprecedented transaction of $4.5 billion to a consortium of Apple, Ericsson, RIM, Microsoft and EMC. Prior to Nortel, Mr. Riedel was the Vice President of Strategy and Corporate Development of Juniper Networks, Inc. (NYSE:JNPR), a designer, developer and manufacturer of networking products, from 2003 until 2006, where he led the acquisition of Netscreen Technologies. Mr. Riedel was also previously a Senior Partner at McKinsey & Company, a global management consulting firm, where he spent 15 years serving clients in the telecom and technology sectors in Asia and North America on a range of strategy and growth issues.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Riedel should serve and be nominated as a Director: his extensive knowledge of the technology industry, both from a cloud and consumer perspective and an enterprise software perspective, and intellectual property licensing, his experience in senior leadership positions of global private and public companies, his independence, his service on public and private company boards, his extensive understanding of financial statements, and his knowledge of and experience in information protection (data privacy and cybersecurity).

Mr. Wise has been a member of the Board of Directors of the Company since April 2019. Mr. Wise brings nearly 30 years of leadership, healthtech, software and financial experience to the Board. Mr. Wise has served since July 2021 as the Chief Executive Officer and Chairman of AfterNext HealthTech Acquisition Corp. (NYSE: AFTR), a special purpose acquisition company focused on the intersection of healthcare and technology; is the founder, Managing Director and President of Lime Barrel Advisors, Inc., a private investment firm he founded and where he has served since 2010; and has served as a senior advisor to TPG Capital, a global private investment firm, since October 2019. Mr. Wise joined the board of MedAssets, Inc. (formerly Nasdaq: MDAS), a healthcare technology performance improvement company, in March 2014 and served as Chairman and Chief Executive Officer from February 2015 until the company was acquired by Pamplona Capital Management in January 2016. He served on the board of Cotiviti Holdings, Inc. (formerly NYSE: COTV), a provider of analytics-driven payment solutions focused on the healthcare sector, from December 2017 until the company was acquired by Verscend Technologies, Inc. in August 2018. From September 2006 to December 2011, Mr. Wise served on the board of Acxiom Corporation (formerly Nasdaq: ACXM), a provider of marketing technology and services. From 2003 through 2010, Mr. Wise was Chairman, President and Chief Executive Officer of Intergraph Corporation (formerly Nasdaq: INGR), a global provider of engineering and geospatial software. Prior to his service at Intergraph, Mr. Wise was President and Chief Executive Officer of the North American region for Solution 6 Holdings, Ltd., and President and Chief Operating Officer of Computer Management Sciences, Inc. (formerly Nasdaq: CMSX), a software and services company, which was acquired by Computer Associates International, Inc. (now named CA, Inc.). At Computer Associates, he served as the General Manager, North America, for Global Professional Services. Prior to that, Mr. Wise was engaged in investment banking at The Robinson-Humphrey Company (a division of Smith Barney), specializing in software and services. Mr. Wise serves on the boards of Aspen Technology, Inc. (Nasdaq: AZPN), AfterNext HealthTech Acquisition Corp. (NYSE: AFTR), and WellSky Corporation.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Wise should serve and be nominated as a Director: his 30 years of strategic leadership and value creation experience in leading, operating and advising software and HCIT companies, his experience in global business, his experience in government contracting, his financial expertise, his independence, his healthcare business and operations experience, his healthcare technology experience, his business transformation experience, his current and previously held leadership positions, and his service on other public company boards.

R. Halsey Wise, M.B.A. (Age 57) Member of the: • Compensation Committee (Chairperson) • Finance & Strategy Committee

Continuing Directors (Serving for a Term to Expire at the 2023 Annual Shareholders' Meeting)

Dr. Feinberg joined the Company in October 2021 as President and Chief Executive Officer and as a member of the Board of Directors. Dr. Feinberg is a seasoned industry executive with 25-plus years in senior healthcare leadership roles. Prior to joining Cerner, Dr. Feinberg served since 2019 as Vice President of Google Health, where he led Google's worldwide health efforts, bringing together groups from across Google and Alphabet that used artificial intelligence, product expertise and hardware to take on big healthcare challenges, and was responsible for organizing and innovating Google's various healthcare initiatives. Prior to joining Google, from 2015 to 2019, Dr. Feinberg served as the President and Chief Executive Officer of Geisinger Health System, a physician-led health system. At Geisinger, Dr. Feinberg led an operational turnaround and pushed the use of new platforms and tools including an IT system called a Unified Data Architecture, which allowed the company to integrate big data into their existing data analytics and management systems. Prior to Geisinger, Dr. Feinberg worked at UCLA for more than 20 years and served in a number of leadership roles, including President, CEO and Associate Vice Chancellor of UCLA Health Sciences, Vice Chancellor and CEO for the UCLA Hospital System, and CEO of UCLA's Ronald Reagan Medical Center. Dr. Feinberg serves as a member of the board of directors of Emmett Douglas, Inc. (NYSE: DEI) and Humana, Inc. (NYSE: HUM).

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Feinberg should serve as a Director: his appointment as President and CEO of the Company, his significant business experience, including as the CEO of a major medical institution and as senior-executive leader of the health care division of a large, publicly traded technology company, his experience in global business, his commitment to innovation, his deep clinical expertise, and his knowledge of and experience from the provider and payer side of the health care industry.

David T. Feinberg, M.D., M.B.A. (Age 59)

Dr. Gerberding has been a member of the Board of Directors of the Company since March 2017. She has been the Executive Vice President and Chief Patient Officer, Strategic Communications, Global Public Policy and Population Health of Merck & Co., Inc. ("Merck") (NYSE: MRK) since July 2016 and will continue to hold that position until she becomes the Chief Executive Officer of The Foundation for the National Institutes of Health on May 16, 2022. Merck is a global healthcare company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products, which it markets directly and through its joint ventures. In this position, Dr. Gerberding is responsible for Merck's global public policy, corporate responsibility and communications functions, as well as the Merck Foundation and the Merck for Mothers program. Dr. Gerberding also leads new partnership initiatives that accelerate Merck's ability to contribute to improved population health, a measure of impact that is increasingly valued by governments and other global health organizations.

Julie L. Gerberding, M.D., M.P.H. (Age 66) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee

Dr. Gerberding joined Merck as President of Merck Vaccines in January 2010 and was promoted to Executive Vice President for Strategic Communications, Global Public Policy and Population Health in December 2015. Prior to joining Merck, Dr. Gerberding served as Director of the U.S. Centers for Disease Control and Prevention ("CDC") from 2002-2009 and before that served as Director of the Division of Healthcare Quality Promotion. Before joining the CDC, Dr. Gerberding was a tenured faculty member in Infectious Diseases at the University of California at San Francisco ("UCSF"). She continues as an Adjunct Associate Clinical Professor of Medicine at UCSF. Dr. Gerberding is a member of the board of directors of The Foundation for the National Institutes of Health and AfterNext HealthTech Acquisition Corp. ( NYSE: AFTR).

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Gerberding should serve as a Director: her medical and science-based professional background and experience, her current and previously held senior-executive level leadership positions at a global public company, her knowledge of and experience with global public policy, healthcare leadership and population health, her information protection (data privacy and cybersecurity) expertise, and her independence from the Company.

Mr. Zollars has been a member of the Board of Directors of the Company since May 2005, and served as Lead Independent Director from April 2019 until October 2021, when he was appointed as the Chairman of the Board. He is the former Chairman, President and Chief Executive Officer of YRC Worldwide (now known as Yellow Corporation) (Nasdaq: YELL), which positions he held from November 1999 to July 2011. Prior to that, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars held various executive positions with Eastman Kodak. Mr. Zollars also serves on the board of directors of Prologis, Inc. (NYSE: PLD) and served on the board of directors of CIGNA Corporation (NYSE: CI) until November 2019.

In addition to the skills identified below under "Consideration of Director Nominees – Skills and Experience", the following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Zollars should serve as a Director: his professional background and experience in senior-executive leadership positions at public companies, his service on other public and private company boards, his Cerner board experience, board attendance and participation, his extensive experience with large employers, his industry usage of information technology and his extensive understanding of strategic planning, tactical business decision-making, risk management and corporate financial statements.

William D. Zollars (Age 74) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee • Finance & Strategy Committee

DIRECTOR INDEPENDENCE

The Board has determined that all nine current non-employee Directors of the Board are independent as required by the rules of the Securities and Exchange Commission and The Nasdaq Stock Market LLC ("Nasdaq"). Under applicable Nasdaq Marketplace Rules ("Nasdaq Rules"), a Director of the Company will only qualify as an "independent director" if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the current non-employee Directors or nominees has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of the following current Directors and nominees are "independent" as defined under Rule 5605(a)(2) of the Nasdaq Rules: Gerald E. Bisbee; Mitchell E. Daniels; Julie L. Gerberding, M.D.; Elder Granger, M.D.; Melinda J. Mount; George A. Riedel; John J. Greisch; R. Halsey Wise; and William D. Zollars. Linda M. Dillman also qualified as an independent director during her term as a Director prior to her passing in March 2021.

In making this determination with respect to Dr. Granger, the Board considered his directorship on the board of a company that has purchased solutions and services from us in the ordinary course of business. Additionally, in making this determination with respect to Dr. Gerberding, the Board considered her executive position with Merck & Co., Inc., which has purchased certain solutions and services from us in the ordinary course of business. The Board concluded that none of the noted Directors had a direct or indirect material interest in the transactions referred to above.

Additionally, all current and proposed members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except with respect to any first-time nominees, whose independence would be considered at the time of nomination, the independence determination is made by the full Board each May based on all available facts and circumstances for each Director. The independence findings are also reviewed and confirmed by the Company's Chief Legal Officer and outside legal counsel.

COMMITTEES OF THE BOARD

The Board has established Audit; Compensation; Nominating, Governance & Public Policy; and Finance & Strategy ("F&S") Committees. The Board has adopted a written charter for each of the Committees. The full text of the charters for the Audit, Compensation and NG&PP Committees are available on our website at www.cerner.com under "About Us, Leadership." Each of the Audit, Compensation, and NG&PP Committees reviews its Charter annually and any recommended amendments to the Charters are considered for approval by the full Board of Directors. The Board does not have an Executive Committee.

Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Committee membership to the full Board. Committee members are generally approved by the full Board each May upon the commencement of the new Board term.

Committee meeting dates are reviewed and approved by the entire Committee in an effort to ensure attendance, and agendas are reviewed and approved prior to distribution to the rest of the Committee by the Committee Chairperson.

Audit Committee

The Audit Committee assists the Board in monitoring the integrity of the Company's accounting practices and financial statements; the independent registered public accounting firm's qualifications, performance and independence; the performance of the Company's internal audit function; and the compliance by the Company with legal and regulatory requirements. The Audit Committee appoints, retains and oversees the work of the Company's independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification. The Audit Committee is also responsible for reviewing and approving the scope and expense of audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee may delegate authority to individual Audit Committee members or such subcommittees as the Audit Committee deems appropriate. The Audit Committee has delegated to the Chairperson the authority to pre-approve audit services or permitted non-audit services as described below under "Audit Related Matters – Guidelines of Cerner Corporation's Audit Committee for Pre-Approval of Independent Auditor Services" and certain related party transactions as described below under "Certain Transactions."

The Audit Committee is currently comprised of six Directors, with Melinda J. Mount serving as the Chairperson of the Audit Committee. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and Nasdaq Rules for audit committees. Each member of the Audit Committee is an "independent director" as defined by SEC and Nasdaq Rules. All Audit Committee members possess the required level of financial literacy, and at least one member of the Audit Committee meets the current standard of requisite financial management expertise. The Board has determined that Ms. Mount is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.

Compensation Committee

The Compensation Committee's primary responsibilities are to review and approve our compensation policies and practices, establish compensation for non-employee Directors, evaluate our Chief Executive Officer's performance and establish compensation accordingly, review and approve the total compensation of our Section 16 officers, review and approve executive performance-based compensation plan targets and earned payouts and equity grants to our Section 16 officers and adopt and approve major changes in our benefit plans and compensation philosophy. The Compensation Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside compensation consultants, independent legal counsel and other consultants as the Compensation Committee deems necessary to carry out its duties. The Compensation Committee was advised in 2021 by an independent compensation consultant. See "Compensation Discussion and Analysis – Independent Compensation Consultant."

The Compensation Committee is currently comprised of four Directors, with R. Halsey Wise serving as the Chairperson of the Compensation Committee. Each member of the Compensation Committee is an "independent director" as defined by Nasdaq Rules.

The Compensation Committee may delegate authority to individual Compensation Committee members, or such subcommittees as the Compensation Committee deems appropriate. The Committee may also delegate to one or more officers of the Company the power to grant equity awards to associates who are not Directors or Section 16 officers pursuant to Compensation Committee approved equity plans or to administer other provisions of such equity plans. The Compensation Committee has delegated its authority as follows:

•Cerner Corporation Foundations Retirement Plan Administrative and Investment Committee - this committee consists of the Chief Human Resources Officer, Senior Vice President, Treasury, Chief Strategy Officer, Vice President of Total Rewards and one other corporate executive named by the other four members of the committee. The Chief Human Resources Officer, Treasurer, Chief Strategy Officer, and Vice President of Total Rewards each serve a perpetual term on the committee, and the other corporate executive named to the committee shall serve for a three-year term, unless extended by action of the committee. The committee has authority to: a) select, monitor and manage the 401(k) Plan's third party administrator, record-keeper, custodian and trustee; b) monitor the 401(k) Plan's reporting to the IRS and Department of Labor, the 401(k) Plan's ERISA compliance, 401(k) Plan audits and the payment of 401(k) Plan expenses; c) monitor the compensation received by the 401(k) Plan's service providers; d) monitor and evaluate disclosures by the 401(k) Plan to participants and beneficiaries; e) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage; f) research and approve by majority vote non-material amendments to the 401(k) Plan; g) research and recommend 401(k) Plan amendments; h)

adopt, review and carry out investment policies and objectives for the 401(k) Plan; i) review and select the investment options offered under the 401(k) Plan; j) select and monitor the 401(k) Plan's investment managers and fund providers; k) supervise, monitor and evaluate on a semi-annual basis the performance of the investment options offered under the 401(k) Plan and periodically review the 401(k) Plan's investment performance as a whole; l) carry out any special assignments given by the Compensation Committee; and m) retain independent outside consultants.

Nominating, Governance & Public Policy Committee

The primary functions of the NG&PP Committee are to: (i) review and evaluate the size, composition, function, effectiveness and compensation of the Board; (ii) identify, recommend and recruit potential new candidates for nomination to the Board and make recommendations with respect to committee membership and rotation practices; (iii) oversee the Company's environmental, social, and corporate governance policies and practices; and (iv) periodically review current and emerging political, corporate citizenship and public policy issues that may affect the business operations, performance or public image of the Company. The Committee's goal is to ensure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Company's shareholders and to foster Cerner's commitment to operate its business in a manner consistent with the rapidly changing demands of society. The NG&PP Committee may delegate authority to individual NG&PP Committee members or such subcommittees as the NG&PP Committee deems appropriate.

The NG&PP Committee is currently comprised of six Directors, with Mitchell E. Daniels serving as the Chairperson of the NG&PP Committee. Each member of the NG&PP Committee is an "independent director" as defined by Nasdaq Rules.

Finance & Strategy Committee

The Finance & Strategy ("F&S") Committee coordinates and oversees management's review of our Company's operational efficiency and margin expansion efforts and capital deployment strategy, including taking into consideration recommendations from outside consulting firms, the Company's risk profile and the potential impact of any recommended changes to the Company's business model, strategic plan and ability to meet commitments to clients.

The F&S Committee is currently comprised of five Directors, with John J. Greisch serving as the Chairperson of the F&S Committee. Each member of the F&S Committee is an "independent director" as defined by Nasdaq Rules.

Meetings of the Board and Committees

During 2021, the Board held four regular meetings and 16 special meetings; the Audit Committee held eight regular meetings; the Compensation Committee held four regular meetings and eight special meetings; the NG&PP Committee held four regular meetings and three special meetings; and the F&S Committee held five meetings. Each Director attended at least 75% of the aggregate of the total meetings of the Board and the Board Committees on which the Director served during the past fiscal year.

Pursuant to the Company's Corporate Governance Guidelines, all individuals nominated for election are expected to attend the 2022 Annual Shareholders' Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the 2022 Annual Shareholders' Meeting as well. All of our Directors at the time of the 2021 Annual Shareholders' Meeting attended the 2021 Annual Shareholders' Meeting.

CONSIDERATION OF DIRECTOR NOMINEES

Board Diversity

The NG&PP Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Thus, our Director nomination process is designed to consider diversity among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the NG&PP Committee, can encompass many attributes, from business experience, to substantive expertise, to education, to background, to gender, race and ethnicity. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to our success.

The NG&PP Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from racial or ethnic minority groups, to include in the pool from which new Board nominees are chosen. We intend to succeed in accomplishing that goal through:

•Suggestions from our Directors and senior management;

•Hiring third-party search firms as needed;

•Considering candidates proposed by shareholders in the same manner we evaluate candidates proposed by our Directors or senior management; and

•Seeking qualified candidates from outside the traditional corporate environment (e.g., government, academia, private enterprise, non-profit organizations).

Our director refreshment over the last several years has resulted in a diverse group of independent directors with gender and racial diversity and significant experience. We will continue the progress made to date by continuing to implement our policy of recruiting diverse nominee candidates.

Board Diversity Matrix (as of April 11, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—

Part II: Demographic Information:
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+*	—

*One director chose not to self-identify.

Director Qualifications

The NG&PP Committee works with our Board to determine the characteristics, skills, and experiences desired for the Board as a whole and its individual members with the objective of having a Board with diverse background, experience, ethnicity, gender, race and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. We endeavor to have a diverse Board representing varied and in-depth experience in business, healthcare, information technology, government and in areas that are relevant to our global activities (as more specifically described below). The NG&PP Committee also considers the composition of the Board as a whole, looking to achieve a balance of the above noted experience across the full Board and a blend of management and independent Directors, while also covering the need for specific skill sets such as Audit Committee and Compensation Committee expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

In evaluating the suitability of individual Board members, our Board considers many factors, including independence; expertise in cloud and consumer information technology; expertise in enterprise software; clinical/provider, payer business or operations or healthcare policy experience; an understanding of financial statements; experience in management or governance of publicly traded companies; experience in global business; government or public policy experience; information protection (data privacy and cybersecurity) experience; and gender, race, ethnicity or other diversity.

The Board does not believe that Directors should expect to be re-nominated following the expiration of their terms. Directors up for re-nomination must meet the same standards and requirements and go through the same review process for consideration for re-nomination as those being considered as a newly appointed/elected candidate.

Skills and Experience

The NG&PP Committee works with the full Board to regularly evaluate Board composition to assess the skills and capabilities that are relevant to the Board's work and the Company's strategy and the number of directors needed to fulfill the Board's responsibilities under our Corporate Governance Guidelines and Committee charters.

The table below summarizes the key qualifications, skills, and attributes that each Director and nominee brings to the Board. Each Director and nominee possess numerous other skills and competencies not identified below. A mark indicates a specific area of focus or expertise which the Board considers the person to contribute significantly to the overall Board skill set. A Director or nominee may possess a qualification or skill even if a mark is absent in the table. Director and nominee biographies above under "Information Concerning Directors and Nominees" describe each person's background and relevant experience in more detail.

	Gerald E. Bisbee	Mitchell E. Daniels	David T. Feinberg	Julie L. Gerberding	Elder Granger	John J. Greisch	Melinda J. Mount	George A. Riedel	Halsey Wise	William D. Zollars
Independence	✓	✓		✓	✓	✓	✓	✓	✓	✓
Knowledge, Skills and Experience
Cloud and consumer information technology			✓				✓	✓
Enterprise software expertise			✓				✓	✓	✓
Clinical/provider healthcare experience	✓		✓	✓	✓				✓	✓
Payer healthcare experience	✓		✓	✓	✓	✓			✓	✓
Policy aspects of healthcare	✓	✓	✓	✓	✓				✓
Financial statement expertise	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Management or governance of publicly traded companies	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Global business	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Government and public policy experience	✓	✓	✓	✓	✓				✓
Information protection (data privacy and cybersecurity)			✓	✓	✓		✓	✓
Demographics
Race/Ethnicity
Black/African American					✓
White/Caucasian	✓	✓	✓	✓		✓	✓	✓	✓	✓
Gender
Female				✓			✓
Male	✓	✓	✓		✓	✓		✓	✓	✓

Nomination Process

The Board's NG&PP Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The NG&PP Committee retains a third-party executive search and director recruitment firm from time to time to identify and assist in evaluating candidates, and the NG&PP Committee also identifies potential candidates on its own. Upon screening and recommendation by the NG&PP Committee, the Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise.

Shareholders who wish the NG&PP Committee to consider their recommendations for Director nominees should submit their recommendations in writing to the NG&PP Committee in care of our Corporate Secretary, Cerner Corporation, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117. Any such recommendations should include the nominee's name and qualifications for Board membership. Generally, such proposed candidates are considered by the NG&PP Committee at its regularly scheduled meetings and, if recommended by the NG&PP Committee, presented for consideration by the Board at its regularly scheduled meeting during the first quarter of the year. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee.

In addition, the Company's Bylaws permit shareholders to nominate Directors for election at an annual shareholders' meeting. To nominate a Director, the shareholder must deliver the information required by the Company's Bylaws in accordance with the procedures described below in "Shareholder Proposals."

Each of the Board's nominees for this year's election, Mitchell E. Daniels, Dr. Elder Granger, John J. Greisch, Melinda J. Mount, George A. Riedel and R. Halsey Wise, has been recommended by our NG&PP Committee and nominated for election by the full Board. Additionally, each of our other Directors was, at the time of their election, recommended by our NG&PP Committee and nominated for election by the full Board.

Shareholder Access to Directors

The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors in care of our Corporate Secretary, by mail to Cerner Corporation, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117 or by email to corporatesecretary@cerner.com. Communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis. In general, communications relating to corporate governance and Board matters are more likely to be forwarded than communications relating to ordinary business affairs or commercial solicitations.

Majority Voting for Directors

Cerner's Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly - following certification of the shareholder vote - tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director's qualifications, the Director's past and expected future contributions to Cerner, the overall composition of the Board, and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including Nasdaq Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Leadership Structure

Our Corporate Governance Guidelines reserve the right to the Board to vest the responsibilities of Chairman of the Board and CEO in the same individual or to separate the roles. During 2021, the Board exercised its discretion to separate these positions when Dr. Feinberg was hired as President and Chief Executive Officer.

William D. Zollars has been elected as our Chairman of the Board. The Company believes that having an independent Chairman of the Board helps to ensure sufficient independence in its leadership and provides effective independent functioning of our Board in its oversight and governance responsibilities. The independent Chairman of the Board performs those functions and duties set forth in the Independent Chairman Responsibilities (available on our website at www.cerner.com under "About Us, Leadership") and as otherwise may be requested by our Board. The authorities, duties, and responsibilities of the Chairman include, among other things, working with management in developing Board meeting agendas and meeting schedules, presiding at executive sessions of the independent Directors, serving as a liaison between management and the Board or independent directors, and meeting regularly with the Chief Executive Officer and monitoring the performance of the Company's officers.

Each of the four Board Committees - Audit, Compensation, NG&PP and F&S - is composed solely of independent Directors, each with a different independent Director serving as Committee chair. The Board may establish other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and Cerner's Bylaws. We believe that the mix of experienced independent and management Directors that make up our Board, along with the separation of the Chairman of the Board and Chief Executive Officer and our independent Board Committees, benefits the Company and its shareholders.

The NG&PP Committee oversees an annual self-evaluation by the Board and each Committee, part of which focuses on the governance structure of the Board and its Committees, and seeks recommendations with respect to the leadership structure and practices best suited for us and our shareholders.

Oversight of Enterprise Risk

Much attention continues to be given to the subject of how companies identify and manage corporate risk. We believe that carefully taken risks can lead to innovation and business success. We also recognize that reckless acceptance of risk or the failure to appropriately identify and mitigate risks can be destructive to achieving our objectives and optimizing shareholder value.

Our Compliance team conducts an annual survey of our executive leadership team to identify risks, and together with our other compliance focused teams (such as Compliance, Human Resources, Internal Audit and Legal) and executive management, assesses and manages our various risks on a day-to-day basis, including the creation of appropriate risk management programs and policies. The risk assessment process is global in nature and has been developed to identify, assess and mitigate our risks, including the nature, likelihood, magnitude and control of the risks.

While risk oversight is a full Board responsibility, the management oversight of our Internal Audit team has been delegated to the Audit Committee. The Audit Committee also periodically reviews and explores with management our significant risk exposures, including without limitation financial, operational, data privacy, cybersecurity, business continuity, reputational, legal and regulatory risks, and the steps management has taken to monitor, mitigate and control such exposures, including our risk assessment and policies that have been adopted in connection with the management of such risks. Due to the dynamic nature of risk, the overall status of our significant risks is updated and adjustments are made to Board and Committee agendas throughout the year so that risks are reviewed at relevant times. This process facilitates the Board's ability to fulfill its oversight responsibilities of risk management.

Protecting enterprise information - both data privacy and cybersecurity - is a key focus of the Board, and specifically the Audit Committee. As part of the Board's oversight of risk management, the Audit Committee receives regular reports at Board meetings from the Company's Chief Security Officer, covering the evolving cybersecurity threat landscape, our information protection security program, and the Company's key cybersecurity risk mitigation activities and controls.

In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies, including significant capital expenditures, acquisitions and divestitures and other financial matters. The Board's role in risk oversight is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its Committees providing oversight in connection with those efforts.

Risk Management in Compensation Matters

The Compensation Committee has reviewed the Company's at-risk incentive compensation plans and has concluded they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reached this conclusion based upon results from a multifaceted risk review of the at-risk incentive compensation program elements. The risk review included, but was not limited to, evaluation of plan governance including policies and practices, plan structure, target setting practices, metric measurement, and pay determination. The combination of at-risk incentive compensation program elements established an appropriate risk balance for associates to achieve short-term and long-term Company goals. While the Compensation Committee oversees risk management strategy for compensation practices, the Company's management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Compensation Committee on such matters.

The following design features of our incentive compensation programs were noted as mitigating risk:

•stock ownership guidelines for executives may reduce the risk of executives making decisions that benefit them in the short-term at the expense of the Company's long-term performance;

•the design of annual incentives provides for the taking of a reasonable amount of risk in order to provide upside incentive compensation opportunity, while a payout cap on the incentives reduces risk by limiting the amount of short-term compensation that may be earned;

•incentive goals are established using a rigorous and time-tested process and are tied to the Company's annual financial plan;

•annual cash incentive plan metrics and goals for Section 16 officers were approved by the Compensation Committee within the first 90 days of the year for 2021 annual metrics;

•the three-year performance-based equity incentive plan goals for Section 16 officers for 2021 grants were approved by the Compensation Committee in May 2021, prior to being granted;

•the Company has a rigorous verification and review process to calculate the performance of each incentive plan; and

•performance-based compensation is subject to clawback for associates receiving such incentive compensation.

DIRECTOR COMPENSATION

Our non-employee Directors are paid commensurate with the time served during the Board year in quarterly installments. For the 2020-2021 Board year (from the 2020 Annual Shareholders' Meeting to the 2021 Annual Shareholders' Meeting) and the 2021-2022 Board year (from the 2021 Annual Shareholders' Meeting to the 2022 Annual Shareholders' Meeting), non-employee Directors received an annual cash retainer of $66,000. The Directors are not paid meeting fees. Each member of each Board committee receives an additional annual cash retainer as follows (with the retainer shown for Chairpersons inclusive of their retainer as members):

Committee	Member Annual Cash Retainer ($)	Chairperson Annual Cash Retainer ($)

Audit	12,500	30,000
Finance & Strategy	12,500	30,000
Compensation	7,500	20,000
Nominating, Governance & Public Policy	5,000	15,000

For the 2020-2021 Board year and during the 2021-2022 Board year, the Lead Independent Director also received an additional $30,000 annual cash retainer, which was prorated during the 2021-2022 Board year for the time William Zollars served in that role.

On October 1, 2021, the roles of Chief Executive Officer and Chairman of the Board were split. At this time, William Zollars was appointed Chairman of the Board and the role of Lead Independent Director was retired for so long as an independent Chairman of the Board is appointed. The independent Chairman of the Board receives an annual retainer of $70,000, paid quarterly, and a $50,000 additional annual restricted stock award with one-year vesting, in addition to any committee member retainers.

Each non-employee Director also receives a grant of restricted stock with a fixed grant date target value of $250,000 during each year of service on the Board. In May 2021, pursuant to the Board equity compensation program, 3,188 shares of restricted stock of the Company were granted to each of the then-current non-employee Directors: Dr. Bisbee, Mr. Daniels, Dr. Gerberding, Dr. Granger, Mr. Greisch, Ms. Mount, Mr. Riedel, Mr. Wise and Mr. Zollars. Following his appointment as Chairman of the Board, Mr. Zollars received a prorated restricted stock grant of 492 shares with grant date target value of $37,500 for serving in this capacity during a portion of the 2021-2022 Board year. All restricted stock grants issued to Directors in 2021 will vest on the earlier of May 25, 2022, or the calendar day immediately preceding the date of the 2022 Annual Shareholders' Meeting.

Additionally, under the Board equity compensation program, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value, $250,000 for the 2021-2022 Board year, with ratable vesting over three years provided such Director continuously serves as a member of the Cerner Board of Directors through such vesting dates. Board members appointed during the board year also receive a prorated equity grant for that year based on when they are appointed.

Award agreements underlying restricted stock issued to our non-employee Directors for the 2021-2022 Board year provide that, in the event of a change in control, any unvested restricted stock will become vested in full upon the effective date of the change in control. The consummation of the Transactions will constitute a "change in control" for purposes of currently held unvested restricted stock held by our directors.

The independent compensation consultant retained by the Compensation Committee works with management each year to review our current Board compensation package relative to our peer group. See discussion under "Compensation Discussion and Analysis – Compensation Peer Group" for more information on our 2021 peer group. Based on this review, compensation recommendations are made to our Compensation Committee and Board with respect to the non-employee Directors. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components of our non-employee Directors.

The Directors are subject to Cerner's Stock Ownership Guidelines and required to maintain ownership of 5-times the annual cash retainer for Directors, or $330,000 for 2021 and 2022. As of January 1, 2022, the annual measurement date, all non-employee Directors who were Directors on such date were in compliance with these guidelines.

Under the Cerner Corporation 2011 Omnibus Equity Incentive Plan (as amended, the "Omnibus Plan"), the aggregate value of all compensation paid or granted to any individual for service as a non-employee Director (other than a non-employee Director who is also Chairman of the Board) with respect to any calendar year, including equity awards granted under the Omnibus Plan and cash fees paid by the Company to such non-employee Director outside of the Omnibus Plan, may not exceed six hundred thousand dollars ($600,000), calculating the value of any grants awarded during such calendar year based on the grant date fair value of such grants for financial reporting purposes, excluding special compensation paid to any non-employee Director when serving as a Committee Chair or as Lead Independent Director. For a non-employee director who is Chairman of the Board, the cap is nine hundred thousand dollars ($900,000). The foregoing limitations will not take into account any grant made in connection with the initial appointment of a non-employee Director; and any shares deferred pursuant to a nonqualified deferred compensation arrangement will count against the foregoing limitation only during the calendar year in which such grant is initially made and not in the calendar year in which the deferred shares are ultimately issued.

2021 Director Compensation Table

The following table contains information regarding the compensation earned by non-employee Directors during our 2021 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Gerald E. Bisbee, Jr., Ph.D., M.B.A.	96,625	250,035	—	—	—	—	346,660
Mitchell E. Daniels, Jr., J.D.	93,500	250,035	—	—	—	—	343,535
Linda M. Dillman(3)	19,938	—	—	—	—	—	19,938
Julie L. Gerberding, M.D., M.P.H.	78,500	250,035	—	—	—	—	328,535
Elder Granger, M.D.	83,500	250,035	—	—	—	—	333,535
John J. Greisch, M.B.A.	108,500	250,035	—	—	—	—	358,535
Melinda J. Mount, M.B.A.	95,375	250,035	—	—	—	—	345,410
George A. Riedel, M.B.A.	91,000	250,035	—	—	—	—	341,035
R. Halsey Wise, M.B.A.	98,500	250,035	—	—	—	—	348,535
William D. Zollars(4)	143,500	287,565	—	—	—	—	431,065

(1)These amounts reflect the aggregate grant date fair value of each award granted to the non-employee Directors computed in accordance with FASB ASC Topic 718. Refer to Note 16 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for the relevant assumptions used to determine the grant date fair value of our stock awards. As of December 31, 2021, each then-current non-employee Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, 3,188; Mitchell E. Daniels, 3,188; Julie L. Gerberding, 3,188; Elder Granger, 5,403; John J. Greisch, 4,453; Melinda J. Mount, 4,453; George A. Riedel, 4,453; R. Halsey Wise, 4,453; and William D. Zollars, 3,680.

(2)As of December 31, 2021, none of the non-employee Directors who were Directors on such date had any stock options outstanding.

(3)Ms. Dillman passed away in March 2021 and received prorated compensation for the 2020-2021 Board year.

(4)Mr. Zollars served as Lead Independent Director until October 1, 2021, when he was appointed as the independent Chairman of the Board of Directors.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth below, and, based upon that review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:
Julie L. Gerberding, M.D., M.P.H.
George A. Riedel, M.B.A.
R. Halsey Wise, M.B.A.
William D. Zollars

This Compensation Committee Report and the "Compensation Discussion and Analysis" is not deemed "soliciting material" and is not deemed filed with the Securities and Exchange Commission or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.
____________________

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program and specifically describes the application of that program to the following Named Executive Officers ("NEOs"), whose compensation information is presented in the tables and narrative discussion below in accordance with Securities and Exchange Commission rules. In accordance with Item 402(a) of Regulation S-K, we are reporting on each person who served as Principal Executive Officer or Principal Financial Officer during the fiscal year, and one former executive officer who was not an executive officer as of our fiscal year-end but would otherwise have been one of our next three highest compensated executive officers. As a result, we are reporting on a total of eight NEOs for fiscal year 2021.

Name	Title at fiscal year-end (FYE) 2021

David T. Feinberg	President and Chief Executive Officer (Principal Executive Officer)(1)
Mark J. Erceg	Executive Vice President and Chief Financial Officer (Principal Financial Officer)(2)
Travis S. Dalton	Executive Vice President, and Chief Client & Services Officer and President, Cerner Government Services(3)
Jerome Labat	Executive Vice President and Chief Technology Officer
Tracy L. Platt	Executive Vice President and Chief Human Resources Officer
Brent Shafer	Senior Advisor; Former Chairman of the Board and Chief Executive Officer (Former Principal Executive Officer)(4)
Marc G. Naughton	Former Executive Vice President and Chief Financial Officer (Former Principal Financial Officer)(5)
Donald D. Trigg	Former President(6)

(1)Dr. Feinberg assumed the roles of President and Chief Executive Officer on October 1, 2021.

(2)Mr. Erceg assumed the roles of Executive Vice President and Chief Financial Officer on February 22, 2021.

(3)Mr. Dalton was promoted to Executive Vice President and Chief Client & Services Officer on January 15, 2021.

(4)Mr. Shafer served as Chairman of the Board and Chief Executive Officer until October 1, 2021, at which time he transitioned to the role of Senior Advisor.

(5)Mr. Naughton served as Executive Vice President and Chief Financial Officer until February 22, 2021, at which time he transitioned to the role of Senior Advisor and served in that capacity until he departed the Company on March 31, 2021.

(6)Mr. Trigg served as an executive officer until he departed the Company on August 19, 2021.

References to the Compensation Committee in this Compensation Discussion and Analysis also refer to its subcommittees, where applicable.

This Compensation Discussion and Analysis includes discussion of the following non-GAAP financial measures: Adjusted Operating Margin, Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS"), and Adjusted Free Cash Flow. Definitions of, and further details regarding these non-GAAP financial measures, including reconciliations to their most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), can be found in Appendix I.

Executive Summary

Leadership Changes. During 2021, Cerner had several changes among members of our executive team. David T. Feinberg, M.D. became President and Chief Executive Officer on October 1, 2021, and Brent Shafer transitioned to Senior Advisor on that same date. The acceleration of Mr. Shafer's departure would qualify as a termination without Cause under his existing employment agreement. However, the parties agreed to reduce the benefits that would be payable to Mr. Shafer as discussed below. Donald D. Trigg departed in August 2021; Mark J. Erceg replaced Marc G. Naughton as Chief Financial Officer in February 2021; and Travis S. Dalton replaced John T. Peterzalek as Chief Client & Services Officer in January 2021. Mr. Naughton, Mr. Peterzalek and Mr. Trigg were each terminated without Cause and received payments as outlined in their respective Executive Severance Agreements.

2021 Business Results. A significant portion of the total compensation of our NEOs who were executives at the end of 2021 – 96% for our CEO and 90% on average for other NEOs – is tied to our performance via cash incentives and equity awards. Highlights of 2021 financial results include:

•A 4% increase in bookings to $5.83 billion in 2021 compared to $5.58 billion in 2020.
•A 5% increase in revenues to $5.76 billion in 2021 compared to $5.51 billion in 2020.
•GAAP operating margin for 2021 was 12.3% compared to 16.6% in 2020. Adjusted Operating Margin for 2021 was 21.7% compared to 19.9% in 2020.
•Net earnings decreased 29% from $780 million in 2020 to $556 million in 2021. Adjusted Net Earnings increased 14.8% from $879 million in 2020 to $1.01 billion in 2021.
•GAAP diluted earnings per share decreased 27% from $2.52 in 2020 to $1.84 in 2021. Adjusted EPS increased 18.0% from $2.84 in 2020 to $3.35 in 2021.
•Cash flows from operating activities increased 23.3% from $1.44 billion in 2020 to $1.77 billion in 2021.
•Cash collections of client receivables of $6.13 billion in 2021 compared to $5.70 billion in 2020.

2021 COVID-related Business Impacts. The headwinds from the COVID-19 pandemic faced by our healthcare delivery clients during 2020 moderated in 2021. This anticipated rebound was factored into target setting for 2021 by management and the Compensation Committee. What did not change in 2021 was our continued focus on the health and well-being of our associates and ensuring compliance with client safety guidelines for our on-site associates. In support of these efforts, our associates continued to operate remotely throughout the year, and we provided on-site COVID-19 vaccination clinics for associates in the United States and India.

Human Capital and Diversity, Equity and Inclusion

Cerner's associates are dedicated to improving healthcare experiences for our clients and their caregivers. Our human capital strategies and programs enable us to attract, engage and retain a diverse global workforce to execute and deliver for our caregivers and shareholders.

During 2021, we continued to optimize our organizational operating model, while continuing to build our leadership teams with leaders from the outside and top talent from within. We seek to provide opportunities for advancement for all. In fact, roughly half of our external hires and internal promotions at the director and above levels over the past two years were women and/or people with ethnically diverse backgrounds. As Cerner continues to evolve, we want our associates to learn and grow with us to better serve our caregivers. To support associate learning and development at all levels of the Company, last year we made significant investments to offer a range of learning opportunities, including e-learning, virtual training, and on-the-job learning.

We believe strongly in the accountability of our leaders in shaping our associate culture and commitment to diversity, equity and inclusion ("DEI"). To reinforce this accountability, we added an Organizational Health metric to the 2021 performance-based cash incentive plan applicable to our NEOs and other senior leaders, which is intended to measure and develop strategies to continually improve associate inclusion and engagement.

People leaders take part in ongoing work based on our associate feedback mechanisms to develop and implement action plans to improve associate experiences, teamwork and connection. We also leveraged associate feedback in assessing and making enhancements to our total rewards portfolio. Our revised global job architecture implementation was completed early in 2021 and is designed to unlock greater career mobility for our associates and enable greater agility in our talent management processes. Our enhanced performance management framework and global recognition systems have been designed to create stronger mechanisms to drive a performance-based culture and more cohesive culture centered around our associate behaviors.

We continue to focus on promoting inclusive practices and engagement efforts to further our commitment to diversity, equity and inclusion. We deployed 27 diversity development programs throughout 2021, allowing associates to develop critical diversity skills and abilities, network, and gain inspiration from top diversity thought leaders. A few highlights from these efforts are that we:

•Launched a program that all managers and leaders will complete focused on building skills and techniques to help root out unconscious bias in the workplace and build inclusive work environments.
•Continued our commitment to the CEO Action Pledge for Diversity and Inclusion, with over 3,000 associates completing training to learn best practices when faced with difficult DEI conversations and strategies to help mitigate micro-aggressions.
•Created the Allies in Action program, giving leaders opportunities to share their view on inclusive leadership, which led to engagement of over 8,000 associates.
•Engaged over 5,000 associates in our Associate Business Resource Groups (ABRGs). The ABRGs hosted 52 engagement events that generated momentum to drive inclusive practices and greater accountability across the enterprise.

Our human capital strategy, inclusive of our DEI efforts, has earned Cerner a multitude of recognition. In 2021, Cerner received eight awards highlighting our efforts to build a diverse, equitable and inclusive culture including Forbes Best Employer for Diversity, Women Engineer Magazine's Top 50 Employers, Forbes Best Employers by State, Forbes Best Employers for Women 2021, Greater Kansas City Chamber of Commerce – Champion of Diversity Award, HRC Foundation Best Place to Work for LGBTQ Equality, National Org on Disability Leading Disability Employer and a Perfect Score on the Human Rights Campaign Equality Index.

Announced Acquisition by Oracle

On December 20, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement") with Cedar Acquisition Corporation ("Merger Subsidiary"), which is a wholly owned subsidiary of OC Acquisition LLC ("Parent"), Parent, which is a wholly owned subsidiary of Oracle Corporation ("Oracle"), and (solely with respect to performance of its obligations set forth in certain specified sections thereof) Oracle. Pursuant to the Merger Agreement, on January 19, 2022, Oracle commenced a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of our common stock for a purchase price of $95.00 per share, net to the holders thereof in cash, without interest and subject to any required tax withholding. Following the completion of the Offer, Merger Subsidiary will merge with and into Cerner (the "Merger" and, together with the Offer and the other transactions contemplated by the Merger Agreement, the "Transactions"), with Cerner continuing as the surviving corporation and as a wholly owned indirect subsidiary of Oracle, at which time the shares of our common stock would cease to be publicly held. Completion of the Merger is subject to certain conditions, including but not limited to, a) shareholders holding a majority of the outstanding shares of our common stock tendering their shares in the Offer, and b) receipt of certain regulatory approvals, including certain foreign antitrust and foreign direct investment laws. The Offer is being made pursuant to a Tender Offer Statement on Schedule TO (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) filed by Oracle with the Securities and Exchange Commission on January 19, 2022, as has been amended from time to time. The Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission related to the Offer on January 19, 2022, as has been amended from time to time. The Company continues to operate independently and remains focused on our operations, generating stakeholder-aligned results and helping to improve healthcare for caregivers and patients around the world. Therefore, the Compensation Committee has generally employed the same compensation philosophy and programs, which were enhanced in 2021, but has made certain updates for 2022 executive compensation as a result of the entry into the Merger Agreement. Compensation changes for 2022 resulting from the Merger Agreement, as well as the treatment of various outstanding compensatory awards and benefit plans upon consummation of the Merger, which were approved by the Board to provide retention incentives to associates and to facilitate the transaction, are described under "Merger-Related Compensation" below.

Say-on-Pay and Governance

In 2022, we are conducting our annual advisory "say-on-pay" vote requesting your advisory approval of the compensation to our NEOs as outlined in this Compensation Discussion and Analysis and the tables and narrative discussion that follow. In this discussion, we summarize our executive compensation programs and objectives and provide an overview of how and why the Compensation Committee of our Board of Directors made specific compensation decisions regarding our NEOs.

Our executive compensation say-on-pay proposals received 88% support at the 2021 Annual Shareholders' Meeting and over 93% at the 2020 Annual Shareholders' Meeting. Given these recent say-on-pay vote results, the Compensation Committee has determined that our approach to compensation should remain relatively consistent in 2022, with some modifications discussed below in light of the proposed Merger.

Other aspects of our compensation program are intended to further align our executives' interests with those of our shareholders and ensure adherence to corporate governance best practices related to executive compensation.

What We Do	What We Don't Do

•Utilize stock ownership guidelines that require the retention of equity awards made to our executives and non-employee Directors.
•All performance-based compensation, including both cash and equity, and severance payments awarded to our NEOs during 2021 were subject to clawback.
•Equity compensation awarded during 2021 was subject to "double trigger" vesting upon a change in control.
•We engage a fully independent compensation consultant who utilizes a peer group, which is approved by our Compensation Committee, for evaluating Company pay practices.
•The majority of NEO compensation is equity-based, with half of equity awards being performance-based and all equity awards being denominated and settled in shares.
•The TSR portions of our performance-based equity requires 55th percentile performance for target awards to be earned; further, payouts are capped at target if our absolute TSR is negative over the measurement period.
•We have an Equity-based Grant Policy which ensures grant dates will be outside of trading blackout periods except for new hires and as specifically approved by the Compensation Committee.
•We utilize multiple performance metrics in our performance-based compensation to mitigate risk and create alignment with shareholder long-term interests.
•Regularly review risks associated with compensation.

•Our Section 16 officers and directors are prohibited from entering into hedging transactions or pledging more than 50% of stock acquired from the Company without express approval.
•We do not pay tax gross-ups on any severance payments.
•We do not permit annual CEO compensation to exceed three times that of the next highest paid executive.
•We do not have excessive perquisites.
•We do not have executive pension benefits.
•We do not reprice stock options.
•We do not maintain uncapped executive incentive plans.

During 2021, the following modifications to our compensation programs and policies were made to further strengthen our governance framework and align with shareholder value creation:

•Our change in control vesting provisions were amended to require that all equity grants made in 2021 require a "double trigger" prior to any change in control vesting acceleration.
•Effective January 1, 2021, our stock ownership guidelines were amended to include significant multiple-of-base salary requirements for executives at levels comparable to our peers. During 2021, we further modified our definition of what awards under our equity-based, long-term incentive plan compensation awards are included to better align with market practices. Unexercised non-qualified stock options and unvested performance-based restricted stock units are no longer counted for satisfying our ownership guideline requirements.
•The performance period for performance-based restricted stock units was lengthened to a full three-year measurement period. Previously, three consecutive one-year measurement periods were used.
•A Relative Total Shareholder Return ("TSR") metric was added to our performance-based restricted stock units.

Compensation Peer Group

The independent compensation consultant retained by the Compensation Committee works with our human resources team each year to analyze potential peer companies based on industry, markets, business models and a range of financial measures. Based on this analysis, an appropriate peer group is proposed each year. The Compensation Committee reviews and approves the peer group for the upcoming year based on the analysis provided and in consultation with their independent consultant.

The companies included in our 2021 peer group for compensation comparison were selected based on industry relevance and scope relevance. From an industry perspective, we examined companies in standard industrial classifications pertaining to computer programming and data processing, computer programming services, prepackaged software, computer integrated system design and computer processing and data preparation services. We then filtered the companies using financial measures to ensure that the peer companies were of generally relevant size and scope. Companies in our peer group generally have market capitalizations of between 0.2X and 3X that of our market capitalization, revenues of between 0.5X to 3X our annual revenue, and market capitalization to revenue multiples of at least 2X.

Our peer group for 2021 remained unchanged from 2020 as it was determined that our peer group companies continued to fall within our parameters.

2021 Compensation Peer Group
Akamai Technologies, Inc.	IQVIA Holding, Inc.
Autodesk, Inc.	Leidos Holdings, Inc.
Broadridge Financial Solutions, Inc.	NortonLifeLock, Inc.
Cadence Design Systems, Inc.	Open Text Corporation
Citrix Systems, Inc.	Palo Alto Networks, Inc.
Cognizant Technology Solutions Corporation	Square, Inc.
Equinix, Inc.	SS&C Technologies Holdings, Inc.
Genpact Limited	Synopsys, Inc.
Global Payments, Inc.	VMWare, Inc.
Intuit, Inc.	Workday, Inc.

Independent Compensation Consultant

The Compensation Committee has authority to secure the services of advisors both internal and external to the Company, including the retention of outside consultants to review executive compensation, non-employee director compensation and to perform any other analysis the Compensation Committee deems appropriate. The Compensation Committee has worked with our internal resources, such as our Chief Human Resources Officer and our human resources compensation team, along with an outside consultant to carry out its responsibilities. Since July 2020, the Compensation Committee has retained Pay Governance LLC ("Pay Governance") as its independent compensation consultant. During 2021, the independent compensation consultant was engaged to advise the Compensation Committee regarding executive and Board compensation matters, including competitive pay analysis, peer group selection, executive offers, updates on trends in executive and director compensation, performance metric plan design, stock ownership requirements, updates and market alignment of our stock ownership guidelines, review of the Compensation Discussion and Analysis and related tables and executive compensation matters implicated by the proposed Merger.

The Compensation Committee reviews the independence of its compensation consultant annually by applying the factors required by SEC and Nasdaq rules and determining that no conflict of interest exists. The 2021 review affirmed Pay Governance has no conflicts of interest.

Compensation Strategy and Practices

Rewards Strategy. Our rewards strategy is designed to offer competitive, comprehensive compensation and benefits packages to attract, motivate, reward and retain top talent to deliver value to our clients and shareholders. Our philosophy is to pay for demonstrated performance, such as attainment of business and individual goals, business results, leadership, and delivering value through strong client relationships. We view performance through the lens of both "what" our associates and executives do and also "how" they do it, as measured by our five core associate behaviors:

We analyze the total compensation for our NEOs compared to the compensation of the corresponding NEOs in our peer group to support alignment with our strategy of targeting aggregate compensation that approximates the median (50th percentile) of our peer group, with top performers able to earn above the median. We believe this strategy keeps us competitive in the marketplace.

Compensation Structure. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to both short and long-term Company performance. Compensation for our NEOs includes: i) base salary, ii) performance-based cash incentive compensation, iii) long-term incentive plan equity award compensation, which consisted of performance-based restricted stock units ("PSUs") and time-based restricted stock units ("RSUs") for our NEOs in 2021, and iv) limited perquisites, as discussed below.

We believe this structure aligns NEO pay to Company performance for the following reasons:

•Our performance-based annual cash compensation plan utilizes multiple performance metric targets to align pay with performance. Awards under the plan are fully at risk and tied to company performance. Each NEO's award is also subject to reduction or elimination based on their individual performance or otherwise.

•Equity makes up a large majority of the NEO compensation mix, creating strong alignment with shareholders.

•In 2021, the performance-based equity or PSU structure was changed to measure performance over a three-year performance period and the performance metrics were modified to be Adjusted EPS, Revenue Growth and TSR. These changes are further discussed below under the section Long-Term Incentive Plan Compensation. We believe this structure motivates executives to drive long-term financial performance and further aligns executive compensation with shareholder returns. All PSU awards are fully at-risk.

•We believe our base salary, incentive compensation and any perquisites are competitive and allow us to attract and retain talent within our senior leadership group, which drives Company performance.

For 2021, 96% of Dr. Feinberg's total target compensation mix was at-risk and 90% of the total compensation mix for our other NEOs who were executives at the end of 2021 combined was at-risk. Our at-risk compensation consists of our performance-based cash incentive compensation and equity awards.

Setting Compensation. Each year, the Compensation Committee reviews peer group compensation levels for all elements of compensation for each NEO and the compensation history of each NEO across each element of total compensation over the past three years. Typically, our Chief Executive Officer, along with our Chief Human Resources Officer, makes compensation recommendations to the Compensation Committee with respect to the NEOs' compensation (excluding the CEO's compensation). The Compensation Committee also considers individual performance, Company performance, any changes in roles and responsibilities, internal equity, succession plans and data and advice from the independent compensation consultant and the Company's Chief Human Resources Officer and Chief Executive Officer. With respect to equity awards, the Compensation Committee also considers factors such as recent and expected future contributions to results. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his compensation package.

These factors, in conjunction with the above stated compensation philosophies and structures are weighed by the Compensation Committee in determining and approving the levels for each component of compensation for the upcoming year. For 2022, the Compensation Committee has considered the terms of the Merger Agreement and has set market-aligned compensation for the Company's NEOs for 2022 to operate as usual until the Merger closes upon satisfaction of closing conditions.

Compensation Mix. Annual cash compensation targets are set at a level to enable us to attract and retain executives while creating meaningful incentives to attain annual performance goals. Equity compensation comprises a significant majority of our total NEO target compensation and is granted partly in time-vested RSUs and partly in performance-based PSUs to bolster retention, provide meaningful performance-based incentives, create strong alignment with our corporate imperatives and financial performance and drive long-term value creation for the Company and our shareholders.

For 2021, target cash compensation (base salary and annual bonus) for Dr. Feinberg was a 40%/60% mix of base salary and target performance-based cash incentives. Our other NEOs who were executives at the end of 2021 had a pay mix ranging from 45%/55% to 54%/46% of base salary and target performance-based cash incentives.

The targeted equity mix for NEOs in 2021 was a mix of 50% RSUs and 50% PSUs. Awards to Dr. Feinberg and Ms. Platt met this target, while several NEOs have a different mix as follows:

•Mr. Erceg's overall grant mix was 44% in PSUs and 56% in RSUs, inclusive of his annual equity grants and incremental RSUs granted upon hiring and to enhance retention in a highly competitive environment following the announcement of Mr. Shafer's departure.

•Mr. Dalton's overall grant mix was 32% in PSUs and 68% in RSUs, inclusive of his annual equity grants and incremental RSUs granted upon promotion and to enhance retention in a highly competitive environment following the announcement of Mr. Shafer's departure.

•Mr. Labat's overall grant mix was 40% in PSUs and 60% in RSUs inclusive of his annual equity grant and incremental RSUs granted to enhance retention in a highly competitive environment following the announcement of Mr. Shafer's departure.

2021 Named Executive Officer Compensation

Base Salary. Base salaries for NEOs are based on the duties and responsibilities that each NEO is expected to discharge during the current year and on the NEO's performance during the prior year. With guidance and consultation with our independent compensation consultant, we also ensure that our NEOs' compensation is within reasonable market comparison ranges and in line with our compensation strategy described above. In 2021, annual base salaries for the NEOs were as follows:

NEO	2021 Base Salary ($)

David T. Feinberg	900,000
Mark J. Erceg	700,000
Travis S. Dalton	550,000
Jerome Labat	600,000
Tracy L. Platt	491,000
Brent Shafer	850,000
Marc G. Naughton	620,000
Donald D. Trigg	700,000

Other than Mr. Dalton, none of our NEOs received base salary increases during 2021. This decision was based on a combination of our NEO compensation positioning relative to market compensation benchmarks and the management decision to direct all base pay merit increase funding for 2021 to associates below director level. Mr. Dalton received a 10% base salary increase in January 2021 in connection with his promotion to Executive Vice President and Chief Client & Services Officer.

Performance-Based Cash Incentive Compensation. Our performance-based cash incentive compensation plans are designed to provide a meaningful incentive to deliver sustained performance against the Company's established financial targets on both a quarterly and annual basis.

All NEOs are eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan ("Performance Compensation Plan"), which provides incentive compensation payouts based on satisfaction of specified performance goals for a particular performance period, as established by the Compensation Committee.

In 2021, our NEOs were awarded performance-based cash incentive compensation targets under our Performance Compensation Plan as follows:

NEO	2021 Annual Target Bonus Level ($)

David T. Feinberg	1,350,000(1)
Mark J. Erceg	840,000(2)
Travis S. Dalton	600,000
Jerome Labat	550,000
Tracy L. Platt	414,000
Brent Shafer	1,275,000
Marc G. Naughton	n/a
Donald D. Trigg	750,000

(1) Prorated to $337,500 for the year based on a start date of October 1, 2021.

(2) Prorated to $630,000 for the year based on a start date of February 22, 2021.

Other than Mr. Dalton, whose target bonus increased from $500,000 to $600,000 as a result of his promotion, no NEO received performance-based cash incentive compensation target level increases in 2021, consistent with our approach to NEO base pay increases for 2021. Due to his departure prior to Compensation Committee approval of 2021 performance-based cash incentive targets, Mr. Naughton did not have a cash compensation incentive target for 2021. Mr. Trigg had a 2021 cash incentive compensation target of $750,000, none of which was earned or received due to his departure prior to the end of 2021.

Each year, the Compensation Committee selects financial performance measures ("Performance Measures") to hold NEOs accountable to drive business growth, profitability, organizational health, customer satisfaction, and return to our shareholders. Specific targets for each Performance Measure are established each year based on our financial plan for the upcoming year. Prior to approval, the Compensation Committee reviews the performance targets proposed by management to ensure they reflect appropriate business growth and return to our shareholders.

In 2021, the Compensation Committee established the Performance Measures for 2021 awards under the Performance Compensation Plan during the first quarter of 2021. Substantially consistent with the prior year, 2021 Performance Measures included Adjusted EPS, Revenue and Adjusted Free Cash Flow with certain changes, along with new metrics for Organizational Health and Client Success. Threshold payout was 0% for each metric, with the exception of Organizational Health which had a threshold payout of 50%. Target payout was 100% and Maximum payout was 200% for each metric. Each metric is described in further detail below.

•Adjusted EPS – reflects our drive to expand operating margin and grow bottom line earnings which we believe are important drivers of return to our shareholders. As demonstration of our commitment to drive value, our 2021 target represented a substantial 11% increase above both our 2020 target level and actual results.

•Revenue – reflects our commitment to grow our business and top-line revenue each year. Our 2021 target represented a 4% increase above our 2020 target level and a 6% increase from 2020 actual results.

•Adjusted Free Cash Flow – reflects the importance of cash generation to investors and is a good barometer of our ongoing operating results and economic performance. Our 2021 target represented a significant increase of 25% above our 2020 target and a modest 7% decrease from actual results in 2020, which greatly exceeded targets.

•Organizational Health – reflects the importance of our associate experience and ability to attract, engage and retain associates to position our business for success. This metric is measured by the change in the overall index scores for Engagement (50%) and Inclusion (50%) from our global associate survey conducted in January 2021 vs. January 2022. 2021 targets were set to incent the maintenance and expansion of Cerner's high levels of engagement and inclusion as reflected in our January 2021 associate survey results.

•Client Success – reflects the importance of delivering value and positive experiences to clients as key to our financial success and ability to advance our mission of improving healthcare delivery experiences for caregivers and patients. This metric was measured by the change in the Net Promoter Score ("NPS") of our top 80 largest clients from the end of 2020 to the end of 2021. Targets for 2021 were set to incent improvements in client experiences and value delivery to clients, with target awards being earned only if an increase in NPS was achieved.

Performance Measure	Threshold	2021 Target	Maximum

Adjusted EPS	$2.92	$3.15	$3.38
Revenue	$5.740 billion	$5.850 billion	$5.960 billion
Adjusted Free Cash Flow	$811 million	$877 million	$939 million
Client Success	-7% or greater change	1% to 2% increase	+7% or more change
Organizational Health	-6% or greater change	+/-2% change	+6% or more change

2021 Performance Measure weights, targets and actual results for each metric were as follows:

Performance Measure	Weight	2021 Target	2021 Result	Payout Earned

Adjusted EPS	40%	$3.15	$3.35	175%
Revenue	20%	$5.850 billion	$5.765 billion	43%
Adjusted Free Cash Flow	20%	$877 million	$1.319 billion	200%
Client Success	10%	1% to 2% increase	4% decrease	70%
Organizational Health	10%	+/-2% change	-8% (Engagement) -3% (Inclusion)	62.5%

Based on the above weights and results, performance-based cash incentives were earned and paid out at 132% for all NEOs eligible for awards in 2021.

In an effort to best reflect a true measure of performance, calculations of Performance Measures for compensatory purposes may vary from year to year and be different from those used for financial reporting purposes. The Adjusted EPS and Adjusted Free Cash Flow targets and results we use for our Performance Compensation Plan are non-GAAP financial measures, which consider the impact of certain items that we believe do not directly correlate to the underlying performance of our business operations.

Our calculation of Adjusted Free Cash Flow for purposes of determining executive compensation may differ from similarly titled financial measures that we publicly disclose. The Adjusted Free Cash Flow results have been adjusted for performance-based cash incentive calculation purposes as detailed and reconciled to GAAP in Appendix I.

2021 Performance-based Cash Incentive Attainment

NEO (1)	Target Incentive Amount ($)	% Of Target Incentive Amount Earned (2)	Amount Earned ($)

David T. Feinberg(3)	337,500	132%	445,500
Mark J. Erceg(4)	630,000	132%	831,600
Travis S. Dalton	600,000	132%	792,000
Jerome Labat	550,000	132%	726,000
Tracy L. Platt	414,000	132%	546,480
Brent Shafer	1,275,000	132%	1,683,000

(1) Messrs. Naughton and Trigg did not receive payments under the Performance Compensation Plan for 2021.

(2) The maximum performance-based cash incentive opportunity for a NEO is 200% of the NEO's annual target incentive amount.

(3) Dr. Feinberg was hired on October 1, 2021, and was eligible to receive performance-based cash compensation based on the same full year metrics as the other NEOs, but with his target bonus level prorated to account for his service during one quarter of 2021.

(4) Mr. Erceg was hired on February 22, 2021, and was eligible to receive performance-based cash compensation based on the same full year metrics as the other NEOs, but with his target bonus level prorated to account for his service during three quarters of 2021.

Long-Term Incentive Plan Compensation. Our Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Long-Term Incentive Plan") is designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutual interest between our associates and shareholders, and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates' interests with the interests of shareholders. Awards under our Long-Term Incentive Plan may consist of, among other things, stock options, restricted stock, RSUs, PSUs and performance shares. The Compensation Committee annually approves an aggregate equity value target for all eligible associates as well as specific equity targets for our NEOs, other executive officers and members of the Board. Equity grants are typically made to an executive upon commencement of employment with us or upon an associate's promotion to an executive role. Executives are also eligible for additional Long-Term Incentive Plan grants on an annual basis as individual and Company performance warrants. The type and size of grants are based on each individual's level of responsibility; the individual's contributions to the achievement of our financial and strategic objectives; the individual's anticipated future contributions to the Company; our compensation philosophy including our objective of providing significant compensation in the form of performance-based compensation; internal equity; and input from our independent compensation consultant, including market practices and pay levels of our approved peer group.

The Board of Directors has adopted an Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under our Long-Term Incentive Plan. This policy establishes grant dates for our equity awards and ensures grant dates will be outside of trading blackout periods except in the case of new hires and as approved by the Compensation Committee. Under the policy, the Board of Directors, the Compensation Committee or an authorized subcommittee of the Compensation Committee approves: i) the equity grant type, ii) the grant date, and iii) the number of shares or an objective formula for calculation of the number of shares for all equity grants made to our NEOs and Section 16 officers.

Under the Equity-based Grant Policy, the date of grant must be set at the time of grant approval, where the date: a) will be on or after the grant approval date, b) will not be during a quarterly blackout period as defined in our insider trading policy, and c) will be a date that is at least one full trading day after the public disclosure of such material, non-public information if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant. Stock option awards, to the extent granted, are made at an exercise price that is equal to the closing market price of our Common Stock on the date of grant.

In 2021, equity grants for NEOs were set by the Compensation Committee based on assessment of the factors outlined in the "Compensation Strategy and Practices" section above. The size of each NEO's equity grant is based on the factors described above, but we do not specifically weight these factors or use a formula to determine the current year's award. The decision is based on the judgment of our CEO (for the other NEOs' awards) and Compensation Committee members. RSUs granted to our NEOs as part of their annual grant vest ratably over a three-year period and PSUs cliff vest three years from the date of grant based on the achievement of performance targets. Certain RSUs granted in conjunction with hiring or promotion have different vesting terms as described in the footnotes of the table below. Certain changes to vesting terms were made in connection with the entry into the Merger Agreement as described below.

The following table details equity grants made to our NEOs in 2021:

NEO (1)	Type of Grant	Equity Grant (#)	Equity Grant ($) (2)

David T. Feinberg	RSU(3)	120,445	9,187,545
	PSU(4)	118,869	9,190,473
Mark J. Erceg	RSU(5)	60,664	4,550,002
	PSU(6)	44,496	3,591,880
Travis S. Dalton	RSU(7)	39,602	3,025,139
	PSU(8)	17,861	1,441,791
Jerome Labat	RSU(9)	39,124	3,000,028
	PSU(8)	25,068	2,023,577
Tracy L. Platt	RSU(9)	16,954	1,300,033
	PSU(8)	16,294	1,315,317
Brent Shafer	RSU(10)	32,604	2,500,075
Donald D. Trigg	RSU(11)	35,864	2,750,052
	PSU(12)	34,469	2,782,438

(1)Mr. Naughton did not receive any equity awards in 2021.

(2)These amounts reflect the aggregate grant date fair value of the RSU or PSU awards granted under our Long-Term Incentive Plan as described under "2021 Named Executive Officer Compensation - Long-Term Incentive Plan Compensation." Refer to Note 16 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2021, for the relevant assumptions used to determine the valuation of these awards.

(3)Dr. Feinberg was granted 120,445 RSUs on November 1, 2021, in connection with his hire. 56,536 of the RSUs were scheduled to vest on October 1, 2022, 31,954 on October 1, 2023, and 31,955 on October 1, 2024, subject to continued employment through the applicable vest date. The first tranche of 56,536 RSUs were accelerated and vested on December 29, 2021, as described below.

(4)Dr. Feinberg was granted 118,869 PSUs on November 1, 2021, in connection with his hire. These PSUs will vest on May 7, 2024, subject to meeting the performance metrics approved by the Compensation Committee for all PSU grants made in 2021, as described below, and subject to continued employment through the applicable vest date.

(5)Mr. Erceg was granted 17,628 RSUs on February 22, 2021, in connection with his hire, which were scheduled to vest in equal portions on February 22, 2022, February 22, 2023, February 22, 2024 and February 22, 2025. The remaining 43,036 RSUs were granted to him on May 7, 2021, with 14,345 of the RSUs scheduled to vest on May 7, 2022, 14,345 on May 7, 2023 and 14,346 on May 7, 2024. All of Mr. Erceg's RSUs are subject to continued employment through the applicable vest date. The first tranche of each of these RSU awards (an aggregate of 18,752 RSUs) were accelerated and vested on December 20, 2021, as described below.

(6)Mr. Erceg was granted 15,668 PSUs in connection with his hire and 28,828 as part of his annual compensation package. Both PSU awards were made on May 10, 2021 and will vest on May 7, 2024, subject to meeting performance metrics approved by the Compensation Committee for all PSU grants made in 2021, as described below and subject to continued employment through the applicable vest date.

(7)Mr. Dalton was granted 6,672 RSUs on February 12, 2021 in connection with his promotion, which were scheduled to vest in equal portions on February 12, 2022 and February 12, 2023, subject to continued employment through the applicable vest date. Mr. Dalton was granted 32,930 RSUs on May 7, 2021, with 10,976 of the RSUs scheduled to vest on May 7, 2022, 10,976 on May 7, 2023 and 10,978 on May 7, 2024, subject to continued employment through the applicable vest date. The first tranche of these RSU awards (an aggregate of 14,312 RSUs) were accelerated and vested on December 20, 2021, as described below.

(8)All PSUs granted to Mr. Dalton, Mr. Labat and Ms. Platt were granted on May 10, 2021 and will vest on May 7, 2024, subject to meeting the performance metrics approved by the Compensation Committee for all PSU grants made in 2021, as described below, and subject to continued employment through the applicable vest date.

(9)All RSUs granted to Mr. Labat and Ms. Platt were granted on May 7, 2021 and were scheduled to vest in approximately equal portions on May 7, 2022, May 7, 2023 and May 7, 2024, subject to continued employment through the applicable vest date. The first tranche of these RSU awards (i.e., the tranche to vest during the first half of 2022) was accelerated and vested on December 20, 2021, as described below.

(10)Mr. Shafer was granted 32,604 RSUs on May 7, 2021 which were scheduled to vest fully on May 7, 2022, subject to continued employment through the applicable vest date. However, pursuant to Mr. Shafer's Transition Agreement, dated October 5, 2021 and described below under "New or Material Modifications to Employment Terms", vesting was fully accelerated to October 13, 2021.

(11)Mr. Trigg was granted 35,864 RSUs on May 7, 2021 which were scheduled to vest in approximately equal portions on May 7, 2022, May 7, 2023 and May 7, 2024, subject to continued employment through the applicable vest date. However, pursuant to Mr. Trigg's Separation Agreement executed September 3, 2021, vesting of all RSUs was fully accelerated on September 13, 2021.

(12)Mr. Trigg was granted 34,469 PSUs on May 10, 2021 which were scheduled to vest on May 7, 2024, subject to meeting the performance metrics approved by the Compensation Committee for all PSU grants made in 2021, as described below, and subject to continued employment through the applicable vest date. However, pursuant to Mr. Trigg's Separation Agreement, vesting of all PSUs at the target level was fully accelerated on September 13, 2021.

On May 8, 2021, the Compensation Committee approved the new performance metrics and performance target levels for the 2021 PSUs granted to our NEOs. The PSUs will be earned based on Revenue Growth, Adjusted EPS and Relative TSR performance targets established at the beginning of the three-year performance period and calculated with interpolation between stated performance levels.

These metrics, which were new to our performance-based equity awards in 2021, reflect an increased long-term orientation and the importance of long-term revenue growth, continuous margin expansion and delivering return to our shareholders via expanded earnings and returns on capital. The Compensation Committee included a revenue-

based metric to increase NEO incentive to deliver long-term, top-line growth; an earnings-based metric to reflect and incentivize NEOs to achieve our goals for expanding operating margins and growing the bottom line; and Relative TSR to more closely align our NEO compensation with our shareholder interests and create motivation to strive for above-market returns by requiring above-median performance to attain target level payout. The Compensation Committee believes that these metrics will drive long-term value creation for our associates and shareholders.

Performance targets for Revenue Growth and Adjusted EPS align with the Company's long-range plan as reviewed and approved by the Board. Revenue Growth is the compound annual growth rate of revenue measured between December 31, 2020 and December 31, 2023, rounded up or down to the nearest one-tenth of a percent. These metrics may be adjusted to remove the effects of unforeseen material events such as acquisitions, divestitures, and changes in tax rates.

Relative TSR measures Cerner's stock performance over the performance period against the MSCI Healthcare Index based on the average closing share price for the twenty-consecutive trading day period ending on the first and last days of the performance period. If the Company's absolute TSR is negative over the performance period, the total number of PSUs earned under the Relative TSR component will be capped at 100%.

In addition to the performance targets, all PSU awards are subject to continued employment through the vest date.

The following table details the performance targets for the 2021 PSUs granted to our NEOs:

	Revenue Growth (40% Weight)		Adjusted EPS (40% Weight)		Relative TSR (20% Weight)
Performance Level	3-Year CAGR Revenue Growth	Award Earned as a % of Target	2023 Adjusted EPS Targets	Award Earned as a % of Target	Relative TSR Targets	Award Earned as a % of Target

Threshold	2.5%	0%	$3.29	0%	< 30th Percentile	0%
	3.0%	50%	$3.38	50%	30th Percentile	50%
Target	4.0%	100%	$3.58	100%	55th Percentile	100%
	5.0%	150%	$3.78	150%
Maximum	5.5%	200%	$3.88	200%	80th Percentile	200%

PSU grants made in 2019 and 2020 included Adjusted Operating Margin as the Performance Measure which was measured over three performance periods against targets set at the time of the grants. The performance periods for the 2019 grants were Q4 2019, Q4 2020 and full-year 2021. The performance periods for the 2020 grants were Q4 2020, full-year 2021 and full-year 2022. Each performance period measurement is calculated independently (with interpolation between the stated performance levels for the 2020 PSU grants). Shares earned each year are banked until the cliff vest date, which occurs on the third anniversary of the grant date, subject to continued employment through the vest date.

As a result of our 2021 performance relative to the attainment of the established Adjusted Operating Margin performance targets for the 2019 PSUs and the 2020 PSUs granted to our NEOs, 75% of the target level of PSU shares available to be earned in 2021 under the 2019 PSU grant were banked and 135% of the target level of PSU shares available to be earned in 2021 under the 2020 PSU grant were banked, subject to continued employment through the vest date. Banked shares are shown in the table below.

NEO (1)	Grant Date	Vest Date	Available Shares	2021 Adjusted Operating Margin Target	Actual	Award Earned as a % of Target	Shares Earned (2)

Travis S. Dalton	4/30/2020	4/28/2023	4,804	21.0%	21.7%	135%	6,486
Jerome Labat	6/1/2020	6/1/2023	6,888	21.0%	21.7%	135%	9,299
Tracy L. Platt	4/30/2020	4/28/2023	5,549	21.0%	21.7%	135%	7,492
Brent Shafer	4/29/2019(3)	4/29/2022	25,849	22.5%	21.7%	75%	19,387
	4/30/2020	4/28/2023	18,495	21.0%	21.7%	135%	24,969

(1)As discussed in "Potential Payments Upon Termination or Change in Control", all of Messrs. Naughton's and Trigg's outstanding PSUs were accelerated in connection with their departures.

(2)This represents the shares banked (as described above) based on 2021 performance for the respective awards. These banked shares are not vested and distributed to the NEO until the final Vest Date indicated in the table.

(3)All three performance periods under Mr. Shafer's April 29, 2019 PSU award have completed and the banked shares will fully vest on April 29, 2022. 45,236 shares have been banked for the 2019 and 2020 performance periods under this award. Of the 77,547 total Available Shares from this award, a total of 64,623 will be earned on the vest date, which represents 83% of the Available Shares.

Acceleration of Vesting. In connection with tax planning efforts related to the proposed acquisition of our Company by Oracle, the Compensation Committee accelerated the vesting date of a portion of unvested RSU awards held by Dr. Feinberg, Mr. Erceg, Mr. Dalton, Mr. Labat and Ms. Platt, which would otherwise have vested within the subsequent 6-month period (prior to June 30, 2022) for Mr. Erceg, Mr. Dalton, Mr. Labat and Ms. Platt, and which otherwise would have vested in the subsequent 12-month period (prior to December 2022) for Dr. Feinberg, to December 20, 2021 and December 29, 2021, respectively. Each NEO whose equity was accelerated agreed in writing that if the NEO's employment with the Company ends prior to the original vesting date of the accelerated RSUs for any reason which would not trigger accelerated vesting under their Executive Severance Agreement (or Executive Employment Agreement for Dr. Feinberg), the NEO is required to, as applicable, forfeit and return the number of shares subject to the RSU that would not have otherwise vested or repay the Company an amount equal to the value of the shares on the settlement date plus any realized gains from the sale of such accelerated RSU shares.

Benefits. We also offer medical, dental, vision, group term life, accidental death and dismemberment, travel accident insurance and a 401(k) plan in which the NEOs may elect to participate. During 2021, we also offered an associate stock purchase plan. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other eligible associates and any Company contributions are made to the NEOs on the same basis as all other eligible associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.

Perquisites. We offer certain perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.

We utilize Company aircraft (whether owned, leased or otherwise made available via fractional leasehold or ownership interest or charter, herein referred to as "Corporate Aircraft") to, among other things, increase the number of client visits our key associates can make, respond quickly to clients or partners for meetings, client development or other business reasons, to permit efficiency and productivity in route to business meetings, to mitigate COVID-19 exposure risk and to reduce costs of hotel rooms, rental cars and other expenses required when associates travel for business purposes.

In certain circumstances, Corporate Aircraft are available for personal use by certain Cerner executives as approved by the Compensation Committee or executive management. Personal use of the Corporate Aircraft by any NEO,

other executive officers or Directors, over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written aircraft time sharing agreement with us. Notwithstanding the foregoing, however, if there is an empty seat on a business flight, personal use by an NEO, executive officer or Director may be permitted if there is zero additional incremental cost to Cerner and such personal use is approved by a designated executive officer or the Compensation Committee. Business travel needs override all personal use requests.

We convert the Compensation Committee-approved value of personal use of Corporate Aircraft into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner's Corporate Aircraft and excluding any "deadhead" hours and any additional incremental cost incurred in connection with Cerner's decision to require an executive to use third party aircraft made available to Cerner under a fractional ownership or leasehold program or charter instead of Company leased aircraft when business needs dictate.

During 2021, the Compensation Committee-approved a prorated personal use value for Dr. Feinberg of up to a value of $100,000, prorated for his one quarter of service during 2021 (or $25,000). Dr. Feinberg's personal use of the Corporate Aircraft was below the Compensation Committee approved value, and therefore we paid him an immaterial amount, which was the difference between the approved value and the value of his personal use. However, for SEC reporting purposes, the approved value of $25,000 plus deadhead costs of $7,641 (which were not counted against his personal use limit) must be aggregated and reported as a perquisite. Therefore, the value reported in the Summary Compensation Table for Dr. Feinberg's personal use of our Corporate Aircraft is $32,641.

During 2021, the Compensation Committee approved a personal use value for Mr. Shafer of up to a value of $100,000. Mr. Shafer's personal use of the Corporate Aircraft was below the Compensation Committee approved value, and therefore we paid him an immaterial amount, which was the difference between the approved value and the value of his personal use. However, for SEC reporting purposes, the approved value of $100,000 plus deadhead costs of $55,883 (which were not counted against his personal use limit) must be aggregated and reported as a perquisite. Therefore, the value reported in the Summary Compensation Table for Mr. Shafer's personal use of our Corporate Aircraft is $155,883.

In certain circumstances, we provide financial assistance when we request an associate to relocate for Cerner business purposes. The Compensation Committee approved relocation packages for Dr. Feinberg and Mr. Erceg, plus any necessary tax gross-ups on the packages. Amounts related to these perquisites are included in the Summary Compensation Table.

The Compensation Committee believes that the perquisites provided to our NEOs are reasonable. Except as specifically noted, we generally do not pay any tax gross-ups with regard to the taxable income related to these perquisites.

Clawback of Incentive Compensation

Performance-based compensation paid to our NEOs for all years beginning with 2008 is subject to clawback provisions pursuant to performance plan agreements with our NEOs. These agreements provide that in the event of a Mandatory Restatement (as defined in the Performance Compensation Plan), some or all of any amounts paid to a participant and related to such restated period(s) will be recoverable and must be repaid as determined appropriate by our Board of Directors, in most cases within 90 days of such restatement(s), regardless of participant fault. The amount to be repaid will be up to the amount by which the incentive compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement(s). Additionally, if the NEO is individually found by our Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement, then all amounts paid as an incentive payment earned and related to the restated period(s) will be fully recoverable. And, commencing in 2016, all incentive compensation payments earned under our incentive compensation plans that are forfeitable or recoverable by Cerner pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") and in accordance with any Cerner policies and procedures adopted by the Compensation

Committee in order to comply with Dodd-Frank (even if such policies or procedures are adopted in the future), will also be forfeitable.

The Company adopted an Incentive Awards and Severance Payment Clawback Policy for executive officers and Applicable Persons, effective January 1, 2021 (the "Clawback Policy"), pursuant to which the Committee may recoup equity or cash incentive compensation awarded, or payments made under severance agreements agreed to, after January 1, 2021 from, among others, the Company's Section 16 officers ("Applicable Persons"), in the event of detrimental conduct. Detrimental conduct includes intentional violations of certain significant Company policies and the confidentiality or restrictive covenant provisions of an associate's employment agreement; intentional misconduct causing harm to the Company; engagement in a material act of fraud, theft or misappropriation of Company property; and a material violation of a separation or severance agreement. Additionally, the Clawback Policy provides that the Compensation Committee can recoup incentive compensation and severance from Applicable Persons if there is a material restatement of financial results and the restatement would cause the incentive award payment to be materially less or the subject executive was responsible for the restatement, or as required by law. The Clawback Policy permits the Company to clawback compensation during a period equal to the lesser of three years or the date of the bad act. The Compensation Committee has discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances.

Hedging and Pledging

We have adopted a Hedging and Pledging Policy that prohibits our Section 16 officers (including our NEOs) and directors from (i) entering into hedging or monetization transactions with respect to Company stock, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in, or engaging in any short sale of, the Company's securities, or (ii) pledging more than 50% of Company stock acquired pursuant to a bonus or benefit plan without prior approval from the Company's Securities Watch Team. None of our NEOs have entered into hedging or pledging arrangements pertaining to their Cerner Common Stock.

2022 Named Executive Officer Compensation

In 2022, our Chief Human Resources Officer and CEO reviewed and considered with the Compensation Committee the total compensation levels for each NEO and the appropriate mix of base salary, performance-based cash incentive compensation and equity awards.

Dr. Feinberg's 2022 compensation and equity awards were previously approved by the Committee in conjunction with his hiring on October 1, 2021.

Based on the Committee's belief that significant changes were made to our compensation program in 2021 have already yielded positive results, improved shareholder alignment and greater stakeholder alignment and create strong motivation for management to deliver strong short and long-term performance, we have largely maintained our 2021 compensation programs but have updated certain aspects to align with the terms of the Merger Agreement.

Our 2022 performance-based cash incentive program will continue to have financial-related performance metrics of Revenue and Adjusted Free Cash Flow. Adjusted EPS is being replaced with Adjusted Operating Earnings as a profitability-based metric due to the proposed acquisition, which, if closed during 2022, could render Adjusted EPS not measurable in a meaningful way to incent and retain our NEOs. These financial metrics are again complemented with quantitative Organizational Health and Client Success metrics, as described above, with the exception that Client Success will be measured in 2022 based on the NPS across our entire client base rather than our 80 largest clients.

Our 2022 performance-based equity awards will be structured to incent performance, based on two performance metrics: Revenue Growth and Adjusted Operating Earnings Growth. As noted above, the pending acquisition could render both Adjusted EPS and Relative TSR not measurable, thus they have been removed as performance metrics for 2022. Adjusted Operating Earnings Growth is intended to incent continued margin expansion and earnings growth.

Based on the Merger Agreement entered into in December 2021, all 2022 NEO annual equity grants provide for prorated vesting in the event of a post-Change-in-Control termination within one year of the award grant date.

The Compensation Committee approved the following 2022 NEO compensation packages. Any base pay changes are effective on March 27, 2022 and performance-based cash incentive targets are effective for the 2022 fiscal year. Equity grants were made on March 4, 2022. The Compensation Committee also approved Dr. Feinberg's personal use of the Corporate Aircraft in 2022 up to a value of $100,000, calculated consistently with past practice.

NEO	Base Salary ($)	Performance-based Cash Incentive Target ($)	Maximum Performance-based Cash Incentive Opportunity ($)	Approved Equity Grant Value ($) (1)	Total Target Compensation ($)

David T. Feinberg	900,000	1,350,000	2,700,000	13,500,000	15,750,000
Mark J. Erceg	700,000	840,000	1,680,000	4,800,000	6,340,000
Travis S. Dalton	550,000	600,000	1,200,000	3,150,000	4,300,000
Jerome Labat	600,000	550,000	1,100,000	4,300,000	5,450,000
Tracy L. Platt	525,000	450,000	900,000	2,600,000	3,575,000

(1)50% of the Equity Grant Value for each NEO listed was granted as RSUs and 50% as PSUs on March 4, 2022. RSUs are scheduled to vest in approximate equal portions on March 4, 2023, March 4, 2024 and March 4, 2025, subject to continued employment through the applicable vesting dates. PSU are scheduled to vest on March 4, 2025, subject to achievement of the Revenue Growth and Adjusted Operating Earnings Growth performance metrics approved by the Compensation Committee and continued employment through the vest date. Both awards were granted under our Long-Term Incentive Plan as described under "2021 Named Executive Officer Compensation - Long-Term Incentive Plan Compensation" and contain terms consistent with those described under "Merger-Related Compensation."

Internal Pay Equity

Our internal pay equity guidelines provide that the CEO's total cash compensation shall not be more than three times that of the next highest executive officer's total cash compensation. Our Board must approve any exception to these guidelines. Compensation decisions for 2021 and 2022 were in line with these guidelines.

Stock Ownership Guidelines

Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and our leadership with the interests of shareholders.

Our stock ownership guidelines require each executive that is a Senior Vice President and above and each non-employee Director to have an Ownership Position, with at a minimum, a total Share Value (at the time of calculation) equal to the "Ownership Multiple" set forth in the table below, times the annual base pay or annual cash retainer, as appropriate, in effect on the date calculated. The guidelines were revised, effective January 1, 2022, to exclude outstanding stock options and unvested PSUs from counting towards meeting the required Ownership Multiple. Guideline compliance is measured on January 1st of each year.

Role	Ownership Multiple of Cash Retainer or Base Pay

Board of Directors (non-employees)	5x
Chief Executive Officer	6x
President	5x
Executive Vice President	3x
Senior Vice President	2x

The "Ownership Position" is determined based on each individual's equity holdings value. "Share Value" is based on the average closing price of the Company's common stock as reported on The Nasdaq Stock Market using the average of the closing stock price for the 20 trading days immediately preceding (and ending on the trading date immediately prior to) the date of calculation. Shares counted toward satisfaction of the Ownership Position include any shares fully owned, including shares owned by a spouse, dependent children or a trust; non-vested time-based restricted stock or RSUs; fully vested shares held in our 401(k) Plan; and shares purchased through our Associate Stock Purchase Plan ("ASPP").

Newly eligible executives or non-employee Directors, or those executives or non-employee Directors who are not in compliance as of the measurement date, must retain 50% of Net Shares received as a result of exercise, vesting or payment of any Company equity awards granted to such executive or non-employee Director until the ownership guidelines are met. The Net Shares amount for non-employee directors is calculated using the closing price of Company stock as reported on The Nasdaq Stock Market on the trading day immediately preceding the date of exercise, vesting or payment of the equity award. "Net Shares" means those shares that remain after shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award, or (ii) satisfy withholding tax obligations arising connection with the exercise, vesting or payment of an equity award.

At the annual measurement date on January 1, 2022, all of the NEOs and non-employee Directors who were subject to the guidelines on that date were compliant with the applicable stock ownership guidelines.

Retirement

We have a 401(k) retirement plan in which contributions are made to the NEOs on the same basis as all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. We make matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant's salary contribution. We also have the option to make a second-tier discretionary match to participants' accounts deferring at least 2% of their base salary, if approved by the Compensation Committee. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against established financial metric targets, such as Adjusted EPS targets used in our Performance Compensation Plan. A second-tier match was paid at 1.5% of eligible paid base salary for 2021. Effective January 1, 2022, the matching contribution was increased from 33% to 50% of the first 6% of the participant's salary contribution and the second-tier discretionary match has been eliminated.

Associate Stock Purchase Plan

We have an Associate Stock Purchase Plan under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined in accordance with the Internal Revenue Code. Participants may purchase our Common Stock at a 15% discount on the last trading day of the purchase period. All associates that meet the eligibility requirements under the ASPP, including the NEOs, are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of our stock. Given the proposed acquisition of the Company by Oracle, no new participants were permitted to participate in the ASPP after January 1, 2022, and no further ASPP offering periods will be made following the close of the offering period ending March 31, 2022. The ASPP will be terminated as of five calendar days prior to the expiration date of the Offer.

Employment Agreements

We enter into employment agreements with our associates, including the NEOs. The material terms of the NEOs' employment agreements (which, with the exception of our CEOs whose Executive Employment Agreements includes severance terms, are supplemented and amended by a Cerner Executive Severance Agreement) provide, or in the case of Messrs. Naughton, Trigg and Shafer provided, for:

•at-will employment;
•Dr. Feinberg and Mr. Shafer, an annual base salary, a potential annual bonus and specified use of our Corporate Aircraft, all as determined annually by the Board;
•severance payments and benefits upon certain termination events, as discussed in detail below under "New or Material Modifications to Employment Terms" and under "Potential Payments Upon Termination or Change in Control";
•assignment to us of all discoveries, inventions, improvements or other work product related to our business;
•a nondisclosure provision that survives in perpetuity; and
•each of the NEOs other than Mr. Labat, non-competition and non-solicitation provisions that are effective during the term of the executive's employment and for two years following termination of employment for any reason; Mr. Labat will be subject to non-competition and non-solicitation provisions similar to the other NEOs if he is reimbursed for relocation.

Each of our NEOs have entered into separate indemnification agreements with us, which, together with their employment agreements, create mutual indemnification obligations with Cerner. Additionally, all of our NEOs have voluntarily executed a Cerner mutual arbitration supplement to their employment agreements, the form of which is substantially similar to that executed by most of our U.S. based associates, whereby the associate voluntarily agrees to mutual arbitration in the event of a dispute with Cerner.

New or Material Modifications to Employment Terms

David T. Feinberg

David T. Feinberg, M.D., joined the Company as President and Chief Executive Officer on October 1, 2021, and the Company and Dr. Feinberg entered into an Executive Employment Agreement effective as of the same date. As approved by the Compensation Committee, and memorialized in Dr. Feinberg's Executive Employment Agreement, his compensation includes: (i) an initial annual base salary of $900,000; (ii) an initial annual target cash bonus level opportunity of $1,350,000 under the Performance Compensation Plan; (iii) a 2022 annual equity award of $13,500,000 comprised of 50% RSUs, which vest ratably over three years, subject to continued employment, and 50% PSUs, which cliff vest on March 4, 2025, subject to achieving performance metrics established by the Compensation Committee and continued employment through the vest date; (iv) a prorated 2021 annual equity award with a value of $3,375,000 comprised of 50% RSUs, which vest ratably over three years, subject to continued employment through the vest date, and 50% PSUs, which cliff vest on May 7, 2024 (consistent with other NEO PSU grants made on May 10, 2021), subject to achieving performance metrics established by the Compensation Committee and continued employment through the vest date; (v) a one-time cash bonus of $375,000 primarily to replace his accrued annual incentive from his previous employer; (vi) a 2021 "make whole" equity award equal to $15,000,000 (the "Make Whole Grant") to replace the potential value of equity compensation forfeited by Dr. Feinberg as a result of his resignation from his former employer to accept his position with Cerner, comprised of 50% RSUs, of which 50% vest after one year, 25% after two years and 25% after three years, subject to continued employment, and 50% PSU's, which cliff vest on May 7, 2024 (consistent with other NEO PSU grants made on May 10, 2021), subject to achieving performance metrics established by the Compensation Committee and continued employment through the vest date; (vii) personal use of corporate aircraft up to a value not to exceed $100,000 annually and prorated for 2021; (viii) benefits generally provided to other Cerner associates, and such other benefits as determined by the Compensation Committee from time to time; and (ix) reimbursement for reasonable business expenses and relocation assistance for his relocation to Kansas City. Related to the proposed acquisition of the Company by Oracle, the first tranches of the RSUs in items (iv) and (vi) above were accelerated to December 29, 2021, subject to a right of the Company to clawback the RSUs or a requirement to repay the Company if Dr.

Feinberg leaves the Company prior to October 1, 2022 for any reason which would not trigger accelerated vesting under his Executive Employment Agreement.

Dr. Feinberg's Executive Employment Agreement entitles him to certain contractual rights including, but not limited to, severance payments and benefits upon certain termination events, generally consistent with those rights of our other NEOs as more fully described below under "Potential Payments Upon Termination or Change in Control," but with the following notable differences. As more fully described in our current report on Form 8-K filed August 19, 2021 (with capitalized terms being defined under his Executive Employment Agreement), in the event of termination by Cerner other than for Cause or on account of death or Disability, or resignation by Dr. Feinberg following Constructive Termination, in each case, prior to a Change in Control or more than 12 months after a Change in Control: (1) Dr. Feinberg is entitled to immediate vesting of the time-based RSU portion of the Make Whole Grant; (2) the outstanding unvested PSU portion of the Make Whole Grant will vest or be forfeited in accordance with the terms of the award agreements, based on the applicable performance goals; and (3) except as provided in (1) above, Dr. Feinberg is entitled to immediate vesting of any shares or other property relating to time-based RSUs having a "date of grant" or "grant date" (as listed in such awards) that is at least 12 months before the effective date of Dr. Feinberg's termination and that were originally, ignoring the application of this acceleration and assuming continuous employment, scheduled to vest by the second anniversary of the effective date of his termination. Any PSUs that have not settled by the effective date of his termination, time-based RSUs having a "date of grant" or "grant date" within 12 months of the effective date of his termination and stock options that have not vested as of the effective date of his termination would be forfeited.

On January 15, 2022, the Compensation Committee approved entering into a letter agreement (a "Waiver") with Dr. Feinberg dated December 20, 2021 that amends his Executive Employment Agreement effective in connection with the closing of the Transactions. Pursuant to the Waiver, Dr. Feinberg agreed to waive any right to voluntarily terminate his employment for "good reason" or "constructive termination" due to a material, adverse change in his authority, duties, position or responsibilities or change in reporting structure for a period of 12 months following the closing date of the Transactions (the "Waiver Period"). If Dr. Feinberg's employment with the Company, Parent or any parent, subsidiary or affiliate of the Company or Parent (collectively, the "Cerner Group") during the 12-month period following the closing of the Transactions is terminated without Cause or for any other reason that constitutes constructive termination or good reason, he will become entitled to receive the payments, vesting acceleration and benefits under his agreement for a qualifying termination in connection with a change in control (the "Severance Benefits"). If Dr. Feinberg remains employed with the Cerner Group through the completion of the Waiver Period, then he will be paid, issued and provided, as applicable, all the Severance Benefits (regardless of whether he remains employed thereafter with the Cerner Group), except that if he continues to stay employed, he will not be entitled to any Severance Benefits relating to continued COBRA benefits. Thereafter, he will have no continuing severance rights or entitlements, and no member of the Cerner Group will have any continuing severance obligations to him under his agreement. The Compensation Committee approved this Waiver in order to facilitate the completion of the Transactions and the retention of Dr. Feinberg.

Mark J. Erceg

Mark J. Erceg joined the Company as Executive Vice President and Chief Financial Officer on February 22, 2021, and the Company and Mr. Erceg entered into an employment agreement effective as of the same date. As approved by the Compensation Committee, Mr. Erceg's compensation includes: (i) an initial annual base salary of $700,000; (ii) an initial $840,000 annual target cash bonus level opportunity under the Performance Compensation Plan; (iii) an equity award equal to $4,600,000 and comprised of 50% RSUs, which vest ratably over three years, subject to continued employment, and 50% PSUs, which cliff vest on May 7, 2024 (consistent with other NEO PSU grants made on May 10, 2021), subject to achieving performance metrics established by the Compensation Committee and continued employment through the vest date; (iv) a one-time new hire equity award equal to $2,500,000 and comprised of 50% RSUs, which vest ratably over four years, subject to continued employment, and 50% PSUs (consistent with other NEO PSU grants made on May 10, 2021), subject to achieving performance metrics established by the Compensation Committee and continued employment through the vest date; (v) benefits generally provided to other Cerner associates, and such other benefits as determined by the Compensation Committee from time to time; and (vi) reimbursement for reasonable business expenses and relocation assistance for his relocation to

Kansas City. Related to the proposed acquisition of the Company by Oracle, the first tranches of the RSUs in items (iii) and (iv) above were accelerated to December 20, 2021, subject to a right of the Company to clawback the RSUs or a requirement to repay the Company if Mr. Erceg leaves the Company prior to the original vesting date of the accelerated RSUs for any reason which would not trigger accelerated vesting under his Executive Severance Agreement.

Mr. Erceg also entered into an Executive Severance Agreement with us, which entitles him to contractual rights to severance payments and benefits upon certain termination events, generally consistent with those rights of our other NEOs as more fully described below under "Potential Payments Upon Termination or Change in Control," but with the following notable differences. As more fully described in our current report on Form 8-K filed January 21, 2021 (with capitalized terms being defined under his Cerner Executive Severance Agreement): in the event of termination by Cerner other than for Cause or on account of death or Disability, or resignation by Mr. Erceg following Constructive Termination, in each case, prior to a Change in Control or more than 12 months after a Change in Control, Mr. Erceg is entitled to immediate vesting of any shares or other property relating to time-based RSUs having a "date of grant" or "grant date" (as listed in such awards) that is at least 12 months before the effective date of Mr. Erceg's termination and that were originally, ignoring the application of this acceleration and assuming continuous employment, scheduled to vest by the second anniversary of the effective date of his termination. Any PSUs that have not settled by the effective date of his termination, time-based RSUs having a "date of grant" or "grant date" within 12 months of the effective date of his termination and stock options that have not vested as of the effective date of his termination would be forfeited.

Jerome Labat

Related to the proposed acquisition of the Company by Oracle, 24,521 RSUs were accelerated to December 20, 2021, subject to a right of the Company to clawback the RSUs or a requirement to repay the Company if Mr. Labat leaves the Company prior to the original vesting dates of the accelerated RSUs for any reason which would not trigger accelerated vesting under his Executive Severance Agreement.

On January 15, 2022, the Compensation Committee approved entering into a Waiver with Jerome Labat dated January 14, 2022 that amends his Executive Severance Agreement effective in connection with the closing of the Transactions. Pursuant to the Waiver, Mr. Labat agreed to waive any right to voluntarily terminate his employment for "good reason" or "constructive termination" due to a material, adverse change in his authority, duties, position or responsibilities or change in reporting structure during the Waiver Period. If Mr. Labat's employment with the Cerner Group during the 12-month period following the closing of the Transactions is terminated without Cause or for any other reason that constitutes constructive termination or good reason, he will become entitled to receive the Severance Benefits under his agreement for a qualifying termination in connection with a change in control. If Mr. Labat remains employed with the Cerner Group through the completion of the Waiver Period, then he will be paid, issued and provided, as applicable, all the Severance Benefits (regardless of whether he remains employed thereafter with the Cerner Group), except that if he continues to stay employed, he will not be entitled to any Severance Benefits relating to continued COBRA benefits. Thereafter, he will have no continuing severance rights or entitlements, and no member of the Cerner Group will have any continuing severance obligations to him under his agreement. The Compensation Committee approved this Waiver in order to facilitate the completion of the Transactions and the retention of Mr. Labat.

Brent Shafer

Mr. Shafer and the Company entered into a letter agreement on April 30, 2021 ("Letter Agreement") memorializing the terms of his transition to Senior Advisor and separation from Cerner. The acceleration of Mr. Shafer's departure would qualify as a termination without Cause under his Executive Employment Agreement. However, the parties agreed to reduce the benefits that would be payable to Mr. Shafer under his Executive Employment Agreement as discussed below. To facilitate the transition in leadership, Mr. Shafer agreed to continue to serve as Chief Executive Officer and Chairman of the Board for a variable term while the Board searched for the Company's next Chief Executive Officer, at which time he would transition to a non-executive Senior Advisor role to assist with transitioning his duties and responsibilities to the CEO successor for one year. Dr. Feinberg succeeded Mr. Shafer as

Chief Executive Officer on October 1, 2021, and therefore Mr. Shafer will continue to serve as a Senior Advisor until October 1, 2022 (his "Departure Date").

Pursuant to the Letter Agreement, Mr. Shafer was entitled to the following compensation for serving as Chief Executive Officer through October 1, 2021: (i) continuation of base salary of $850,000; (ii) continuation of eligibility under the Performance Compensation Plan at current levels through December 31, 2021; (iii) continuation of eligibility for personal use of the Corporate Aircraft and, as relevant, a cash payment equal to the difference between his previously disclosed personal use value and the actual value of his personal use through October 1, 2021; (iv) receipt of an equity award for 2021 consisting of time-based RSUs with an aggregate grant date value of $2,500,000, that will vest on the one-year anniversary of the grant date; and (iv) continuation of eligibility for benefits generally provided to other Cerner associates.

Additionally, following Mr. Shafer's execution and non-revocation of his Transition Agreement containing a general mutual release of claims, Mr. Shafer was entitled to the following compensation for serving as Senior Advisor through his Departure Date to assist in the transition of responsibilities to Dr. Feinberg: (i) continuation of base salary of $850,000; (ii) immediate acceleration of any outstanding stock options or time-based RSUs which otherwise would have vested on or before his Departure Date and which therefore would not have been forfeited; (iii) benefits generally provided to other Cerner associates, and such other benefits as determined by the Board from time to time; and (iv) a lump sum payment (within 60 days following his Departure Date) equal to the value of two years of the difference between his COBRA coverage premium and what he was paying for his and his dependents' health, vision and dental coverage on his Departure Date. Mr. Shafer will not participate in our annual incentive plan or receive any further equity awards in his role as Special Advisor. All PSUs held by Mr. Shafer will remain eligible to vest in accordance with the applicable award agreements until his Departure Date. If Mr. Shafer's employment is terminated prior to his Departure Date by reason of his death or disability, any PSUs which otherwise would have vested on or before his Departure Date will immediately vest on the date of his death or disability assuming 100% of target level performance.

As part of entering into the Letter and Transition Agreements, Mr. Shafer forfeited his eligibility for severance benefits under his Executive Employment Agreement except in the event of his termination without Cause, in which case the severance provisions within his Executive Employment Agreement would control. However, Mr. Shafer's Executive Employment Agreement (excluding any right to any severance payment or severance benefit thereunder) otherwise remains in full force and effect, and he continues to be subject to the non-competition, non-solicitation and confidentiality obligations thereunder.

Severance Arrangements

Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate's employment agreement (including as amended by a Cerner Executive Severance Agreement) or as specifically set forth in our Cerner Associate Severance Pay Plan ("CASPP"), which was adopted July 1, 2021 and replaced our Enhanced Severance Pay Plan. Commencing in September 2017, following the death of Cerner's founder and long-time Chairman and Chief Executive Officer, we began offering contractual severance to our key executives for the purpose of updating the employment arrangements with such key executives to promote the retention of these key executives and ensure continuity and stability in Cerner's business. All of our NEOs have entered into and have the benefit of contractual severance set forth in their employment agreements, as amended by their Cerner Executive Severance Agreements, where applicable, which supersede any benefits that may have otherwise been available to the NEOs under the CASPP. We provide enhanced contractual severance benefits to attract talent, promote the retention of our NEOs and to ensure continuity and stability in Cerner's business. We have evolved our practices relating to contractual severance since these arrangements were first granted after our founder's death to be more market-aligned, most notably with respect to limiting those equity awards that are accelerated upon a severance triggering event for newly hired key executives. The impact of this change significantly lessens the cost of severance payments to Cerner by eliminating the acceleration of all outstanding unvested equity on the date of termination, which our longer tenured key executives have under the early versions of our Executive Severance Agreements.

Our CASPP applies to all of our U.S.-based permanent, full-time associates (other than those associates who we have granted contractual severance benefits) and offers severance pay upon certain termination without cause events or qualifying terminations or resignations for good reason following a change in control. Our CASPP, as well as our limited contractual severance arrangements, are intended to: show that we value our associates; help recruit and retain qualified associates; and encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control of the Company. We do not pay tax gross-ups on any severance payments.

As disclosed above, Messrs. Naughton and Trigg were terminated without Cause as defined in their Executive Severance Agreements, which had been in place since September 2017 and departed from the Company during 2021. Refer to "Potential Payments Upon Termination or Change in Control" for further details regarding severance payments made to Messrs. Naughton and Trigg in connection with their departures.

As discussed above, Mr. Shafer ceased to be an executive officer on October 1, 2021, and will depart from the Company no later than October 1, 2022. The acceleration of Mr. Shafer's departure would qualify as a termination without Cause under his Executive Employment Agreement; however, the parties reached an agreement relating to Mr. Shafer's separation and transition from Cerner that results in benefits and payments that are substantially less than if he were paid severance in accordance with his Executive Employment Agreement. Refer to "New or Material Modifications to Employment Terms" above and "Potential Payments Upon Termination or Change in Control" below for further details regarding payments to be made to Mr. Shafer in connection with his upcoming departure.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our NEOs for the Company's last three fiscal years.

Name and Principal Position at 2021 FYE (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (4)	Total ($)

David T. Feinberg President and Chief Executive Officer	2021	225,989	375,000	18,378,018	—	445,500	—	1,074,549(5)	20,499,056

Mark J. Erceg Executive Vice President and Chief Financial Officer	2021	603,846	—	8,141,882	—	831,600	—	103,277(6)	9,680,605

Travis S. Dalton Executive Vice President and Chief Client & Services Officer and President, Cerner Government Services	2021	549,506	—	4,466,930	—	792,000	—	10,092(7)	5,818,528

Jerome Labat Executive Vice President and Chief Technology Officer	2021	601,648	—	5,023,605	—	726,000	—	10,092	6,361,345
	2020	354,396	—	4,000,217	—	244,750	—	—	4,599,363

Tracy L. Platt Executive Vice President and Chief Human Resources Officer	2021	492,349	—	2,615,350	—	546,480	—	10,092	3,664,271

Brent Shafer Senior Advisor; Former Chairman of the Board and Chief Executive Officer	2021	852,335	—	2,500,075	—	1,683,000	—	167,450(8)	5,202,860
	2020	849,176	—	7,700,070	—	1,118,063	—	153,543	9,820,852
	2019	800,000	—	10,217,593	—	1,246,500	—	274,704	12,538,797

Marc G. Naughton Former Executive Vice President and Chief Financial Officer	2021	153,800	—	—	—	—	—	2,775,297(9)	2,929,097
	2020	623,516	—	2,845,128	—	695,313	—	8,493	4,172,450
	2019	600,000	—	2,754,575	—	799,838	—	45,971	4,200,384

Donald D. Trigg Former President	2021	445,527	—	5,532,490	—	—	—	2,592,206(10)	8,570,223
	2020	697,115	—	6,000,014	—	656,375	—	8,493	7,361,997
	2019	609,615	—	5,346,426	—	676,375	—	70,271	6,702,687

(1)Dr. Feinberg was hired as President and Chief Executive Officer on October 1, 2021. Mr. Erceg assumed the role of Executive Vice President and Chief Financial Officer on February 22, 2201. Mr. Dalton was promoted to Executive Vice President and Chief Client & Services Officer on January 15, 2021 and was not a named executive officer for 2019 or 2020. Mr. Labat joined the Company as Executive Vice President and Chief Technology Officer on June 1, 2020. Ms. Platt joined the Company as Executive Vice President and Chief Human Resources Officer on July 15, 2019 and was not a named executive officer for 2019 or 2020. Mr. Shafer served as Chairman of the Board and Chief Executive Officer until October 1, 2021, at which time he transitioned to Senior Advisor. Mr. Naughton served as an executive officer until February 22, 2021, at which time he transitioned to Senior Advisor until he departed the Company on March 31, 2021. Mr. Trigg served as an executive officer until he departed the company on August 19, 2021.

(2)These amounts reflect the aggregate grant date fair value of the PSUs and RSUs granted under our Long-Term Incentive Plan as described under "2021 Named Executive Officer Compensation - Long-Term

Incentive Plan Compensation" and in our Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718. Refer to Note 16 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for the relevant assumptions used to determine the grant date fair value of our stock awards. The PSU grant date fair value included in the table above reflects the probable outcome of the performance metrics being achieved at 100% target as of the date of grant. The actual amounts that will be earned are dependent upon the achievement of pre-established performance goals. The PSU grant date fair value at the highest level of achievement of the performance metrics (200%) would equal the following amounts: Dr. Feinberg, $18,380,947; Mr. Erceg, $7,183,761; Mr. Dalton, $2,883,582; Mr. Labat, $4,047,154; Ms. Platt, $2,630,635; and Mr. Trigg, $5,564,876. Messrs. Shafer and Naughton were not awarded PSUs in 2021.

(3)Reflects payments earned under our Performance Compensation Plan as described above under "2021 Named Executive Officer Compensation" in our Compensation Discussion and Analysis.

(4)This column includes the aggregate incremental cost to us of providing perquisites and other personal benefits to the NEOs, as well as our matching contributions (both fixed and discretionary) to the NEOs' accounts pursuant to our 401(k) Plan.

(5)This amount includes perquisites and other personal benefits for Dr. Feinberg consisting of personal use of our Corporate Aircraft by Dr. Feinberg, which had an incremental cost to us in the amount of $32,641 in 2021. The incremental cost to us of Dr. Feinberg's personal use of Corporate Aircraft was calculated by combining the variable operating costs of such travel, including the cost of fuel and oil, engine reserves, auxiliary power unit reserves, on-board catering and deicing fluids when applicable, the costs of deadhead hours, and the amount of $3,111 in cash paid to Dr. Feinberg because his personal use did not exceed the Compensation Committee approved value. Dr. Feinberg's spouse also accompanied him on the Corporate Aircraft on certain trips where Dr. Feinberg was traveling for business purposes and thus there was zero incremental cost to the Company. This amount also includes $1,034,457 in relocation benefits (including $86,044 in tax gross-ups with respect to this benefit) as provided under our standard executive relocation program and $4,340 in matching contributions (both fixed and discretionary) to Dr. Feinberg's account pursuant to our 401(k) Plan.

(6)This amount includes perquisites and other personal benefits for Mr. Erceg consisting of $93,185 in relocation benefits (including $45,055 in tax gross-ups with respect to this benefit) as provided under our standard executive relocation program and $10,092 in matching contributions (both fixed and discretionary) to Mr. Erceg's account pursuant to our 401(k) Plan. Mr. Erceg's spouse also accompanied him on the Corporate Aircraft on certain trips where Mr. Erceg was traveling for business purposes and thus there was zero incremental cost to the Company.

(7)Mr. Dalton's spouse also accompanied him on the Corporate Aircraft on certain trips where Mr. Dalton was traveling for business purposes and thus there was zero incremental cost to the Company.

(8)This amount includes perquisites and other personal benefits for Mr. Shafer consisting of personal use of our Corporate Aircraft by Mr. Shafer, which had an incremental cost to us in the amount of $155,883 in 2021. The incremental cost to us of Mr. Shafer's personal use of Corporate Aircraft was calculated by combining the variable operating costs of such travel, including the cost of fuel and oil, engine reserves, auxiliary power unit reserves, on-board catering and deicing fluids when applicable, the costs of deadhead hours, and the amount of $1,475 in cash paid to Mr. Shafer because his personal use did not exceed the Compensation Committee approved value. Mr. Shafer's spouse also accompanied him on the Corporate Aircraft on certain trips where Mr. Shafer was traveling for business purposes and thus there was zero incremental cost to the Company. This amount also includes $10,092 in matching contributions (both fixed and discretionary) to Mr. Shafer's account pursuant to our 401(k) Plan.

(9)This amount includes perquisites and other personal benefits for Mr. Naughton consisting of $2,769,555 in separation payments as described below under "Departure of Marc G. Naughton" and $5,742 in matching contributions (both fixed and discretionary) to Mr. Naughton's account pursuant to our 401(k) Plan.

(10)This amount includes perquisites and other personal benefits for Mr. Trigg consisting of $2,586,464 in separation payments as described below under "Departure of Donald D. Trigg" and $5,742 in matching contributions (both fixed and discretionary) to Mr. Trigg's account pursuant to our 401(k) Plan.

2021 GRANTS OF PLAN-BASED AWARDS

The following table provides information about grants of plan-based awards to the NEOs in 2021, including the estimated possible payouts under non-equity and equity incentive plan awards. Non-equity incentive awards are granted under the Performance Compensation Plan and earned based upon pre-established performance targets set and approved annually by the Compensation Committee. For more detailed information regarding our Performance Compensation Plan, see "2021 Named Executive Officer Compensation" in our Compensation Discussion and Analysis. Our equity incentive awards, consisting of RSUs and PSUs, were granted under our shareholder approved Long-Term Incentive Plan. For more detailed information regarding our Long-Term Incentive Plan, see "2021 Named Executive Officer Compensation - Long-Term Incentive Plan Compensation" in our Compensation Discussion and Analysis.

Name (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (6)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
		Threshold ($) (2)	Target ($)	Maximum ($) (3)	Threshold (#) (4)	Target (#)	Maximum (#) (5)

David T. Feinberg	11/1/2021	18,750	375,000	750,000	—	118,869	237,738	—	—	—	9,190,473
	11/1/2021	—	—	—	—	—	—	120,445	—	—	9,187,545

Mark J. Erceg	5/10/2021	31,500	630,000	1,260,000	—	44,496	88,992	—	—	—	3,591,880
	5/7/2021	—	—	—	—	—	—	43,036	—	—	3,300,000
	2/22/2021	—	—	—	—	—	—	17,628	—	—	1,250,002

Travis S. Dalton	5/10/2021	30,000	600,000	1,200,000	—	17,861	35,722	—	—	—	1,441,791
	5/7/2021	—	—	—	—	—	—	32,930	—	—	2,525,072
	2/12/2021	—	—	—	—	—	—	6,672	—	—	500,067

Jerome Labat	5/10/2021	27,500	550,000	1,100,000	—	25,068	50,136	—	—	—	2,023,577
	5/7/2021	—	—	—	—	—	—	39,124	—	—	3,000,028

Tracy L. Platt	5/10/2021	20,700	414,000	828,000	—	16,294	32,588	—	—	—	1,315,317
	5/7/2021	—	—	—	—	—	—	16,954	—	—	1,300,033

Brent Shafer	5/7/2021	63,750	1,275,000	2,550,000	—	—	—	32,604	—	—	2,500,075

Donald D. Trigg	5/10/2021	—	—	—	—	34,469	68,938	—	—	—	2,782,438
	5/7/2021	—	—	—	—	—	—	35,864	—	—	2,750,052

(1)Mr. Naughton did not receive any equity or non-equity incentive awards in 2021.

(2)These amounts represent the lowest level of payout, if any payout is triggered.

(3)These amounts represent the maximum available payout under the Performance Compensation Plan. Actual fiscal year 2021 amounts earned under the Performance Compensation Plan are included in the Summary Compensation Table.

(4)These amounts represent the lowest number of PSUs available to be earned, subject to meeting performance metrics.

(5)These amounts represent the highest number of PSUs available to be earned, subject to meeting performance metrics.

(6)These amounts reflect the number of shares underlying RSUs subject to time-based vesting.

(7)These amounts reflect the aggregate grant date fair value of the PSUs and RSUs granted computed in accordance with FASB ASC Topic 718. The PSU grant date fair value included in the table above reflects the probable outcome of the performance metrics being achieved at 100% target as of the date of grant. Refer to Note 16 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2021 for the relevant assumptions used to determine the valuation of our equity awards.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table provides information regarding outstanding awards to the NEOs as of December 31, 2021.

	Option Awards						Stock Awards
Name (1)	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date		Number of Shares/ Units That Have Not Vested (#) (2)	Market Value at December 31, 2021 of Shares/Units That Have Not Vested ($)	Equity Incentive Plan Awards
		Exercisable (#)	Unexercisable (#)						Number of Unearned Shares/Units That Have Not Vested (#) (3)	Market Value at December 31, 2021 of Unearned Shares/Units That Have Not Vested ($)

David T. Feinberg	11/1/2021	—	—	—	—		63,909	5,935,229	—	—
	11/1/2021	—	—	—	—		—	—	118,869	11,039,364

Mark J. Erceg	2/22/2021	—	—	—	—		13,221	1,227,834	—	—
	5/7/2021	—	—	—	—		28,691	2,664,533	—	—
	5/10/2021	—	—	—	—		—	—	44,496	4,132,344

Travis S. Dalton	5/1/2017	—	5,000	65.27	5/1/2027	(4)	—	—	—	—
	5/4/2018	—	9,698	57.24	5/4/2028	(4)	—	—	—	—
	8/6/2018	—	—	—	—		—	—	5,964	553,877
	4/29/2019	—	6,441	65.88	4/29/2029	(5)	—	—	—	—
	4/30/2020	—	—	—	—		4,804	446,147	—	—
	4/30/2020	—	—	—	—		—	—	18,545	1,722,274
	2/12/2021	—	—	—	—		3,336	309,814	—	—
	5/7/2021	—	—	—	—		21,954	2,038,868	—	—
	5/10/2021	—	—	—	—		—	—	17,861	1,658,751

Jerome Labat	6/1/2020	—	—	—	—		11,482	1,066,333	—	—
	6/1/2020	—	—	—	—		—	—	26,589	2,469,320
	5/7/2021	—	—	—	—		26,083	2,422,328	—	—
	5/10/2021	—	—	—	—		—	—	25,068	2,328,065

Tracy L. Platt	7/26/2019	—	—	—	—		10,029	931,393	—	—
	4/30/2020	—	—	—	—		5,549	515,336	—	—
	4/30/2020	—	—	—	—		—	—	21,419	1,989,183
	5/7/2021	—	—	—	—		11,303	1,049,710	—	—
	5/10/2021	—	—	—	—		—	—	16,294	1,513,224

Brent Shafer (6)	2/2/2018	—	36,402	61.22	10/1/2023	(4)	—	—	—	—
	4/29/2019	—	—	—	—		—	—	64,623	6,001,538
	4/30/2020	—	—	—	—		18,495	1,717,631	—	—
	4/30/2020	—	—	—	—		—	—	71,390	6,629,989

(1)As discussed in "Potential Payments Upon Termination or Change in Control", all of Messrs. Naughton's and Trigg's unvested stock options, unvested RSUs and unvested PSUs were fully vested, assuming a 100% of target level of achievement for their unvested PSUs, on April 8, 2021 and September 13, 2021, respectively.

(2)Includes RSUs subject to continued employment through the vesting dates. These awards are scheduled to vest as follows:

David T. Feinberg	31,954 shares on October 1, 2023
31,955 shares on October 1, 2024

Mark J. Erceg	4,407 shares on February 22, 2023
14,345 shares on May 7, 2023
4,407 shares on February 22, 2024
14,346 shares on May 7, 2024
4,407 shares on February 22, 2025

Travis S. Dalton	3,336 shares on February 12, 2023
4,804 shares on April 28, 2023
10,976 shares on May 7, 2023
10,978 shares on May 7, 2024

Jerome Labat	13,041 shares on May 7, 2023
11,482 shares on June 1, 2023
13,042 shares on May 7, 2024

Tracy L. Platt	10,029 shares on July 26, 2022
5,549 shares on April 28, 2023
5,651 shares on May 7, 2023
5,652 shares on May 7, 2024

Brent Shafer	18,495 shares on April 28, 2023

(3)Includes PSUs subject to meeting performance metrics and continued employment through the vesting dates. Assuming vesting of banked shares for performance periods that have completed and vesting at 100% target for those performance periods that have not yet completed, as well as employment through the vesting date, these awards are scheduled to vest as follows:

David T. Feinberg	118,869 shares on May 7, 2024

Mark J. Erceg	44,496 shares on May 7, 2024

Travis S. Dalton	2,982 shares on August 6, 2022
18,545 shares on April 28, 2023
2,982 shares on August 6, 2023
17,861 shares on May 7, 2024

Jerome Labat	26,589 shares on June 1, 2023
25,068 shares on May 7, 2024

Tracy L. Platt	21,419 shares on April 28, 2023
16,294 shares on May 7, 2024

Brent Shafer	64,623 shares on April 29, 2022
71,390 shares on April 28, 2023

(4)Options which vest over a 5-year period with 40% vesting after year 2, and 20% vesting after years 3, 4 and 5. Options generally expire 10 years from the date of grant. Mr. Shafer's options expire on October 1, 2023.

(5)Options which vest over a 4-year period with 25% vesting after each anniversary in years 1 through 4. Options expire 10 years from the date of grant.

(6)As discussed in "Potential Payments Upon Termination or Change in Control", all of Mr. Shafer's unvested stock options and unvested RSUs, which were scheduled to vest by October 1, 2022, were fully vested on October 13, 2021.

2021 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our NEOs and the vesting of restricted stock and RSUs held by our NEOs during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

David T. Feinberg	—	—	56,536	5,268,590
Mark J. Erceg	—	—	18,752	1,696,868
Travis S. Dalton	17,070	348,082	39,919	3,388,155
Jerome Labat	—	—	36,001	3,113,197
Tracy L. Platt	—	—	26,780	2,215,271
Brent Shafer	88,604	1,324,098	141,437	10,188,904
Marc G. Naughton	368,600	6,721,728	84,596	6,085,169
Donald D. Trigg	128,006	1,657,413	239,532	17,883,430

(1)Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)Represents the aggregate dollar amount realized, which is calculated by multiplying the number of shares of restricted stock and RSUs by the fair market value of our Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summary sets forth the potential payments payable to our NEOs (other than Messrs. Naughton and Trigg) upon a hypothetical termination of employment or a hypothetical Change in Control of the Company on December 31, 2021 under (and as defined in) their current employment agreements and Cerner Executive Severance Agreements, as amended or supplemented (excluding with respect to the Merger and agreements relating specifically to the Merger). For a description of compensation that would be payable in connection with the Merger, see the discussion below under "Merger-Related Compensation". Messrs. Naughton and Trigg departed from the Company prior to December 31, 2021, and the following summary does not apply to them as the potential payments payable to them under their employment agreements and Cerner Executive Severance Agreements in effect prior to their separation were superseded by the separation agreements discussed below under "Departure of Marc G. Naughton" and "Departure of Donald D. Trigg." The Compensation Committee may in its discretion revise, amend or add to the benefits discussed below if it deems such action advisable.

David T. Feinberg, Mark J. Erceg, Travis S. Dalton, Jerome Labat and Tracy L. Platt

Termination by the Company for Cause or on account of death or Disability or resignation by the above-noted NEOs other than in the event of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control): If one of the above noted NEO's employment is terminated by us for Cause or on account of the NEO's death or Disability (each an "Ineligible Severance Event"), the NEO will be entitled to: (i) any accrued but unpaid base salary; (ii) any owed reimbursements for unreimbursed business expenses; and (iii) such employee benefits (including equity compensation or cash bonuses earned as of the termination date but not yet paid), if any, to which the NEO may be entitled under Cerner's employee benefit plans as of the NEO's termination date (the foregoing amounts described in clause (i), (ii) and (iii) are collectively referred to as the "Accrued Amounts"). If an NEO resigns other than on account of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control), the NEO will be entitled to the Accrued Amounts; provided, that if the NEO resigns with fewer than 30 days' notice, or leaves employment prior to the 30-day notice period without Cerner's permission, the NEO will only be entitled to the Accrued Amounts through the date the NEO submits a notice of resignation.

Termination by the Company for other than an Ineligible Severance Event for the above-noted NEOs or resignation following Constructive Termination for any of the above-noted NEOs (in each case, prior to a Change in Control or more than 12 months after a Change in Control): Subject to the NEO executing and delivering a customary severance agreement and release, if, prior to a Change in Control or at any time after 12 months following a Change in Control, an NEO's employment is terminated by Cerner for any reason other than an Ineligible Severance Event or the NEO resigns following a Constructive Termination, the NEO will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: (i) two years' base salary (based on such NEO's annual base salary at the time of the termination or resignation), and (ii) two times the average annual cash bonus received during the three-year period (or such lesser number of years employed at Cerner) immediately preceding the termination. These severance payments will generally be payable pro rata during a 24-month severance term on Cerner's regular paydays.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEO's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation, payable pro rata during the 24-month severance term.

Equity Awards: for Dr. Feinberg, immediate vesting of the unvested time-based RSU portion of the Make Whole Grant, which was related to replacement of awards which were to have been earned had he remained with his prior employer; immediate vesting of all unvested, time-based RSU awards granted at least 12 months prior to his termination, which would have otherwise vested by the second anniversary of the effective date of his termination; and ongoing vesting of the unvested PSU portion of the Make Whole Grant. Per the terms of his Executive

Employment Agreement, the following equity awards would be forfeited: (i) all performance-based equity awards that have not settled (regardless of whether the original performance-based vesting criteria may have been satisfied) by the effective date of his termination, other than the PSU portion of the Make Whole Grant; (ii) all time-based restricted stock or time-based RSU awards having a "date of grant" or "grant date" within 12 months of the effective date of his termination, other than the time-based RSU portion of his Make Whole Grant; and (iii) all shares subject to stock options that have not vested as of the effective date of his termination.

For Mr. Erceg, immediate vesting of all unvested, time-based RSU awards granted at least 12 months prior to his separation date, which would have otherwise vested by the second anniversary of the effective date of his termination. Per the terms of his Executive Severance Agreement, the following equity awards would be forfeited: (i) all performance-based equity awards that have not settled (regardless of whether the original performance-based vesting criteria may have been satisfied) by the effective date of his termination; (ii) all time-based restricted stock or time-based restricted stock unit awards having a "date of grant" or "grant date" (as listed in such awards), within 12 months of the effective date of his termination; and (iii) all shares subject to stock options that have not vested as of the effective date of his termination.

For each of Ms. Platt and Messrs. Dalton and Labat, immediate vesting of all unvested outstanding equity-based compensation awards, with any outstanding equity awards with performance-based vesting becoming vested as if an "at-target" level of goal achievement had been obtained; provided, however, that if Mr. Labat resigns following a Constructive Termination prior to June 1, 2022, he will not be entitled to accelerated vesting of any of his unvested outstanding equity-based compensation awards.

Termination by the Company for other than an Ineligible Severance Event or resignation by the above-named NEOs for Good Reason (in each case, within 12 months following a Change in Control): Subject to the NEO executing and delivering a customary severance agreement and release, if there is a Change in Control of Cerner and within 12 months following the effective date of the Change in Control an NEO's employment is terminated by us for any reason other than for an Ineligible Severance Event or the NEO resigns for Good Reason, the NEO will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: (i) two years' base salary (based on such NEO's annual base salary at the time of the termination or resignation), and (ii) two times the average annual cash bonus received during the three-year period (or such lesser number of years employed by Cerner) immediately preceding the termination or resignation. These severance payments will be payable in a lump sum payment.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEO's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation, payable pro rata during the 24-months following termination or resignation.

Equity Awards: for Dr. Feinberg and Mr. Erceg, immediate vesting of all outstanding unvested equity awards, and for Ms. Platt, Mr. Dalton and Mr. Labat, if there is a Change in Control, (i) for equity awards granted prior to January 1, 2021, 50% of such outstanding and unvested equity incentive awards held by an NEO on the date that the Change in Control becomes effective will be accelerated and the remaining 50% of such unvested equity incentive awards that have not yet vested will become fully vested upon the effective date of the NEO's termination or resignation; and (ii) for equity awards granted on or after January 1, 2021, full vesting of such outstanding and unvested equity incentive awards held by an NEO only upon the effective date of such NEO's termination or resignation. For Dr. Feinberg, outstanding equity awards with performance-based vesting will become vested or settled assuming the greater of (i) actual level of achievement if the performance period was concluded at the time of Change in Control or where shares are banked based on achievement of incremental performance metrics but have not yet fully vested at the time of the Change in Control, or (ii) "at-target" levels assuming the "at-target" levels of goal achievement had been attained. For each of the other noted NEOs, outstanding equity awards with performance-based vesting will become vested as if an "at-target" level of goal achievement had been obtained.

Tax Related Modifications: Any of the above-described severance payments, equity award acceleration benefits or other benefits that are subject to the modified Section 280G carve back may be reduced if (i) any portion of such payments or benefits become subject to the golden parachute penalty provisions under Section 280G or Section 4999 of the Internal Revenue Code, and (ii) by reducing such payments or benefits the NEO is able to receive a larger portion of such payments and benefits by being able to avoid such golden parachute penalties.

Transition and Departure of Brent Shafer

During 2021, Brent Shafer and Cerner entered into Letter and Transition Agreements governing the terms of his transition from Chairman and Chief Executive Officer to Senior Advisor on October 1, 2021, and departure on October 1, 2022. The terms of the Letter and Transition Agreements supersede and replace the severance terms of his Executive Employment Agreement with terms the Committee believes substantially benefit Cerner. See above under "New or Material Modifications to Employment Terms" for a discussion of Mr. Shafer's Letter and Transition Agreements.

Under the terms of his Letter and Transition Agreements, as more fully described above, Mr. Shafer is entitled to receive his base salary ($850,000) through the Departure Date as compensation for his advisory role, and all unvested PSUs that Mr. Shafer holds remain eligible to vest in accordance with the applicable award agreements through his Departure Date. In addition, Mr. Shafer will continue to be eligible to receive benefits through the Departure Date, in accordance with the terms of Cerner's benefit programs applicable to all other similarly situated associates. We will pay him in a lump sum following his Departure Date, an amount equal to the value of two years of the difference between his COBRA coverage premium and what he was paying for his and his dependents' health, vision and dental coverage at the Departure Date ($16,580).

If Mr. Shafer's employment were terminated by us for Cause, or he resigned from his employment on December 31, 2021 (or any time prior to his Departure Date), Mr. Shafer would have been entitled to the Accrued Amounts; provided, however, that if he resigned with fewer than 30 days' notice, or left employment prior to the 30-day notice period without Cerner's permission, he would only be entitled to the Accrued Amounts through the date he submitted a notice of resignation.

In accordance with his Transition Agreement, if Mr. Shafer's employment terminated on account of his death or Disability on or before December 31, 2021, in addition to the Accrued Amounts, he would have been entitled to accelerated vesting of any outstanding PSUs which otherwise would have vested on or prior to October 1, 2022, assuming 100% target performance. Further, if Mr. Shafer's separation was due to death on or before December 31, 2021, his designated beneficiary would have been entitled to: (i) any unpaid base salary through October 1, 2022; (ii) difference between the monthly COBRA continuation premium cost to cover his dependents under Cerner's employee benefit plans through October 1, 2022; and (iii) a payment having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover his dependents (to the extent covered under Cerner's health, vision and dental plans on the date of termination) and the monthly amount active associates pay for such coverage at the effective date of his termination, payable in a lump sum.

If Mr. Shafer were to breach any non-competition, non-solicitation or confidentiality covenants, (i) Cerner's obligation, if applicable, to deliver payments and benefits under the Transition Agreement or the Letter Agreement will cease immediately; (ii) he will be obligated to reimburse Cerner for all payments already made under the Letter Agreement or Transition Agreement prior to the breach; (iii) any outstanding Cerner equity award held on the date of the breach will immediately be forfeited; and (iv) he will be obligated to return to Cerner all shares of Cerner common stock (or the proceeds from the sale of such shares if such shares have been sold) received under, or as a result of his exercise of, a Cerner equity award which was subject to accelerated vesting under the Letter Agreement.

If, however, Mr. Shafer were terminated without Cause as of December 31, 2021 (or any time prior to his Departure Date), he would be entitled to the severance benefits provided in his Executive Employment Agreement, as described below.

Termination by the Company without Cause (prior to a Change in Control or more than 12 months after a Change in Control): Mr. Shafer will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: (i) two years' base salary (based on Mr. Shafer's annual base salary at the time of the termination), and (ii) two times the average annual cash bonus received during the three-year period immediately preceding the termination. These severance payments will generally be payable pro rata during a 24-month severance term on Cerner's regular paydays.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover Mr. Shafer and his dependents (to the extent covered under Cerner's health, vision and dental plans on the date of his termination) and the monthly amount Mr. Shafer was paying for such coverage at the effective date of his termination, payable pro rata during the 24-month severance term.

Equity Awards: immediate vesting of all unvested stock options or RSU awards, and for all unvested PSUs, such awards will remain outstanding and vest or be forfeited in accordance with the terms of the award agreements if the applicable performance goals are satisfied.

Termination by the Company without Cause (within 12 months following a Change in Control): Mr. Shafer will be entitled to the Accrued Amounts and the following severance payments and benefits (less normal tax and payroll deductions):

Severance Pay: (i) two years' base salary (based on Mr. Shafer's annual base salary at the time of the termination), and (ii) two times the average annual cash bonus received during the three-year period immediately preceding the termination. These severance payments will be payable in a lump sum payment.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover Mr. Shafer and his dependents (to the extent covered under Cerner's health, vision and dental plans on the date of his termination) and the monthly amount Mr. Shafer was paying for such coverage at the effective date of his termination, payable pro rata during the 24-month severance term.

Equity Awards: if there is a Change in Control, (i) for equity awards granted prior to January 1, 2021, 50% of such outstanding and unvested equity incentive awards held by Mr. Shafer on the date that the Change in Control becomes effective will be accelerated and the remaining 50% of such unvested equity incentive awards that have not yet vested will become fully vested upon the effective date of Mr. Shafer's termination; and (ii) for equity awards granted on or after January 1, 2021, full vesting of such outstanding and unvested equity incentive awards held by Mr. Shafer only upon the effective date of his termination. Outstanding equity awards with performance-based vesting will become vested as if an "at-target" level of goal achievement had been obtained.

Tax Related Modifications: Any of the above-described severance payments, equity award acceleration benefits or other benefits that are subject to the modified Section 280G carve back may be reduced if (i) any portion of such payments or benefits become subject to the golden parachute penalty provisions under Section 280G or Section 4999 of the Internal Revenue Code, and (ii) by reducing such payments or benefits the NEO is able to receive a larger portion of such payments and benefits by being able to avoid such golden parachute penalties.

Assuming employment was terminated on December 31, 2021 for each of Messrs. Feinberg, Erceg, Dalton and Labat, Ms. Platt and Mr. Shafer under each set of circumstances above, the following table provides information regarding the estimated value of all such payments and benefits:

Name(1)	Payment/Benefit	Termination Without Cause or Resignation after Constructive Termination (prior to a CIC) ($) (2)	Termination Without Cause or Resignation for Good Reason (following a CIC) ($) (3)	For Cause Termination or Resignation (other than due to a Constructive Termination prior to a CIC or for Good Reason following a CIC) ($)	Death ($) (4)	Disability ($) (5)

David T. Feinberg	Cash Severance(6)	4,500,000	4,500,000	—	—	—
	Benefits(7)	23,218	23,218	—	500,000	—
	Value of Accelerated Equity(8)	4,565,489	16,974,593(9)	—	—	—

Mark J. Erceg	Cash Severance(6)	3,080,000	3,080,000	—	—	—
	Benefits(7)	37,546	37,546	—	500,000	—
	Value of Accelerated Equity(8)	—	8,024,711(9)	—	—	—

Travis S. Dalton	Cash Severance(6)	2,234,989	2,234,989	—	—	—
	Benefits(7)	33,142	33,142	—	500,000	—
	Value of Accelerated Equity(8)	7,003,282	7,003,282(9)	—	—	—

Jerome Labat	Cash Severance(6)	2,652,000	2,652,000	—	—	—
	Benefits(7)	18,612	18,612	—	500,000	—
	Value of Accelerated Equity(10)	7,735,885	7,735,885(9)	—	—	—

Tracy L. Platt	Cash Severance(6)	1,916,324	1,916,324	—	—	—
	Benefits(7)	33,142	33,142	—	491,000	—
	Value of Accelerated Equity(8)	5,555,576	5,555,576(9)	—	—	—

Brent Shafer	Cash Severance(6)	4,398,375	4,398,375	—	637,500	—
	Benefits(7)	16,580	16,580	—	512,270	—
	Value of Accelerated Equity(8)	2,869,754	15,224,343(9)	—	7,201,790	7,201,790

(1)Mr. Naughton departed the Company on March 31, 2021 and Mr. Trigg departed the Company on August 19, 2021, both prior to the end of the 2021 fiscal year and thus no payments or benefits would be due under any occurrence above as of December 31, 2021. For a discussion of payments actually received by, or payable to, Messrs. Naughton and Trigg in connection with their departures, see "Departure of Marc G. Naughton" and "Departure of Donald D. Trigg" below. Mr. Shafer was still an employee of the company as of December 31, 2021 and eligible for certain separation benefits and payments and therefore is included in the table above. For a discussion of payments actually payable to Mr. Shafer in connection with his departure scheduled for October 1, 2022, see "Transition and Departure of Brent Shafer" above.

(2)For purposes of disclosing severance pay relating to the right to two times the average annual cash bonus received during the three-year period immediately preceding the termination or resignation, the Company used the following available information to estimate the average annual cash bonus amount: (i) for Dr. Feinberg and Mr. Erceg, the target bonus amount for the current year; (ii) for Mr. Dalton and Mr. Shafer, the average annual cash bonus received during the three-year period; (iii) for Mr. Labat, the annual cash bonus received for 2021; and (iv) for Ms. Platt, the average annual cash bonus received for 2020 and 2021. Mr. Shafer's payments and benefits would only apply in the event of termination without Cause.

(3)Assumes an effective Change in Control date of December 31, 2021. Mr. Shafer's payments and benefits would only apply in the event of termination without Cause. For purposes of disclosing severance pay relating to the right to two times the average annual cash bonus received during the three-year period immediately preceding the termination or resignation, the Company used the following available information to estimate the average annual cash bonus amount: (i) for Dr. Feinberg and Mr. Erceg, the target bonus amount for the current year; (ii) for Mr. Dalton and Mr. Shafer, the average annual cash bonus received during the three-year period; (iii) for Mr. Labat, the annual cash bonus received for 2021; and (iv) for Ms. Platt, the average annual cash bonus received for 2020 and 2021.

(4)For all NEOs, the value of death benefits includes the value of basic life insurance. In the event of accidental death, each NEO's estate would receive the value of one additional year's salary based upon his salary at the time of death, with a cap of $500,000. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000. For Mr. Shafer, this also includes the payments and benefits incorporated into his Transition Agreement.

(5)For Mr. Shafer, this includes the payments and benefits incorporated into his Transition Agreement.

(6)Cash severance payments upon an eligible severance event prior to a Change in Control will generally be payable as salary continuation on regularly scheduled paydays for the applicable severance period and cash severance payments upon an eligible severance event within 12 months of a Change in Control will be made in a lump sum.

(7)In the case of a termination for other than an Ineligible Severance Event or resignation by the NEO following a Constructive Termination or for Good Reason, this amount includes the difference between the monthly COBRA continuation premium cost to cover the NEO and the NEOs' dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the NEO's termination or resignation) and the monthly amount the NEO was paying for such coverage at the effective date of the NEO's termination or resignation over a 24-month period, based on the rates in effect on January 1, 2022.

(8)The payments relating to equity represent the value of all unvested, accelerated stock options, restricted stock and RSUs, and additionally for Mr. Dalton and Ms. Platt whose Executive Severance Agreements provide for immediate vesting of all unvested outstanding equity-based compensation awards, all unvested PSUs, as of December 31, 2021, calculated by multiplying: (i) for options the number of accelerated option shares by the difference between the exercise price and the closing price of our Common Stock on December 31, 2021, and (ii) for all other equity shares the number of accelerated equity shares by the closing price of our Common Stock on December 31, 2021.

(9)50% of this amount relates to options, restricted stock, PSUs and RSUs granted on or before December 31, 2020 that would vest automatically upon a Change in Control even if such NEO's employment continued and the remainder represents all remaining options, restricted stock, PSUs and RSUs that would vest upon such NEO's termination of employment for any reason other than an Ineligible Severance Event or such NEO's resignation for Good Reason within 12 months following the date the Change in Control becomes effective.

(10)Mr. Labat's Executive Severance Agreement provides for immediate vesting of all unvested outstanding equity-based compensation awards if, prior to a Change in Control or at any time after twelve months following a Change in Control, Cerner terminates his employment other than in connection with an Ineligible Severance Event. However, if Mr. Labat resigns following a Constructive Termination prior to June 1, 2022, he will not be entitled to accelerated vesting of any of his unvested outstanding equity-based compensation awards. The payments relating to equity represent the value of all unvested, accelerated RSUs and PSUs as if Mr. Labat were terminated by Cerner on December 31, 2021, calculated by multiplying the number of equity shares by the closing price of our Common Stock on December 31, 2021.

If Mr. Labat were to have resigned due to a Constructive Termination as of December 31, 2021, the value would be $0.

Departure of Marc G. Naughton

Mr. Naughton served as an executive officer until February 22, 2021, when Mr. Erceg assumed the role of Executive Vice President and Chief Financial Officer. On the same date, Mr. Naughton transitioned to Senior Advisor and served in that capacity until he departed the Company on March 31, 2021.

In connection with his departure, which qualified as a termination by Cerner without Cause under his Executive Severance Agreement, as amended, Mr. Naughton and Cerner entered into a Separation Agreement governing the terms of his departure. Under the terms of his Separation Agreement, Mr. Naughton is entitled to receive an aggregate cash separation payment of $2,651,805, less applicable deductions required by law, payable in equal installments on a biweekly basis on Cerner's regular pay days during the 24-month period commencing on April 16, 2021. The cash separation payment was calculated based upon: (i) Mr. Naughton's annual base salary effective March 29, 2020 ($620,000); (ii) the average of the annual cash bonus Mr. Naughton received for fiscal years 2018, 2019 and 2020 ($694,009); and (iii) the difference between Mr. Naughton's monthly COBRA continuation premium under Cerner's health, vision and dental plans in effect as of his departure date and the monthly amount he was paying for such coverage as of his departure date ($991). Mr. Naughton also received $117,750 for his service as Chief Financial Officer during the first quarter of 2021, which represented 15% of his 2020 target bonus level under the Cerner Performance Plan. His departure letter agreement contemplated payment of cash bonus through March 31, 2021 and was executed prior to the Company's formal elimination of quarterly payments for Section 16 officers under the Cerner Performance Plan annual cash incentive program. Additionally, on April 8, 2021, pursuant to his Separation Agreement: (x) all of Mr. Naughton's unvested stock options granted prior to October 28, 2020 were vested fully (valued at $558,812 based on the difference between the exercise price and the closing price of our Common Stock on the date of vesting); (y) all of Mr. Naughton's unvested RSUs granted prior to October 28, 2020 were fully vested (valued at $2,486,496 based on the closing price of our Common Stock on the date of vesting); and (z) all of his unvested PSUs granted prior to October 28, 2020 were fully vested, assuming a 100% of target level of achievement (valued at $2,989,585 based on the closing price of our Common Stock on the date of vesting). Under his Separation Agreement, the parties agreed to a mutual release of claims. In addition, Mr. Naughton will remain subject to, and the separation payments will be conditioned upon compliance with, the restrictive covenants contained in his employment agreement and his Separation Agreement, including covenants with respect to non-competition, non-solicitation and confidentiality. If Mr. Naughton were to breach any of the restrictive covenants during the 24-month separation payment period, Cerner would be entitled to stop any payments due after the date of breach and clawback all separation payments made prior to the date of breach, as well as any of Mr. Naughton's outstanding equity awards or shares of common stock underlying such equity awards at the time of breach or, if sold prior to the date of the breach, the proceeds thereof.

Departure of Donald D. Trigg

Mr. Trigg served as an executive officer until he departed the Company on August 19, 2021. In connection with his departure, which qualified as a termination by Cerner without Cause under his Executive Severance Agreement, as amended, Mr. Trigg and Cerner entered into a Separation Agreement governing the terms of his departure. Under the terms of his Separation Agreement, Mr. Trigg is entitled to receive an aggregate cash separation payment of $2,586,464, less applicable deductions required by law, payable in equal installments on a biweekly basis on Cerner's regular pay days during the twenty-four (24) month period that commenced on September 17, 2021. The cash separation payment was calculated based upon: (i) Mr. Trigg's annual base salary effective March 29, 2020 ($700,000); (ii) the average of the annual cash bonus Mr. Trigg received for fiscal years 2018, 2019 and 2020 ($574,250); and (iii) the difference between Mr. Trigg's monthly COBRA continuation premium under Cerner's health, vision and dental plans in effect as of his departure date and the monthly amount he was paying for such coverage as of his departure date ($1,582). Additionally, on September 13, 2021 pursuant to his Separation Agreement: (x) all of Mr. Trigg's unvested stock options granted prior to August 19, 2021 were vested fully (valued at $644,119 based on the difference between the exercise price and the closing price of our Common Stock on the date of vesting); (y) all of Mr. Trigg's unvested RSUs granted prior to August 19, 2021 were fully vested (valued at

$6,722,582 based on the closing price of our Common Stock on the date of vesting); and (z) all of his unvested PSUs granted prior to August 19, 2021 were fully vested, assuming a 100% of target level of achievement (valued at $7,468,327 based on the closing price of our Common Stock on the date of vesting). Under his Separation Agreement, the parties agreed to a mutual release of claims. In addition, Mr. Trigg will remain subject to, and the separation payments will be conditioned upon compliance with, the restrictive covenants contained in his employment agreement and his Separation Agreement, including covenants with respect to non-competition, non-solicitation and confidentiality. If Mr. Trigg were to breach any of the restrictive covenants during the 24-month separation payment period, Cerner would be entitled to stop any payments due after the date of breach and clawback all separation payments made prior to the date of breach, as well as any of Mr. Trigg's outstanding equity awards or shares of common stock underlying such equity awards at the time of breach or, if sold prior to the date of the breach, the proceeds thereof.

Merger-Related Compensation

The compensation that would potentially be payable to the NEOs in connection with the Merger is described in the Solicitation/Recommendation Statement on Schedule 14D-9 (as the same may be amended or supplemented from time to time, the "Schedule 14D-9") filed by the Company with the SEC on January 19, 2022, as amended, including under Item 3. Past Contacts, Transactions, Negotiations and Agreements of the Schedule 14D-9.

At the effective time of the Merger (the "Effective Time"), each share of Common Stock ("Share") of the Company (with certain exceptions) will be converted into the right to receive an amount in cash equal to $95.00, net to the holder in cash, without interest thereon and subject to any required tax withholding (the "Merger Consideration").

Treatment of Equity Awards

The Merger Agreement provides that at the Effective Time, the unvested portion of each (1) option to purchase Shares (a "Stock Option"); (2) share of restricted stock ("Restricted Stock"); (3) award of time-based RSUs; and (4) award of PSUs, (together with the Stock Options, Restricted Stock, RSUs and PSUs, the "Cerner Compensatory Awards") that is outstanding immediately prior to the Effective Time and that is held by a person who is an employee of Cerner or any of its subsidiaries immediately prior to the Effective Time, will be assumed by Oracle and converted automatically at the Effective Time into an option, restricted stock award, restricted stock unit award, or performance unit award, as the case may be, denominated in shares of Oracle common stock. These assumed Cerner Compensatory Awards (the "Assumed Cerner Awards") will be subject to terms and conditions identical to those in effect at the Effective Time, except that: (1) the number of shares of Oracle common stock that will be subject to each such Assumed Cerner Award will be determined by multiplying the number of Shares subject to such Assumed Cerner Award by a fraction (the "Award Exchange Ratio"), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Oracle common stock on the New York Stock Exchange over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share); and (2) the exercise price or purchase price per Share of each such Assumed Cerner Award, if any, will equal (a) the per Share exercise or purchase price of each such Assumed Cerner Award divided by (b) the Award Exchange Ratio (rounded upwards to the nearest whole cent).

At the Effective Time, the vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the Merger) of each Cerner Compensatory Award that is outstanding immediately prior to the Effective Time (each such award, a "Cashed Out Compensatory Award") will not be assumed by Oracle and will, immediately prior to the Effective Time, be cancelled and extinguished in exchange for an amount in cash equal to (1) the product of (a) the aggregate number of Shares subject to such Cashed Out Compensatory Award immediately prior to the Effective Time, and (b) the Merger Consideration less any per share exercise or purchase price of such Cashed Out Compensatory Award immediately prior to such cancellation; plus (2) an amount equal to any dividend equivalent rights payable with respect to such vested portion of the Cashed Out Compensatory Award. Any Cashed Out Compensatory Award that has an exercise or purchase price equal to or greater than the Merger Consideration will be cancelled without any consideration.

Any performance metrics relating to any PSU that, immediately prior to the Effective Time, remain subject to the achievement of such performance metrics either will be deemed achieved at the greater of (1) target levels as of immediately prior to the Effective Time or (2) levels based on actual achievement of pro-rated performance goals through the Effective Time. Any PSUs that are deemed earned in accordance with the foregoing sentence will then (following the vesting of the PSU, in whole or in part, pursuant to its terms as a result of the Transactions contemplated by the Merger Agreement) be subject to vesting based on continued service with Cerner, Parent, Oracle or their respective subsidiaries through the originally scheduled vesting dates applicable to such awards.

Agreements or Arrangements with Executive Officers Relating to the Merger

The closing of the Offer will constitute a "change in control" under agreements with certain of Cerner's executive officers, which may entitle them to the payments described below in certain circumstances. In addition, pursuant to the below agreements, Cerner's executive officers other than Mr. Labat are subject to customary non-competition and non-solicitation provisions that are effective during the term of the executive's employment and for two years following a termination of employment for any reason.

Severance Arrangements

David T. Feinberg

Pursuant to his employment agreement, if there is a "change in control" of Cerner and within 12 months following the effective date of the change in control Dr. Feinberg's employment is terminated by Cerner for any reason other than for Cause or on account of death or disability or Dr. Feinberg resigns for "good reason" (each as defined in his employment agreement), except due to a material, adverse change in authority, duties, position or responsibilities or change in reporting structure during the Waiver Period as described below under "Severance Arrangement Waivers," Dr. Feinberg will be entitled to the following severance payments and benefits subject to Dr. Feinberg executing and delivering a severance agreement and release:

Severance Pay: two times the sum of (1) Dr. Feinberg's annual base salary at the time of the termination or resignation (provided, however, that if Dr. Feinberg resigns from employment for good reason within 12 months following the date a change in control becomes effective because of a material reduction in his total target compensation, such severance payments will be based on his annual base salary in effect immediately prior to such reduction), and (2) the average annual cash bonus received during the three-year period immediately preceding the termination or resignation (or such lesser number of years if Dr. Feinberg has not been employed by Cerner for three years). These severance payments will be payable in a lump sum payment.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover Dr. Feinberg and his dependents (to the extent covered under Cerner's health, vision and dental plans on the date of Dr. Feinberg's termination) and the monthly amount Dr. Feinberg was paying for such coverage at the effective date of his termination, payable pro rata during the 24 months following the termination or resignation.

Equity Awards: immediate vesting of all outstanding unvested equity awards granted to Dr. Feinberg under any Cerner equity incentive plans; notwithstanding anything to the contrary contained in Dr. Feinberg's employment agreement, any equity granted in 2022 will not vest in full upon a qualifying termination of employment in connection with a change in control, but instead will accelerate and vest on a pro-rata basis if the termination occurs within 12 months following the grant date.

Mark J. Erceg

Pursuant to his Executive Severance Agreement, if there is a "change in control" of Cerner and within 12 months following the effective date of the change in control Mr. Erceg's employment is terminated by Cerner for any reason other than for Cause or on account of death or disability or because the executive resigns for "good reason," then the executive will be entitled to the following severance payments and benefits, subject to his executing and delivering a customary severance agreement and release:

Severance Pay: two times the sum of (1) Mr. Erceg's annual base salary at the time of the termination or resignation (provided, however, that if he resigns from employment for good reason within 12 months following the date a change in control of Cerner becomes effective because of a material reduction in his total target compensation, such severance payments will be based on annual base salary in effect immediately prior to such reduction), and (2) the average annual cash bonus received during the three-year period (or such lesser number of years employed by Cerner) immediately preceding the termination or resignation. These severance payments will be payable in a lump sum payment.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover Mr. Erceg and his dependents (to the extent covered under Cerner's health, vision and dental plans on the date of termination) and the monthly amount Mr. Erceg was paying for such coverage at the effective date of his termination, payable pro rata during the 24 months following the termination or resignation.

Equity Awards: immediate vesting of all outstanding unvested equity awards granted to Mr. Erceg under any Cerner equity incentive plans; notwithstanding anything to the contrary contained in Mr. Erceg's Executive Severance Agreement, any equity granted in 2022 will not vest in full upon a qualifying termination of employment in connection with a change in control, but instead will accelerate and vest on a pro-rata basis if the termination occurs within 12 months following the grant date.

Other NEOs

The following summary sets forth the potential payments payable to Travis S. Dalton, Jerome Labat and Tracy L. Platt, upon a qualifying termination of employment in connection with a "change in control" of Cerner under their current employment agreements and Cerner Executive Severance Agreements, as amended or supplemented.

Subject to the executive executing and delivering a customary severance agreement and release, if there is a change in control of Cerner and within 12 months following the effective date of the change in control an executive's employment is terminated by Cerner for any reason other than for an Ineligible Severance Event or the executive resigns for "good reason," except in the case of Mr. Labat due to a material, adverse change in authority, duties, position or responsibilities or change in reporting structure during the Waiver Period as described below under "Severance Arrangement Waivers," the executive will be entitled to the following severance payments and benefits:

Severance Pay: (1) two years' base salary (based on such executive's annual base salary at the time of the termination or resignation), and (2) two times the average annual cash bonus received during the three-year period immediately preceding the termination or resignation. These severance payments will be payable in a lump sum payment.

Benefits: payments having an aggregate value equal to 24 times the difference between the monthly COBRA continuation premium cost to cover the executive and the executive's dependents (to the extent covered under Cerner's health, vision and dental plans on the date of the executive's termination or resignation) and the monthly amount the executive was paying for such coverage at the effective date of the executive's termination or resignation, payable pro rata during the 24-months following termination or resignation.

Equity Awards: where there is a change in control, (1) for equity awards granted prior to January 1, 2021, 50% of such outstanding and unvested equity incentive awards held by an executive on the date that the change in control becomes effective will be accelerated and the remaining 50% of such unvested equity incentive awards that have not yet vested will become fully vested upon the effective date of the executive's termination or resignation for "good reason"; (2) for equity awards granted on or after January 1, 2021 but prior to December 31, 2021, full vesting of such outstanding and unvested equity incentive awards held by an executive only upon the effective date of such executive's termination or resignation; and (3) for any equity granted in 2022, such equity will not vest in full upon a qualifying termination of employment in connection with a change in control resulting from the Transactions, but instead will accelerate and vest on a pro-rata basis if the termination occurs within 12 months following the grant date.

Severance Arrangement Waivers

As described above under "New or Material Modifications to Employment Terms," the Company entered into a Waiver with Dr. Feinberg dated December 20, 2021 and Mr. Labat dated January 14, 2022 that amends each of their employment and severance agreements in connection with the closing of the transactions under the Merger Agreement. Pursuant to the Waivers, each executive agreed to waive any right to voluntarily terminate his employment for "good reason" or "constructive termination" due to a material, adverse change in authority, duties, position or responsibilities or change in reporting structure during the Waiver Period. In addition, if the executive's employment with the Cerner Group during the 12-month period following the closing of the Transactions is terminated without Cause or for any other reason that constitutes constructive termination or good reason, he will become entitled to receive the Severance Benefits under his employment or severance agreement for a qualifying termination in connection with a change in control. If the executive remains employed with the Cerner Group through the completion of the Waiver Period, then he will be paid, issued and provided, as applicable, all the Severance Benefits (regardless of whether he remains employed thereafter with the Cerner Group), except that if he continues to stay employed, he will not be entitled to any Severance Benefits relating to continued COBRA benefits. Thereafter, he will have no continuing severance rights or entitlements, and no member of the Cerner Group will have any continuing severance obligations to him under his agreement.

Equity Awards

In addition, (i) 50% of the Cerner Compensatory Awards held by the executives that were granted prior to January 1, 2021, will vest upon the closing of the Transactions (which, for PSUs, will be calculated based on the number of PSUs earned) and (ii) notwithstanding anything to the contrary contained in the executives' employment or severance agreements, the Cerner Compensatory Awards held by the executives that were granted in 2022 will not vest in full upon a qualifying termination of employment in connection with a change in control, but instead will accelerate and vest on a pro-rata basis if the termination occurs within 12 months following the grant date (and after deeming any performance metrics achieved as described above).

Also, in connection with tax planning efforts, the portion of the RSUs held by Cerner's executive officers in December 2021 (which otherwise would have vested prior to June 30, 2022, for all executive officers other than Dr. Feinberg and which otherwise would have vested prior to December 2022 for Dr. Feinberg) were accelerated and vested in 2021.

RSUs and PSUs awarded in 2022 will be entitled to prorated vesting in the event of termination for other than Cause, or resignation for good reason, following a change in control prior to the first anniversary of the grant date.

PAY RATIO

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our associates and the annual total compensation of Dr. Feinberg, our CEO on December 31, 2021, the last day of our 2021 fiscal year, which we have also selected as the "Measurement Date".

For 2021, our last completed fiscal year:

(1)the annual total compensation of the median employee as identified using the steps below was $75,480; and

(2)the total compensation of our CEO, annualized for 2021, was $22,509,567. In order to calculate this annualized compensation value, we annualized Dr. Feinberg's 2021 base pay and performance-based cash incentive payment.

Based on this information, the ratio of the annual total compensation of Dr. Feinberg, our CEO as of the Measurement Date, to the median employee was 298.2 to 1.

Given Dr. Feinberg's compensation in 2021 was significantly increased due to his equity-based compensation award granted to make up for compensation that was forfeited from his prior employer, we believe the ratio above is not indicative of Dr. Feinberg's typical, target compensation. Assuming a full year of base salary and at-target performance-based cash incentive, along with Dr. Feinberg's annual equity-based compensation amount as set forth in his Executive Employment Agreement, as well as his corporate jet usage and company 401(k) match, Dr. Feinberg's total compensation would have been $15,860,000. This would have resulted in a pay ratio of 210.1 to 1.

To identify the median employee, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

(1)We determined that as of the Measurement Date, our associate population (according to the methodology set forth under the Fair Labor Standards Act) for purposes of calculating our pay ratio consisted of approximately 25,150 individuals, with approximately 70% of our associate population located in the United States and 30% located outside of the United States. By region, our associate population consists of approximately 17,650 individuals in the Americas, 5,500 individuals in Asia-Pacific and 2,000 individuals in Europe and the Middle East.

(2)Our associate population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 23,970 individuals as of the Measurement Date. As the majority of our associates are located in the United States, we applied the de minimis exemption.

a.We excluded approximately 5% or 1,180 associates from our associate population employed by us in the following countries:

Australia	Egypt	Malaysia	Saudi Arabia
Austria	Finland	Mexico	South Korea
Belgium	France	Netherlands	Singapore
Brazil	Ireland	Norway	Spain
Canada	Israel	Qatar	Taiwan
China	Italy	Romania	United Arab Emirates

b.The remaining 95% of our associate population included in our calculation (which consists of approximately 23,970 associates) are employed by us in the following countries:

United States of America
India
Germany
Sweden
United Kingdom

(3)To identify the median employee from our associate population we compared the base pay of our associates on the Measurement Date, as base pay is the primary compensation element for most of our associates. We define "base pay" as the annual salary level for salaried associates and annual base hourly rate multiplied by scheduled hours for hourly workers, as reported in our centralized human resource system. We did not make any cost-of-living adjustments in identifying the median employee.

(4)Using this methodology, we determined that the median employee (excluding the CEO) was a full-time salaried associate located in the United States.

(5)With respect to the annual total compensation of the median employee, we identified and calculated the elements of such associate's compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in an annual total compensation of $75,480.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company's Compensation Committee members (Linda M. Dillman (until her service ended on March 13, 2021), Julie L. Gerberding, George A. Riedel, R. Halsey Wise, and William D. Zollars) is or during the last fiscal year was: (i) an officer or employee of the Company, or (ii) engaged in a related person transaction with Cerner requiring disclosure under Item 404 of Regulation S-K.

None of our executive officers (i) is a member of the board of directors or compensation committee (or equivalent committee) of any other entity that had one or more of its executive officers serving as a member of our Compensation Committee, or (ii) served as a member of the compensation committee (or equivalent committee) of any other entity that had one or more of its executive officers serving as a member of our Board.

CERTAIN TRANSACTIONS

Certain former executive officers have immediate family members who were during the last fiscal year, and continue to be, employed by the Company. The regular compensation of each such family member was established by the Company in accordance with the Company's employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Jeffrey Naughton, the son of Marc Naughton, the Company's former Chief Financial Officer, is employed by the Company as a Director, Learning Health Network. Jeffrey Naughton's cash compensation for fiscal year 2021 was $173,988. Mr. Naughton was awarded 496 RSUs on May 7, 2021 which vest evenly each year for a period of three years. Kristen Naughton, the daughter of Marc Naughton, the Company's former Chief Financial Officer, is employed by the Company as a Senior Engagement Owner. Ms. Naughton's cash compensation for fiscal year 2021 was $118,399. Ms. Naughton was awarded 164 RSUs on May 7, 2021, which vest evenly each year for a period of three years, and 317 RSUs on October 13, 2021 which vest evenly each year for a period of two years. Kyle Peterzalek, the son of John Peterzalek, the Company's former Executive Vice President and Chief Client & Services Officer, is employed by the Company as a Lead Federal Program Executive. Kyle Peterzalek's cash compensation for fiscal year 2021 was $198,237. Mr. Peterzalek was awarded 164 RSUs on May 7, 2021 which vest evenly each year for a period of three years. Dana Peterzalek, the daughter-in-law of John Peterzalek, the Company's former Executive Vice President and Chief Client & Services Officer, is employed by the Company as a Senior Director, Health Network Consulting. Mrs. Peterzalek's cash compensation for fiscal year 2021 was $187,816. Mrs. Peterzalek was awarded 783 RSUs on May 7, 2021 and 578 RSUs on June 1, 2021, all of which vest evenly each year for a period of three years.

See the "Summary Compensation Table" and "Compensation Discussion and Analysis" for a discussion of NEO compensation.

We believe that these various relationships and transactions were reasonable and in the best interests of the Company.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Board has adopted a written policy governing the approval of transactions with related parties that are reasonably expected to be disclosable under Item 404(a) of Regulation S-K (a "Related Party Transaction"). Under the policy, the Audit Committee (or the Chairperson of the Audit Committee or certain members of management via delegation under the policy) will review the material facts of all Related Party Transactions that require approval and either approve or disapprove of the entry into the Related Party Transaction. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee will consider, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction.

Related Party Transactions entered into without the Audit Committee's pre-approval will not violate our policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee or the Chairperson of the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our policy.

Our Related Party Transaction Policy is in addition to our written conflict of interest policy and Global Code of Conduct that addresses instances in which an associate's or Director's private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our Legal Group, to help administer our conflicts of interest policy and to render objective determinations regarding whether any associate's or Director's private interests may interfere with the interests of the Company. Once a transaction or relationship is identified, it is analyzed by the ad hoc management committee and outside counsel, as necessary, to determine if the transaction is a Related Party Transaction. Any waiver of any provision of our Global Code of Conduct for executive officers or Directors may be made only by the Board and will be promptly disclosed as required by law or Nasdaq Rules.

We solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual report on Form 10-K and our annual Proxy Statement. We specifically seek information in writing pertaining to any transactions with related parties. Additionally, management informs the Board and/or its Committees regarding any potential Related Party Transaction of which management is aware. All Related Party Transactions, as well as other transactions with related persons which are not Related Party Transactions, are submitted for review and approval or ratification by the Audit Committee on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 4, 2022 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: (i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, (ii) each Director and nominee for election as a Director, (iii) each Named Executive Officer included in the Summary Compensation Table, and (iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole investment power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding

The Vanguard Group, Inc.(1)	31,586,238	10.75%
BlackRock, Inc.(2)	24,425,920	8.31%
Brent Shafer(3)	65,108	*
Gerald E. Bisbee	54,853	*
Mark J. Erceg	44,245	*
Mitchell E. Daniels	34,272	*
David T. Feinberg	31,319	*
Travis S. Dalton(4)	28,418	*
William D. Zollars	26,588	*
Jerome Labat	21,946	*
John J. Greisch(5)	20,250	*
R. Halsey Wise(6)	18,667	*
Julie L. Gerberding	11,844	*
Melinda J. Mount(7)	11,337	*
George A. Riedel(8)	9,637	*
Tracy L. Platt	8,768	*
Elder Granger	2,768	*
Marc G. Naughton	—	*
Donald D. Trigg	—	*
All Directors and executive officers, as a group (16 persons)	343,264	*
*Less than one percent.

(1)Schedule 13G/A, filed by The Vanguard Group, Inc. on February 9, 2022, reported shared voting power with respect to 464,041 shares of Common Stock, sole investment power with respect to 30,394,109 shares of Common Stock and shared investment power with respect to 1,192,129 shares of Common Stock. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)Schedule 13G/A, filed by BlackRock, Inc. on February 7, 2022, reported sole voting power with respect to 20,369,156 shares of Common Stock and sole investment power with respect to 24,425,920 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd St., New York, New York 10055.

(3)Mr. Shafer has sole voting and investment power with respect to 65,108 shares of Common Stock. This amount includes 64,623 shares issuable from PSUs that will vest within 60 days.

(4)Mr. Dalton has sole voting and investment power with respect to 28,418 shares of Common Stock. This amount includes 8,220 shares of Common Stock issuable upon exercise of options that will vest within 60 days.

(5)Mr. Greisch has sole voting and investment power with respect to 20,250 shares of Common Stock. This amount includes 1,265 shares of Common Stock issuable from restricted stock awards that will vest within 60 days.

(6)Mr. Wise has sole voting and investment power with respect to 18,667 shares of Common Stock. This amount includes 1,265 shares of Common Stock issuable from restricted stock awards that will vest within 60 days.

(7)Ms. Mount has sole voting and investment power with respect to 11,337 shares of Common Stock. This amount includes 1,265 shares of Common Stock issuable from restricted stock awards that will vest within 60 days.

(8)Mr. Riedel has sole voting and investment power with respect to 9,637 shares of Common Stock. This amount includes 1,265 shares of Common Stock issuable from restricted stock awards that will vest within 60 days.

AUDIT RELATED MATTERS

Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company. For audit services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee.

For audit-related services and permissible non-audit services, the independent auditor will provide the Audit Committee with an engagement letter outlining the scope of services proposed to be performed. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee. The Chairperson of the Audit Committee has been delegated authority from the Audit Committee to renew the scope of pre-approved ongoing and recurring engagements for permissible audit-related or non-audit services and the fees related thereto.

Upon receiving an unforeseen request for audit, audit-related or non-audit services (or a change in the fee range for audit-related or non-audit services), the independent registered public accounting firm will provide our management a detailed scope of service description and fee range. A request is then made for pre-approval of such services or fees from the Chairperson of the Audit Committee. To ensure prompt handling of unexpected matters, the Chairperson of the Audit Committee has been delegated authority from the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto.

All action taken with respect to pre-approval of audit, audit-related or non-audit services and fees will be included in the independent registered public accounting firm's materials shared with the Audit Committee as part of their required communications with the Audit Committee. With respect to any such pre-approval of non-audit services, the independent registered public accounting firm will confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements and do not impair the independent registered public accounting firm's independence under applicable professional standards.

The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee (or the Chairperson, as applicable).

Annual Evaluation and Selection of Independent Auditors

Our independent registered public accounting firm during the year ended December 31, 2021 was KPMG LLP ("KPMG"). KPMG has audited our financial statements since 1983.

The Audit Committee annually reviews KPMG's independence and performance in deciding whether to retain KPMG or engage a different independent auditor. In the course of these reviews, the Audit Committee considers, among other things:

•KPMG's historical and recent performance on our audit.
•KPMG's capability, knowledge of and expertise in handling the complexity of our global operations and industry.
•Appropriateness of KPMG's fees for audit and non-audit services (see below).
•KPMG's independence and established internal controls to ensure that KPMG is proactively addressing any independence or quality concerns.
•The quality and candor of KPMG's communications with the Audit Committee and management.
•KPMG's tenure as our independent auditor. We believe the benefits of a longer tenured audit firm are considerable and include the following: (i) institutional knowledge can result in higher audit quality; (ii) eliminating the learning curve related to our business can increase efficiency and keep costs competitive; and (iii) management time and resources can be focused on our business rather than onboarding and educating a new auditor.

Audit and Non-Audit Fees

The aggregate fees billed by KPMG for professional services rendered for the fiscal years ended December 31, 2021 and December 31, 2020 were as follows:

	2021	2020

Audit Fees	$2,845,116	$2,745,725
Audit-Related Fees	1,164,610	940,684
Tax Fees	181,185	—
Other Fees	—	—

Total	$4,190,911	$3,686,409

    Audit Fees. Audit fees include fees for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K, for the review of our consolidated financial statements included in our quarterly reports on Form 10-Q, for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements, and issuance of consents. Additionally, audit fees include fees for professional services rendered for audits of certain foreign subsidiaries in support of statutory reporting requirements.

    Audit-Related Fees. Audit-related fees include services in the form of attestation reports over internal controls in the form of System and Organization Controls (SOC) 1, 2 and 3 reports and HITRUST attestation services related to the Company's ISO 27001 certifications, and other services related to vendor due diligence.

    Tax Fees. Tax fees include certain tax planning and consulting services provided by KPMG during the fiscal year ended December 31, 2021.

    All Other Fees. There were no other fees billed to us by KPMG for the fiscal years ended December 31, 2021 and December 31, 2020.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG's independence. All permissible non-audit services provided by KPMG in 2021 were pre-approved by the Audit Committee. In addition, audit engagement hours were performed by KPMG's full-time, permanent employees and/or affiliated employees in non-U.S. offices.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all audit and non-audit services performed to date and currently planned to be provided by KPMG related to the fiscal year 2022. The planned services include the annual audit, quarterly reviews and issuances of consents related to SEC filings. Additionally, KPMG has been engaged in 2022 to provide audit related services in the form of attestation reports over internal controls in the form of SOC 1, 2 and 3 reports; and certain tax planning and consulting services.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such acts.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the Company's independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the audited financial statements, the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D., M.B.A.
Mitchell E. Daniels, Jr., J.D.
Elder Granger, M.D.
John J. Greisch, M.B.A.
Melinda J. Mount, M.B.A.
William D. Zollars
____________________

PROPOSAL #1

ELECTION OF DIRECTORS

The Board has nominated Mitchell E. Daniels, Jr., Elder Granger, M.D. and John J. Greisch for election as Class II Directors and Melinda J. Mount, George A. Riedel and R. Halsey Wise for election as Class III Directors. Mr. Daniels, Dr. Granger, Mr. Greisch and Ms. Mount are currently Class II Directors who have served on our Board since 2013, 2020, 2019 and 2019, respectively. Mr. Riedel and Mr. Wise are currently Class III Directors who have served on our Board since 2019. Unless otherwise instructed, the persons named as proxies will vote for the election of Mr. Daniels, Dr. Granger, Mr. Greisch, Ms. Mount, Mr. Riedel and Mr. Wise. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.

If elected, each of the nominees will hold office for a one-year term expiring at the 2023 Annual Meeting of Shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.

Information concerning each Director nominee is set forth above under "Information Concerning Directors and Nominees," along with information about other members of our Board.

Vote Required

The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any incumbent nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, such person must tender his or her resignation to the Board following certification of the vote as further discussed above under "Consideration of Director Nominees - Majority Voting for Directors."

Board Recommendation

OUR BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES

PROPOSAL #2

RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on its evaluation and the Audit Committee's determination that KPMG is independent, our Audit Committee has retained the firm of KPMG as our independent registered public accounting firm for fiscal year 2022, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the 2022 Annual Shareholders' Meeting and will have the opportunity to make a statement and be available to answer questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

PROPOSAL #3

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with a vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to the Company and to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. This pay-for-performance compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. This approach has resulted in our ability to attract and retain key executive talent necessary to lead us during a period of transition and transformation. Please refer to "Compensation Discussion and Analysis" for an overview of the compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs' compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board and the Compensation Committee value the opinions of Cerner shareholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Company conducts the shareholder advisory votes on executive compensation on an annual basis and therefore, the next such shareholder vote is expected to occur at the Company's 2023 Annual Shareholders' Meeting.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for advisory approval of this proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NEOs AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL #4

AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE
OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING

The Company is committed to reviewing and adopting corporate governance practices that are in the best interests of both the Company and our shareholders. The Company's Third Restated Certificate of Incorporation, as amended (the "Certificate") currently requires the approval of 80% or more of the aggregate votes of the outstanding shares of the Company for certain fundamental changes to the Company's corporate governance. This Proposal #4 is a result of the Board's careful consideration of these limited supermajority voting thresholds, the views of our shareholders as expressed in the non-binding vote on this issue at the 2021 Annual Shareholders' Meeting, a growing sentiment among institutional investors and their advisory services in favor of simple majority voting, and the recommendation of the NG&PP Committee. After considering corporate governance best practices for our shareholders, the Board has adopted a resolution setting forth the proposed amendment and restatement of the Certificate to eliminate each voting requirement that calls for a supermajority vote and make certain related amendments (the "Proposed Amendments", and such amended and restated Certificate, the "Fourth Amended & Restated Certificate of Incorporation"), declared the advisability of the Proposed Amendments and directed that they be considered at the 2022 Annual Shareholders' Meeting.

The Proposed Amendments are set forth below and will be voted on separately. The vote required to approve each of the Proposed Amendments is discussed at the end of this Proposal #4. Approval of any of the Proposed Amendments is not conditioned upon approval of the other Proposed Amendments.

Overview of the Proposed Amendments

The Certificate currently contains supermajority voting requirements: (i) for the approval of certain transactions with interested shareholders, (ii) for shareholders to amend certain articles in the Certificate, (iii) for shareholders to amend certain sections of the Amended and Restated Bylaws (as amended, the "Bylaws") and (iv) for the removal of directors with cause prior to the 2023 Annual Shareholders' Meeting. If any of the Proposed Amendments are approved by the shareholders, the Board will make certain conforming changes to the Company's Bylaws. If the shareholders do not approve any of the Proposed Amendments, then the Certificate and Bylaws will remain unchanged as to such provisions and those supermajority provisions will remain in place in accordance with their terms. More information on the Proposed Amendments to remove these supermajority voting requirements is provided in the descriptions of Proposal #4(a) through 4(d) below.

Proposal #4(a) – Amendments to Remove the Supermajority Voting Standards for Certain Business Combination Transactions with Interested Stockholders

Paragraph NINTH of the Certificate currently requires that certain Business Combinations (as defined in the Certificate) with an Interested Stockholder (as defined in the Certificate) or its affiliates, including mergers or consolidations, dispositions of assets or securities with a fair market value of $500,000 or more and certain recapitalization and liquidation transactions, in each case that have not been approved by a majority of disinterested directors, must be approved by 80% or more of the aggregate votes of the outstanding shares of the Company entitled to vote on the issue in question, voting together as a single class. If this Proposal #4(a) is approved, this supermajority voting standard will be removed from the Certificate and the default voting standard set forth in the General Corporation Law of the State of Delaware (the "DGCL"), if any (other than the rule regarding business combinations set forth in Section 203 of the DGCL, which the Company has opted in its Bylaws not to be governed by), will apply to business combination transactions with Interested Stockholders. As a result, such transactions generally would require the approval of a majority of the outstanding shares. For example, mergers and consolidations that must be approved by shareholders would require the approval of a majority of the outstanding shares entitled to vote thereon. However, consistent with the DGCL, other mergers would not require a vote of stockholders. For example, the DGCL provides that stockholders need not approve certain short-form mergers, holding company reorganization mergers, certain mergers involving the issuance of less than 20% of a company's stock and certain back-end mergers following a successful tender offer.

Proposal #4(b) – Amendments to Remove the Supermajority Voting Standards to Amend or Repeal any Provision of the Bylaws

Paragraph EIGHTH of the Certificate authorizes the Board to make, adopt, alter, amend or repeal the Bylaws. Paragraph EIGHTH of the Certificate currently requires the approval of 80% or more of the aggregate votes of the outstanding shares of the Company in order for shareholders to make, adopt, alter, amend or repeal the Bylaws. If this Proposal #4(b) is approved, this supermajority voting standard for shareholders will be removed from the Certificate and the holders of a majority of all outstanding shares entitled to vote thereon will be entitled to make, adopt, alter, amend or repeal the Bylaws.

Proposal #4(c) – Amendments to Remove the Supermajority Voting Standards to Amend or Repeal Certain Provisions of the Certificate

Paragraph FIFTEENTH of the Certificate currently requires the approval of 80% or more of the aggregate outstanding shares of the Company to amend or repeal certain provisions of the Certificate. If this Proposal #4(c) is approved, the Certificate will be amended to allow the holders of a majority of all outstanding shares to amend or repeal such provisions of the Certificate.

Proposal #4(d) - Amendments to Remove the Supermajority Voting Standards to Remove a Director with Cause

Paragraph SIXTH, section (e) of the Certificate currently provides that prior to the 2023 Annual Shareholders' Meeting, no director may be removed except for cause and upon the approval of 80% or more of the aggregate outstanding shares of the Company. If this Proposal #4(d) is approved, the Certificate will be amended to allow any director to be removed prior to the 2023 Annual Shareholders' Meeting for cause by the holders of a majority of all outstanding shares. Paragraph SIXTH, section (e) of the Certificate currently provides that after the 2023 Annual Shareholders' Meeting, directors may be removed by shareholders either with or without cause upon a simple majority voting standard. Under paragraph SIXTH, the foregoing provisions do not apply to any director elected by the holders of any one or more series of Preferred Stock, voting separately as a class.

Notwithstanding whether this Proposal #4(d) or any other of the Proposed Amendments under this Proposal #4 is approved, as described above the supermajority voting provision set forth in Paragraph SIXTH, section (e) of the Certificate will lapse and be replaced with a simple majority voting standard (to remove directors either with or without cause) following the 2023 Annual Shareholders' Meeting, when the Board will no longer be classified.

Additional Information

This general description of the proposed changes to the Certificate is qualified in its entirety by reference to the proposed Fourth Amended and Restated Certificate of Incorporation set forth in Appendix II to this Proxy Statement (proposed new text is underlined and proposed deleted text is crossed out).

If approved, the Proposed Amendments would become effective upon the filing of the Fourth Amended & Restated Certificate of Incorporation with the Delaware Secretary of State, which the Company intends to do promptly if shareholder approval is obtained. If any of the Proposed Amendments are approved by the shareholders, the Board will make certain conforming changes to the Company's Bylaws. If the shareholders do not approve any of the Proposed Amendments, then the Certificate and Bylaws will remain unchanged as to such provisions and those supermajority provisions will remain in place.

Vote Required

The affirmative vote of the holders of at least 80% or more of the aggregate outstanding shares of the Company is required to approve each of the Proposed Amendments.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS TO, AND RESTATEMENT OF, THE CERTIFICATE TO REMOVE SUPERMAJORITY PROVISIONS

PROPOSAL #5

APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE CERNER
CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN

On March 15, 2022, our Board of Directors adopted a proposed amendment and restatement of our Cerner Corporation 2011 Omnibus Equity Incentive Plan, subject to shareholder approval at the 2022 Annual Shareholders' Meeting. We are asking the Company's shareholders to approve the proposed amendment and restatement of our Omnibus Plan to increase the maximum number of Shares of Common Stock authorized for issuance under the Omnibus Plan by an additional 5,000,000 Shares of Company Common Stock and to extend the term of the Omnibus Plan as described below.

Since 2011, the Omnibus Plan has provided an important incentive to (i) create continued alignment of Cerner's vision and mission between eligible participants and shareholders, (ii) attract, hire and retain quality associates in an industry that has a very competitive market for talented employees, and (iii) meet the Company's goal of establishing a broad-based, long-term ownership focus for the Company's high performing associates. We believe that operation of the Omnibus Plan is important in attracting, retaining and motivating key associates, consultants, and non-employee Directors in a competitive labor market, which is essential to our long-term growth and success. It is the judgment of our Board of Directors that the amendments to the Omnibus Plan are in the best interests of Cerner and our shareholders.

Our shareholders initially approved the Omnibus Plan at the Company's 2011 Annual Shareholders' Meeting on May 27, 2011, to replace, with respect to future grants of equity awards, the Cerner Corporation 2004 Long-Term Incentive Plan G ("Plan G"). Our shareholders subsequently approved amended and restated Omnibus Plans on May 22, 2015 and May 30, 2019. Under the Omnibus Plan, as currently in effect, the maximum number of Shares reserved for issuance under the Omnibus Plan is 54,300,000, plus (i) that number of Shares available for issuance under Plan G as of May 27, 2011, and (ii) that number of Shares subject to awards under Plan G that were outstanding as of May 27, 2011 and that, on or after May 27, 2011, expire or are cancelled or terminated without the issuance of Shares thereunder. In addition, if an award under the Omnibus Plan is forfeited, terminated, surrendered, cancelled or expires, Shares underlying such awards may again be awarded under the Omnibus Plan. As of March 4, 2022, there were 7,471,079 Shares remaining authorized for issuance under the Omnibus Plan, and 9,085,362 Shares subject to outstanding awards under the Omnibus Plan.

If approved by our shareholders, the proposed amended and restated Omnibus Plan would apply to any award grant made on or after May 26, 2022 (the "New Effective Date"), and all grants made before the New Effective Date would continue to be governed by the terms of the Omnibus Plan as in effect prior to this proposed amendment and restatement. The terms of the proposed amended and restated Omnibus Plan are not intended to affect the interpretation of the Omnibus Plan as it applies to grants made before the New Effective Date. If our shareholders do not approve the proposed amendment and restatement of the Omnibus Plan, the amended and restated Omnibus Plan will not be given effect, and the Omnibus Plan would continue as in effect prior to this proposed amendment and restatement.

Summary of Proposed Amendments

We are asking our shareholders to approve an amendment and restatement of our Omnibus Plan, which amendment and restatement, if approved, would result in the following material amendments:

•Increase in Authorized Shares. The proposed amendments would increase the total number of Shares authorized for issuance under the Omnibus Plan by 5,000,000 Shares.

•Extend the Expiration Date of the Omnibus Plan. The proposed amendments would extend the expiration date of the Omnibus Plan from May 29, 2029 to May 25, 2032.

The Board believes that an amendment and restatement of the Omnibus Plan, to incorporate these changes, will provide additional Shares to further align the interests of participants in the Omnibus Plan with those of our shareholders.

Background and Determination of Shares Amounts

In determining the number of Shares issuable under the proposed amended and restated Omnibus Plan, our Board of Directors considered a number of factors, including: our award grant history under our equity incentive plans; our historical burn rate under our equity incentive plans; the number of Shares remaining available under the Omnibus Plan for future awards; the number of outstanding unvested and unexercised equity awards; the potential dilution resulting from the proposed increase in Shares available under the Omnibus Plan; and the potential shareholder value transfer resulting from the proposed increase.

In setting the number of proposed additional Shares issuable under the Omnibus Plan, as amended and restated, our Board of Directors also considered the following annual share usage under our equity compensation program for fiscal years 2019-2021 as follows:

	Fiscal 2021	Fiscal 2020	Fiscal 2019	Average

Options granted	—	2,775	1,108,516	370,430
Restricted Stock and Restricted Stock Units Granted - Full Value Awards at 2.68:1(1)	7,697,233	7,020,552	6,295,851	7,004,545
Total Shares Granted including Fungible Ratio Impact	7,697,233	7,023,327	7,404,367	7,374,975
Basic Weighted Average Shares Outstanding	298,725,279	306,669,462	318,228,960	307,874,567

Burn Rate - Annual Usage(2)	2.58%	2.29%	2.33%	2.40%

(1)The number of Shares subject to restricted stock and restricted stock unit awards in the table equals the actual number of Shares subject to such awards multiplied by 2.68.

(2)Represents Total Shares Granted (as adjusted based on the fungible share ratio) divided by Basic Weighted Average Shares Outstanding.

The historical amounts shown above are not necessarily indicative of the Shares that might be awarded in 2022 and beyond, including under the proposed amended and restated Omnibus Plan.

If we continue making equity awards consistent with our past practices over the past three years as set forth above, we estimate that the Shares available for future awards, including the increase of 5,000,000 additional Shares available for issuance if the proposed amended and restated Omnibus Plan is approved, will be sufficient for awards for at least one year. While we believe this estimate is reasonable, there are a number of factors that could impact our future equity share usage. Among the factors that will impact our actual usage are changes in market grant values, changes in the number of recipients, changes in our stock price, payout levels of performance-based awards, changes in the structure of our long-term equity incentive program and forfeitures of outstanding awards.

As of March 4, 2022, we had 9,085,362 Shares subject to outstanding equity awards. The 9,085,362 Shares are comprised of 5,462,281 Shares subject to full value awards (consisting of restricted stock plus time-based and performance-based restricted stock units) plus 3,623,081 Shares subject to outstanding stock options. As of March 4, 2022, our common stock outstanding was 293,845,558 Shares. The overhang of the outstanding equity awards of 9,085,362 Shares is 5.3% of the Company's common stock outstanding as of March 4, 2022. The increase of 5,000,000 additional Shares available for issuance under the Omnibus Plan, as proposed to be amended and restated, together with the 7,471,079 remaining Shares available for issuance under the Omnibus Plan, would increase the overhang percentage by an additional 1.5% to approximately 6.8% at March 4, 2022.

Additional information in respect of price and term by equity grant award type currently outstanding, as of March 4, 2022, is included in the following table:

	Options	Restricted Stock and Restricted Stock Units

Weighted Average Exercise Price/Grant Date Fair Value(1)	$60.19	$80.63
Weighted Average Remaining Term(2)	4.78 years	1.46 years

(1)Represents the weighted average grant date exercise price for options and weighted average grant date fair value for restricted stock and restricted stock units.

(2)Represents the remaining period until expiration for options and the remaining period until vesting for restricted stock and restricted stock units.

In its determination to recommend that the Board approve the amended and restated Omnibus Plan, the Compensation Committee reviewed the analysis prepared by management in consultation with Pay Governance, its independent compensation consultant, which included the foregoing burn rate, dilution and overhang metrics, as well as peer group market practices and trends, and the cost of the proposed amended and restated Omnibus Plan. Management's analysis was based on generally accepted evaluation methodologies used by proxy advisory firms and based on this analysis, we believe that the number of Shares under the proposed amended and restated Omnibus Plan is within generally accepted standards as measured by an analysis of our peers.

While we believe the number of Shares remaining authorized for issuance under the Omnibus Plan as of March 4, 2022 is sufficient to cover the remaining 2022 anticipated grants under the Omnibus Plan, we expect that this share reserve will be depleted to a level that will be insufficient for the anticipated grants to be made in 2023. If the proposed amendment and restatement to the Omnibus Plan, including the increase in the number of Shares authorized for issuance thereunder, is not approved, we will not be able to continue issuing awards under the Omnibus Plan after the remaining number of authorized Shares have been exhausted, which could negatively impact our ability to recruit, retain and motivate present or future associates or non-employee Directors.

In light of the factors described above, and because the ability to grant equity compensation is vital to our ability to recruit, retain and motivate present or future associates and directors, the Board has determined that the total authorized number of Shares under the proposed amended and restated Omnibus Plan is reasonable and appropriate at this time.

DESCRIPTION OF THE OMNIBUS PLAN, AS AMENDED AND RESTATED

Below is a brief summary of the Omnibus Plan, as proposed to be amended and restated, which does not purport to be a complete description of all of the provisions of the amended and restated Omnibus Plan. It is qualified in its entirety by reference to the full text of the Omnibus Plan, as proposed to be amended and restated, which is attached hereto as Appendix III (proposed new text is underlined and proposed deleted text is crossed out).

General. Shares under the Omnibus Plan may be issued to eligible persons pursuant to equity awards, such as stock options, SARs, restricted stock, restricted stock units, performance shares, performance units, performance grants and bonus shares (collectively, all such types of awards referred to as "Awards"). The Omnibus Plan provides for the granting of Awards to designated eligible participants, which include our key associates, non-employee Directors and certain consultants.

Purpose. The purpose of the Omnibus Plan is to encourage eligible participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders by aligning the economic interests of the eligible participants with those of the Company's shareholders. The Omnibus Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain the services of eligible participants upon whose judgment and special efforts the Company is largely dependent for the successful conduct of its operations.

Eligibility to Receive Awards. Designated key associates of the Company and its subsidiaries, non-employee Directors and certain consultants are eligible to be granted Awards under the Omnibus Plan. However, incentive stock options (see below) may be granted only to associates of the Company. As of March 4, 2022, there were approximately 25,200 associates and consultants (including all of our executive officers) and nine non-employee Directors who would be eligible to participate in the Omnibus Plan. However, our historical practices have been to grant awards on a more limited basis.

Shares. The Omnibus Plan permits the issuance of up to 59,300,000 Shares pursuant to Awards granted under the Omnibus Plan, plus (i) that number of Shares available for issuance under Plan G as of May 27, 2011, and (ii) that number of Shares subject to awards under Plan G that were outstanding as of May 27, 2011 and that, on or after May 27, 2011, expire or are cancelled or terminated without the issuance of Shares thereunder. As of March 4, 2022, there were 7,471,079 Shares remaining authorized for issuance under the Omnibus Plan and 9,085,362 Shares subject to outstanding awards under the Omnibus Plan.

Options and SARs issued under the Omnibus Plan will be counted against the maximum share limit as one Share for each Share subject to the option or SAR, and any grant of restricted stock, restricted stock unit, bonus share, performance unit, performance grant or performance share ("Full Value Grants") granted after the New Effective Date will continue to be counted against the maximum share limit as 2.68 Shares for each one Share, except as otherwise permitted under the Omnibus Plan. For purposes of counting the number of Shares available for Awards, if and to the extent Shares subject to an outstanding grant are not issued by reason of forfeiture, termination, surrender, cancellation or expiration, then such Shares immediately become available for issuance under the Omnibus Plan and are credited back (applying the same fungible share ratio that was applicable at the time of grant of the original Award) to the maximum share limit. Each Share subject to Full Value Grants that were granted after the New Effective Date will be credited 2.68 Shares and each Share subject to other Awards will be credited one Share. Shares withheld or tendered with respect to the payment of any option exercise price, shares withheld or tendered with respect to payment of any applicable federal, state and local income withholding, payroll or similar taxes, Shares repurchased by the Company using option exercise price proceeds, and all Shares underlying any portion of an option or SAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) count against the maximum share limit. To the extent that restricted stock units or performance units are settled in cash, any Shares underlying such Awards that are not issued in light of such Award being settled in cash, will be added back to the maximum share limit applying the same fungible share ratio that was applicable at the time of grant of the original Award. All of the Shares issued under Plan G that became subject to new Awards under the Omnibus Plan are subject to these same fungible share ratios and share counting provisions in effect at the time of the grant of the Award.

Minimum Vesting. Except with respect to a maximum of five percent (5%) of the Shares available for issuance under the Omnibus Plan (as such number of Shares may be increased from time to time in accordance with the Omnibus Plan), grants made under the Omnibus Plan on or after the New Effective Date will not vest or become exercisable before the first anniversary of such grant's date of grant. Any Shares granted before the New Effective Date that were exempted from the minimum vesting schedule previously set forth in the Omnibus Plan before the New Effective Date will count toward the aggregate limit on such Shares described in the preceding sentence. For purposes of grants to non-employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company's shareholders to the next annual meeting of the Company's shareholders. The Compensation Committee or the grant instrument may provide for accelerated exercisability, vesting or payment in the event of death, disability, termination of employment or other "separation from service" within the meaning of Internal Revenue Code (the "Code") section 409A and such accelerated Shares will not count against the five percent (5%) limitation.

Dividends and Dividend Equivalents. To the extent any grant provides for the payment of dividends or crediting of dividend equivalents, in no event will such dividends or dividend equivalents attributable to unvested grants be paid unless and before the underlying grant has become vested pursuant to its terms.

Plan Administration. The Omnibus Plan is administered by the Compensation Committee of the Board, or such other committee as the Board may determine (the "Committee"), all of whom will be: (1) "non-employee directors" as defined by the Securities and Exchange Commission rules under the Securities Act of 1934, and (2) qualified to administer the Omnibus Plan and act as a member of the Committee pursuant to all applicable rules, regulations and listing standards of The Nasdaq Stock Market, including any applicable standards for independence. Subject to the terms of the Omnibus Plan, the Committee has the sole discretion to administer and interpret the Omnibus Plan and determine who may be granted Awards, the size and types of such Awards and the terms and conditions of such Awards.

Individual Grant Limitations. During any calendar year, no individual may be granted options or other grants under the Omnibus Plan that, in the aggregate, may be settled by delivery of more than two million (2,000,000) Shares. In addition, with respect to grants the value of which is based on the fair market value of Shares and that may be settled in cash (in whole or in part), no individual may be paid during any calendar year cash amounts relating to such grants that exceed the greater of the fair market value of the number of Shares set forth in the preceding sentence either at the date of grant or at the date of settlement. This provision sets forth two separate limitations so that grants that may be settled solely by delivery of Shares will not operate to reduce the amount or value of cash-only grants, and vice versa; nevertheless, grants that may be settled in Shares or cash must not exceed either limitation. With respect to grants, the value of which is not based on the fair market value of Shares, no individual may receive grants pursuant to the Omnibus Plan during any calendar year involving a cash value at date of grant that, in the aggregate, exceeds ten million dollars ($10,000,000).

Non-Employee Director Grant Limitations. With respect to non-employee Directors (other than a non-employee Director who is the Chairman of the Board), the aggregate value of all compensation paid or granted to any individual for service as a non-employee Director with respect to any calendar year, including Awards granted under the Omnibus Plan and cash fees paid by the Company to such non-employee Director outside of the Omnibus Plan, shall not exceed six hundred thousand dollars ($600,000), calculating the value of any awards granted during such calendar year based on the grant date fair value of such grants for financial reporting purposes, excluding special compensation paid to any non-employee Director when serving as a Committee Chair or as Lead Independent Director. The limitation in the immediately preceding sentence shall be nine hundred thousand dollars ($900,000) for a non-employee Director who is Chairman of the Board. The foregoing limitations shall not take into account any grant made in connection with the initial appointment of a non-employee Director and any Shares deferred pursuant to a nonqualified deferred compensation arrangement shall count against the foregoing limitation only during the calendar year in which such grant is initially made and not in the calendar year in which the deferred Shares are ultimately issued.

Stock Options. Both incentive stock options and nonqualified stock options may be granted under the Omnibus Plan. The exercise price for any option (the "option price") is set by the Committee but may not be less than the fair market value of a Share on the date of grant. Options granted under the Omnibus Plan are exercisable at the times and on the terms established by the Committee. The grant and the terms of incentive stock options are restricted to the extent required by the Code. The option price must be paid in full in cash or the Committee also may permit payment of the option price by the tender of previously acquired Shares or such other legal consideration which the Committee determines to be consistent with the Omnibus Plan's purpose and applicable law, including, for nonqualified stock options, through a "net" settlement of the stock options whereby, upon the option exercise, the grantee is paid a number of Shares having a value equal to the intrinsic value of the option at the time of exercise. A repricing of options in any form as well as the cancellation of an underwater option in exchange for a cash payment or grant of any type of other award, including another stock option, is not permitted under the Omnibus Plan, unless otherwise approved by shareholders.

Stock Appreciation Rights. The Omnibus Plan permits the grant of SARs upon such terms as the Committee deems appropriate. The Committee has complete discretion to determine the number of SARs granted to any grantee and the terms and conditions pertaining to such SARs. Unless the Committee determines otherwise, the grant price shall be at least equal to the fair market value of a Share on the date of grant. When a grantee exercises a SAR, that grantee will receive an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Shares or combination thereof. Neither the repricing of SARs nor the cancellation of outstanding underwater SARs in exchange for a cash payment or grant of any other type of Award under the Omnibus Plan (including SARs) is permitted under the Omnibus Plan unless such repricing or exchange is approved by shareholders.

Restricted Stock and Restricted Stock Unit Grants. The Omnibus Plan permits the grant of restricted stock and restricted stock unit awards. The Committee may establish conditions under which restrictions on Shares of restricted stock or restricted stock units will lapse over a period of time or according to such other criteria, such as the achievement of specific performance goals, as the Committee deems appropriate. Unless the Committee determines otherwise, during the period of time in which the Shares of restricted stock or restricted stock units are restricted, the individual to whom the Shares have been granted will not have the right to vote the Shares.

Performance Units, Performance Shares, Performance Grants and Bonus Share Grants. The Omnibus Plan permits the grant of performance units, performance share awards, performance grants and bonus share Awards. A performance unit represents the right of the grantee to receive a payment, in cash or Shares, in an amount based on achievement of established performance goals. A performance share represents the right of the grantee to receive a Share, or alternatively, the cash value of a Share, if performance goals established by the Committee are met. A bonus share Award is an Award of a Share, without any cost to the grantee, either in recognition of past performance or in connection with the Company's recruitment and hiring of the grantee. A performance grant is another type of Award available under the Omnibus Plan that will be issued or granted, become vested, exercisable or payable, as the case may be, upon achievement of certain performance goals. To the extent that any performance award (e.g., performance unit, performance share or other performance grant) is made, the Committee will establish a performance period during which performance shall be measured and at the end of each performance period, the Committee shall determine to what extent the performance goals and other conditions of the performance award are met.

Nontransferability of Awards. Generally, Awards granted under the Omnibus Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, or as otherwise specifically permitted by the Committee. Nonqualified stock option grants may provide for limited transfer rights to family members or other persons permitted by the Committee.

Federal Income Tax Consequences. The following is only a general summary of the possible federal income tax consequences that could result under the Omnibus Plan and should not be relied upon as being a complete statement. It does not address the state or local tax aspects of participation in the Omnibus Plan.

The award of an option or SAR will create no tax consequences for a grantee or the Company. In general, the grantee will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no income tax deduction when an incentive stock option is exercised. Upon exercising a nonqualified option or a SAR, the grantee must recognize ordinary income equal to the difference between the exercise price and the fair market value of Shares on the date of the exercise; the Company will be entitled to an income tax deduction for the same amount, subject to any possible limitation due to the compensation deduction limits of Section 162(m) of the Code ("Section 162(m)"). Generally, there will be no tax consequence to the Company in connection with a disposition of Shares acquired by a grantee upon exercise of an option, except that the Company may be entitled to a tax deduction in the case of a disposition of Shares acquired by exercise of an incentive stock option before the applicable holding periods have been satisfied, subject to any possible limitation due to the compensation deduction limits of Section 162(m).

With respect to other Awards made under the Omnibus Plan that are settled either in cash or in Shares or other property that is either transferable or not subject to substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received, and the Company will be entitled to a deduction for the same amount, subject to any possible limitation due to the compensation deduction limits of Section 162(m). With respect to Awards that are settled in Shares or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the fair market value of the Shares or other property received at the first time the Shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier, and the

Company will be entitled to a deduction for the same amount, subject to any possible limitation due to the compensation deduction limits of Section 162(m).

Amendment and Termination of the Omnibus Plan. Except as specifically provided for in the Omnibus Plan, the Committee or the Board may amend or terminate the Omnibus Plan at any time or from time to time, without obtaining the approval of the Company's shareholders. The Company, however, cannot amend the Omnibus Plan without obtaining the approval of the Company's shareholders: (i) to increase the aggregate number of Shares issuable under the Omnibus Plan, or (ii) to make any material amendment or other amendment if shareholder approval is required by the rules of the Securities and Exchange Commission or any stock exchange on which Shares are listed. Unless terminated earlier by the Committee, the Omnibus Plan shall terminate on the day immediately preceding the tenth anniversary of the New Effective Date, unless the Omnibus Plan is extended with the approval of the shareholders.

Other Information

The closing price of our Shares on the Nasdaq Global Stock Market on March 4, 2022 was $93.47 per Share.

The following persons and groups have received grants of stock options to purchase the following number of Shares under the Omnibus Plan since its inception through March 4, 2022: (i) the Named Executive Officers, David Feinberg - options to purchase 0 Shares, Brent Shafer - options to purchase 182,006 Shares, Mark Erceg – options to purchase 0 Shares, Marc G. Naughton - options to purchase 436,100 Shares, Travis Dalton - options to purchase 148,153 Shares, Jerome Labat - options to purchase 0 Shares, Tracy Platt - options to purchase 0 Shares, and Donald D. Trigg - options to purchase 252,876 Shares; (ii) all current executive officers as a group (7 persons) - options to purchase 274,724 Shares; (iii) all non-employee Directors on March 4, 2022 as a group (9 persons) - options to purchase 0 Shares; and (iv) all employees, including all current officers who are not executive officers, as a group - options to purchase 28,102,344 Shares. The amounts shown include Shares subject to options that may have been forfeited in whole or in part.

New Plan Benefits

The Compensation Committee has not made any grants of Awards under the Omnibus Plan that are conditioned upon shareholder approval of the proposed amendment and restatement of the Omnibus Plan. We cannot currently determine the benefits or number of Shares subject to Awards that may be granted in the future to eligible participants under the Omnibus Plan, as proposed to be amended and restated, because the grant of Awards and terms of such Awards are to be determined in the sole discretion of the Compensation Committee.

Equity Compensation Plan Information

The following table provides information about our Shares that may be issued under the Omnibus Plan as of December 31, 2021:

(In thousands, except per share data)
Plan category	Securities to be issued upon exercise of outstanding options and rights(1)	Weighted average exercise price per share(2)	Securities available for future issuance(3)

Equity compensation plans approved by security holders(4)	8,314	$59.61	12,497
Equity compensation plans not approved by security holders	—		—

Total	8,314		12,497

(1)Includes grants of stock options, time-based and performance-based restricted stock and restricted stock units.

(2)Includes weighted-average exercise price of outstanding stock options only.

(3)Excludes securities to be issued upon exercise of outstanding options and rights.

(4)Includes the Stock Option Plan E and the Omnibus Plan. All new grants are made under the Omnibus Plan.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional Shares under the amended and restated Omnibus Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the proposed amended and restated Omnibus Plan by our shareholders.

Vote Required

The affirmative vote of a majority of the shares of Cerner Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal.

Board Recommendation

OUR BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE CERNER CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL #6

John Chevedden has informed us that he intends to present the following proposal for action at the 2022 Shareholders' Annual Meeting. We will provide shareholders with the proponent's address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request to our Corporate Secretary, Cerner Corporation, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117, (816) 221-1024. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent.

Proposal 6 – Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. Shareholders shall not be disqualified from formal participation in calling for a special shareholder meeting based solely on their length of stock ownership.

A reasonable shareholder right to call for a special shareholder meeting to elect a new director can make shareholder engagement meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting in our bylaws can make management think twice about insincerity.

A shareholder right to call for a special shareholder meeting in our bylaws will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting. Our bylaws give no assurance that shareholder engagement will continue.

A reasonable shareholder right to call for a special shareholder meeting could give directors more of an incentive to improve their performance. For instance, Mr. R. Halsey chaired the management pay committee and management pay was rejected by 11% of shares in 2021 when a 5% rejection is the norm.

This is a best practice governance proposal in the same spirit as the 2021 simple majority vote shareholder proposal to reform the undemocratic Cerner 80% shareholder voting rules that won our 92% support. The undemocratic Cerner 80% shareholder voting rules translated into a 97% vote requirement from the shares that cast ballots at the annual meeting.

Please vote yes:
Shareholder Right to Call a Special Shareholder Meeting — Proposal 6

STATEMENT BY THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL FOR A SHAREHOLDER RIGHT TO CALL A SPECIAL SHAREHOLDER MEETING

Our Board has carefully considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our shareholders. Accordingly, our Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Delaware Law and Our Amended and Restated Bylaws Provide for a Right to Call a Special Meeting of Shareholders

Delaware law already requires that special meetings be called so that shareholders have the ability to vote on significant corporate issues such as mergers, acquisitions, or the disposition of substantially all of the Company's assets. Consistent with Delaware law, our Amended and Restated Bylaws (the "Bylaws") provide that a special meeting of shareholders may be called by the Board, the Chairman of the Board, the Chief Executive Officer or the President. This allows our Board and senior management, according to their fiduciary obligations, to exercise sufficient business judgment to determine when it is in the best interests of shareholders to take the extraordinary step of convening a special meeting.

Allowing Shareholders to Call Special Meetings at a 10% Threshold is Costly, Disruptive and Benefits Only a Small Percentage of Shareholders

Adopting this proposal would allow the Company's single largest shareholder alone, and the Company's second and third largest shareholders together, to call a special meeting of shareholders. Enabling the holders of only 10% of the Company's outstanding stock to call special meetings at any time and for any purpose could subject the Company and the Board to disruption from a small percentage of our shareholders or special interest groups with an agenda not in the best interests of the Company or our long-term shareholders.
Allowing shareholders to call special meetings could impose substantial administrative and financial burdens on the Company and could significantly disrupt the conduct of the Company's business. A special meeting of shareholders is a very expensive and time-consuming affair because of the legal costs associated with preparing required disclosure documents and the related printing and mailing costs. Additionally, preparing for shareholder meetings requires significant time and attention of the Board, members of senior management and significant employees, diverting their time and attention away from their primary function of operating the business of the Company in the best interests of our shareholders.

Cerner has an Excellent Corporate Governance Structure

Our existing governance policies and practices provide shareholders with numerous avenues to address and discuss our business and governance policies with our Board, and ensure that our Board acts independently and maintains accountability to our shareholders. Our Board believes that the corporate governance concerns raised by the proponent are misplaced. Some of the Company's governance practices include the following:

•9 of our 10 directors, or 90%, are "independent" under the standards adopted by the Securities and Exchange Commission and Nasdaq Rule 5605;

•each of the four Board Committees – Audit, Compensation, Nominating, Governance & Public Policy, and Finance & Strategy – is composed solely of independent directors;

•the Board's independent Chairman of the Board chairs executive sessions of the independent directors, ensures that independent directors have adequate opportunities to meet without management present and ensures that independent directors have an opportunity to provide input on the agenda for meetings of the Board;

•the Nominating, Governance and Public Policy Committee regularly identifies, reviews, evaluates and nominates candidates to serve on the Board, assists the Board in its annual reviews of the performance of the Board and its committees, and seeks recommendations with respect to the structures and corporate governance practices best suited for the Company and our shareholders;

•a majority voting standard applies in uncontested elections of directors, such that in an uncontested election, a nominee will be elected to the Board if the number of shares voted for the nominee exceeds the number of shares voted against the nominee, and if an incumbent director is not elected by a majority of votes cast, he or she is expected to offer to tender his or her resignation to the Board;

•the Company has adopted proxy access, which allows shareholders owning at least 3% of the Company's common stock for three years to nominate, and include in the Company's proxy materials, director candidates constituting up to 20% of the Board;

•the Company is in the process of phasing out its classified board structure and will be fully declassified commencing with the 2023 Annual Shareholder Meeting; and

•the Company is proposing amendments to our Certificate to remove supermajority voting provisions (see Proposal #4).

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this shareholder proposal.

Recommendation of the Board

OUR BOARD RECOMMENDS A VOTE "AGAINST" THE APPROVAL OF THE PROPOSAL FOR A SHAREHOLDER RIGHT TO CALL A SPECIAL SHAREHOLDER MEETING

SHAREHOLDER PROPOSALS

Submitting a Shareholder Proposal for the 2023 Annual Shareholders' Meeting

For a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2023 Annual Shareholders' Meeting, the Corporate Secretary must receive the written proposal at our principal executive offices on or before December 12, 2022. Such proposals must comply with SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If a shareholder intends to present a proposal for consideration at the 2023 Annual Shareholders' Meeting that will not be included in our proxy statement pursuant to the procedures contemplated in our Bylaws, outside the processes of SEC Rule 14a-8, the shareholder must provide the information required by the Company's Bylaws and give timely notice to the Corporate Secretary in accordance with the Company's Bylaws. In general, the Bylaws require that the notice be received by the Corporate Secretary between January 26, 2023 and February 25, 2023, unless the date of the shareholder meeting is moved more than 30 days before or after May 26, 2023, in which case notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Notice received outside of these dates is considered untimely.

Director Nominations

Proxy Access Nominees
Our Bylaws allow a single shareholder or group of up to 20 shareholders who have held at least 3% of our common stock for at least three years to submit director nominees (up to 20% of the Board) for inclusion in our Proxy Statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. To nominate an individual for election at our 2023 Annual Shareholders' Meeting and inclusion in our Proxy Statement, notice must be received by our Corporate Secretary at our principal executive offices no earlier than November 12, 2022 and no later than December 12, 2022 to be timely. The notice must contain the specific information required by our Bylaws.

Non-Proxy Access Nominations (Advance Notice Provisions)
To nominate an individual for election at the 2023 Annual Shareholders' Meeting outside of the proxy access (i.e. that will not be included in our proxy statement) process, the shareholder must give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary between January 26, 2023 and February 25, 2023, unless the date of the shareholder meeting is moved more than 30 days before or after May 26, 2023, in which case the nomination must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. The notice must contain the specific information required by our Bylaws.

General Information Relating to Shareholder Proposals and Nominations

Any shareholder who wishes to submit a shareholder proposal or to nominate a Director nominee should send such proposal or nomination to our principal executive offices at Cerner Corporation, Attention: Corporate Secretary, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117. You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company's Bylaws also are available on our website at www.cerner.com under "About Us, Corporate Governance."

The chairman of the annual meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2023 Annual Shareholders' Meeting, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2023 Annual Shareholders' Meeting may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called "householding." Under this practice, record holders who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, Annual Report and Proxy Statement, unless one or more of these record holders notifies us that he or she wishes to receive individual copies. Upon such notice, by written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, then the Annual Report and Proxy Statement to a shareholder at a shared address.

If: (1) you share an address with another shareholder and received only one copy of our Notice of Internet Availability of Proxy Materials or, if paper copies were requested, Annual Report and Proxy Statement, and would like to request separate paper copies; or (2) you share an address with another shareholder and together you would in the future like to receive only a single copy of the Notice of Internet Availability of Proxy Materials or, if paper copies have been requested, Annual Report and Proxy Statement, please notify us by sending a written request to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or calling Broadridge at 1 (866) 540-7095.

OTHER MATTERS

We know of no other matters to be brought before the 2022 Annual Shareholders' Meeting. If any other matter properly comes before the 2022 Annual Shareholders' Meeting, it is the intention of the persons named as proxies in the Proxy Card to vote the shares represented by the proxies in their discretion.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel P. Devers
EVP, Chief Legal Officer & Secretary
North Kansas City, Missouri
April 11, 2022

APPENDIX I
CERNER CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(unaudited)

ADJUSTED OPERATING EARNINGS AND ADJUSTED OPERATING MARGIN

(In thousands)	Fiscal Years Ended
	2021	2020

Operating earnings (GAAP)	$708,276	$914,567

Share-based compensation expense	197,241	154,060
Acquisition-related amortization	62,664	55,595
Organizational restructuring and other expense	281,547	167,665
COVID-19 related expense	2,817	5,734
Gain on sale of businesses	—	(220,523)
Allowance on non-current asset	—	20,703

Adjusted Operating Earnings (non-GAAP)	$1,252,545	$1,097,801

Operating Margin (GAAP)	12.29%	16.61%
		1994
Adjusted Operating Margin (non-GAAP)	21.73%	19.94%

ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE (ADJUSTED EPS)

(In thousands, except per share data)	Fiscal Years Ended
	2021	2020

Net earnings (GAAP)	$555,596	$780,088

Pre-tax adjustments for Adjusted Net Earnings:
Share-based compensation expense	197,241	154,060
Acquisition-related amortization	62,664	55,595
Organizational restructuring and other expense	281,547	167,665
COVID-19 related expense	2,817	5,734
Investment gains	—	(75,834)
Gain on sale of businesses	—	(220,523)
Allowance on non-current asset	—	20,703

After-tax adjustments for Adjusted Net Earnings:
Income tax effect of pre-tax adjustments	(104,409)	(10,602)
Share-based compensation permanent tax items	7,351	(1,304)
Valuation allowance on deferred tax assets	6,153	3,318

Adjusted Net Earnings (non-GAAP)	$1,008,960	$878,900

Diluted weighted average shares outstanding	301,273	309,136

Diluted earnings per share (GAAP)	$1.84	$2.52

Adjusted Diluted Earnings Per Share (Adjusted EPS) (non-GAAP)	$3.35	$2.84

ADJUSTED FREE CASH FLOW FOR PERFORMANCE-BASED COMPENSATION

(In thousands)	Fiscal Years Ended
	2021	2020

Cash flows from operating activities (GAAP)	$1,771,684	$1,436,705

Pre-tax expense-based adjustments:
Organizational restructuring and other expense	281,547	167,665
COVID-19 related expense	2,817	5,734
Non-cash charges included in pre-tax expense-based adjustments	(145,660)	(29,144)
Timing differences between expense recognition and cash flow	33,125	(9,639)

Income tax-based adjustments:
Income tax effect of expense-based adjustments	(26,371)	(34,570)
Income taxes paid on investment gains	—	22,666
Income taxes paid on gain on sale of businesses	—	40,000

Payroll taxes deferred under the CARES Act	—	(77,000)

Capital purchases	(289,694)	(283,981)

Capitalized software development costs	(308,026)	(295,277)

Adjusted Free Cash Flow for Performance-based Compensation (non-GAAP)	$1,319,422	$943,159

Cash flows from investing activities (GAAP)	$(729,834)	$(801,237)

Cash flows from financing activities (GAAP)	$(1,054,845)	$(461,497)

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, we supplement our GAAP results with certain non-GAAP financial measures, which we believe enable investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the review and understanding of our overall financial, operational and economic performance. These non-GAAP financial measures are not meant to be considered in isolation, as a substitute for, or superior to GAAP results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with Cerner's consolidated financial statements prepared in accordance with GAAP. These non-GAAP measures may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. We provide the measures of Adjusted Operating Earnings, Adjusted Operating Margin, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share ("Adjusted EPS") as such measures are used by management, along with GAAP results, to analyze Cerner's business, make strategic decisions, assess long-term trends on a comparable basis, and for management compensation purposes. We provide the measure of Adjusted Free Cash Flow for performance-based compensation purposes as such measure takes into account certain capital expenditures necessary to operate our business, and excludes the impact of certain items that were not originally contemplated in setting compensation plan targets. Adjusted Free Cash Flow for performance-based compensation purposes is used by management for compensation purposes only. It should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.

We calculate each of our non-GAAP financial measures as follows:

Adjusted Operating Earnings - Consists of GAAP operating earnings adjusted for: (i) share-based compensation expense, (ii) acquisition-related amortization, (iii) organizational restructuring and other expense, (iv) COVID-19 related expense, (v) gain on sales of businesses, and (vi) an allowance on non-current asset.

Adjusted Operating Margin - Consists of Adjusted Operating Earnings, as defined above, divided by revenues, in the applicable period; the result presented as a percentage.

Adjusted Net Earnings - Consists of GAAP net earnings adjusted for: (i) share-based compensation expense, (ii) acquisition-related amortization, (iii) organizational restructuring and other expense, (iv) COVID-19 related expense, (v) investment gains, (vi) gain on sale of businesses, (vii) an allowance on non-current asset, (viii) the income tax effect of the aforementioned items, (ix) share-based compensation permanent tax items, and (x) valuation allowance on deferred tax assets.

Adjusted Diluted Earnings Per Share - Consists of Adjusted Net Earnings, as defined above, divided by diluted weighted average shares outstanding, in the applicable period.

Adjusted Free Cash Flow for Performance-based Compensation - Consists of GAAP cash flows from operating activities adjusted for: (i) organizational restructuring and other expense, (ii) COVID-19 related expense, (iii) non-cash charges included in the aforementioned items, (iv) timing difference between expense recognition and cash flow for the aforementioned items, (v) the income tax effect of the aforementioned items, (vi) income taxes paid on certain investment gains, (vii) income taxes paid in connection with gains recorded on the sale of businesses, (viii) payroll taxes deferred under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), (ix) capital purchases, and (x) capitalized software development costs.

Certain adjustments included in the calculations above are described below:

Share-based compensation expense - Non-cash expense arising from our equity compensation and stock purchase plans available to our associates and directors. We exclude share-based compensation expense as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Share-based compensation expense is included in our Condensed Consolidated Statements of Operations as follows:

(In thousands)	Fiscal Years Ended
	2021	2020

Sales and client service	$89,575	$80,495
Software development	23,197	21,545
General and administrative	84,469	52,020
Total share-based compensation expense	$197,241	$154,060

Acquisition-related amortization - Non-cash expense consisting of the amortization of customer relationships, acquired technology, and trade name intangible assets recorded in connection with our acquisitions of the Health Services business in February 2015, AbleVets in October 2019, and all subsequent acquisitions. We exclude acquisition-related amortization as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Amortization of acquisition-related intangibles."

Organizational restructuring and other expense - Consists of certain charges incurred in connection with our operational improvement initiatives. Expenses in connection with these efforts may include, but are not limited to, consultant and other professional services fees, employee separation costs, contract termination costs, asset impairment charges, and other such related expenses. Also included herein, are $6.381 million of expenses incurred in the fiscal year ended December 31, 2021, in connection with that certain merger agreement dated December 20, 2021 with Oracle Corporation and related affiliates. We exclude organizational restructuring and other expense as we believe the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations. Organizational restructuring and other expense is included in our Condensed Consolidated Statements of Operations as follows:

(In thousands)	Fiscal Years Ended
	2021	2020

Sales and client service	$85,191	$30,187
Software development	51,449	—
General and administrative	144,907	137,478
Total organizational restructuring and other expense	$281,547	$167,665

Sales and client service includes $78.159 million of pre-tax charges for the fiscal year ended December 31, 2021, to reduce the carrying amount of certain held for sale real estate assets to fair value, less estimated costs to sell. Software development includes $51.234 million of pre-tax charges for the fiscal year ended December 31, 2021, to reduce the carrying amount of certain capitalized software development costs to estimated net realizable value.

COVID-19 related expense - Consists of certain charges incurred that we can clearly and objectively attribute to the impact of the ongoing Coronavirus disease pandemic ("COVID-19"). These charges include expenses incurred related to trade shows for which we withdrew our participation and expenses associated with incremental cleaning and sanitation efforts for facility space that may have been exposed to the virus. We exclude COVID-19 related expense as we believe the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations. COVID-19 related expense is included in our Condensed Consolidated Statements of Operations as follows:

(In thousands)	Fiscal Years Ended
	2021	2020

Sales and client service	$1,597	$3,696
Software development	288	258
General and administrative	932	1,780
Total COVID-19 related expense	$2,817	$5,734

Investment gains - Consists primarily of gains recognized upon the disposition of equity investments, which were accounted for in accordance with Accounting Standards Codification Topic 321, Investments-Equity Securities. We have excluded these gains as we believe the amount of such gains do not directly correlate to the underlying performance of our business operations in the periods they were recorded. Such gains are included in our Condensed Consolidated Statements of Operations in the caption "Other income (loss), net."

Gain on sale of businesses - Consists of gains recognized upon the disposition of certain of our business operations, primarily conducted in Germany and Spain, in July 2020 and certain of our commercial revenue cycle outsourcing business operations in August 2020. We have excluded these gains as we believe the amount of such gains do not directly correlate to the underlying performance of our business operations in the periods they were recorded. Such gains are included in our Condensed Consolidated Statements of Operations in the caption "Gain on sale of businesses."

Allowance on non-current asset - Consists of a pre-tax charge to provide an allowance against certain disputed client receivables with a specific former client. Such disputed receivables are included in our Condensed Consolidated Balance Sheets in the caption "Other assets," as the process for resolution has been on-going in excess of 5 years. We have excluded this charge as we believe the amount of such charge does not directly correlate to the underlying performance of our business operations in the period it was recorded. Such charge is included in our Condensed Consolidated Statements of Operations in the caption "Sales and client service" expense.

Income tax effect of pre-tax adjustments - The GAAP effective income tax rate for the applicable quarterly period, adjusted for the impact of valuation allowances on deferred tax assets of $6.153 million and $3.318 million recorded in the second quarter of 2021 and first quarter of 2020, respectively, as describe below; and the impact of $53.351 million of taxes recognized in the third quarter of 2020 on the gain on sale of businesses described above, is applied to pre-tax adjustments for Adjusted Net Earnings.

Share-based compensation permanent tax items - Consists of permanent items impacting the Company's income tax provision related to our share-based compensation arrangements, including net excess tax benefits recognized upon the exercise of stock options and the vesting of restricted share and share unit awards. We exclude such items as we believe the amount of such items in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Income taxes."

Valuation allowance on deferred tax assets - Consists of a valuation allowance recorded against certain deferred tax assets where certain strategic decisions associated with our operational improvement initiatives have made it more likely than not that such deferred tax assets will not be realized. We have excluded this charge as we believe the amount of such expense does not directly correlate to the underlying performance of our business operations in the period recorded. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Income taxes."

Payroll taxes deferred under the CARES Act - Consists of certain federal payroll taxes related to pay cycles in the second through fourth quarters of 2020, for which we have deferred remittance to the taxing authority as permitted under the CARES Act.

APPENDIX II

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CERNER CORPORATION

Cerner Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

I.    The name of the Corporation is Cerner Corporation, which is the name under which the Corporation was originally incorporated.

II.    The original Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on October 6, 1986. The first Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on April 22, 1987. The second Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on April 27, 2004. The Third Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on September 16, 2013.

III.    This ~~Third~~Fourth Amended and Restated Certificate of Incorporation was duly adopted ~~by the Board of Directors of the Corporation~~ in accordance with ~~Section~~Sections 242 and 245 of the DGCL.

IV.    This ~~Third~~Fourth Amended and Restated Certificate of Incorporation ~~only restates and~~amends, integrates and ~~does not further amend~~restates the provisions of the Corporation's Certificate of Incorporation, as heretofore amended and supplemented~~, and there is no discrepancy between the provisions of the Certificate of Incorporation, heretofore amended and supplemented, and the provisions of this Second Restated Certificate of Incorporation~~.

The text of the Certificate of Incorporation of the Corporation is amended, integrated and restated to read in its entirety as follows:

FIRST.        The name of the corporation is:

CERNER CORPORATION

SECOND.    The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.         The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

FOURTH.    The total number of shares of stock which the Corporation shall have authority to issue is five hundred and one million (501,000,000) shares, consisting of:

(1) 500,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"); and

(2) 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

1. Preferred Stock

1.1 The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the General Corporation Law of Delaware (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the voting powers and the designations and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the distinctive serial designation of such series and the number of shares constituting such series, which number may be increased or decreased (but not below the number of then outstanding shares thereof) from time to time by like action of the board of directors;

(b) the rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock, whether such dividends shall be cumulative or non-cumulative, and, if so, from which date or dates;

(c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d) the obligation, if any, of the corporation to retire shares of such series, including the price or prices which the corporation shall be obligated to pay therefor, and the terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares of such series;

(e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights (which voting rights may, without limiting the generality of the foregoing, include the right, voting as a series or by itself or together with other series of Preferred Stock as a class, to elect one or more directors of the corporation or to have one or more votes per share on any or all matters as to which a stockholder vote is required or permitted);

(g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, or in the event of a merger, distribution or sale of assets; and

(h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the date from and after which dividends thereon shall cumulate, if cumulative.

The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of the ~~percentage~~majority of the Total Voting Power of the then outstanding shares of Voting Stock, ~~considered for this purpose as one class and~~ without ~~the~~a separate vote of the holders of Preferred Stock ~~as a class, required by paragraph FIFTEENTH for an amendment to this paragraph FOURTH.~~, or of any series thereof, or a separate vote of the holders of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock. As used in this Certificate of Incorporation, except as otherwise provided herein, the term "Total Voting Power" shall mean the aggregate of all votes of all outstanding shares of Voting Stock, and the term "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on the issue in question.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the board of directors in the resolution or resolutions adopted pursuant to authority granted under this paragraph FOURTH, and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the board of directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the board of directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the board of directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to this paragraph FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

Subject to the provisions of the foregoing paragraph, shares of any series of Preferred Stock may be issued from time to time as the board of directors of the corporation shall determine and on such terms and for such consideration as shall be fixed by the board of directors.

2. Common Stock

Except as may otherwise be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of this paragraph FOURTH), if any, shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of this paragraph FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of this paragraph FOURTH, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the board of directors.

After distribution in full of the preferential amount, if any (fixed in accordance with the provisions of this paragraph FOURTH), to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, of the corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Shares of Common Stock may be issued from time to time as the board of directors of the corporation shall determine and on such terms and for such consideration as shall be fixed by the board of directors.

3. All Shares Nonassessable. All shares of stock of the corporation of any class shall be nonassessable.

4. No Preemptive Rights. No holder of any shares of stock of the corporation of any class shall be entitled as such, as a matter of right, to purchase or subscribe for any shares of stock of the corporation of any class, whether now or hereafter authorized and whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

~~FIFTH.        [INTENTIONALLY OMMITTED]~~

~~SIXTH~~FIFTH.    (a) The property, business and affairs of the corporation shall be managed and controlled by the board of directors. The number of directors of the corporation shall be fixed by, or in the manner provided in, the bylaws.

(b) A majority of the whole board of directors shall constitute a quorum for the transaction of business, and, except as otherwise provided in this Certificate of Incorporation or the bylaws, the vote of a majority of the directors present at a meeting at which a quorum is then present shall be the act of the board of directors. As used in this Certificate of Incorporation, the term "whole board of directors" is hereby exclusively defined to mean the total number of directors which the corporation would have if there were no vacancies.

(c) Subject to the rights of holders of any series of Preferred Stock to elect directors, each person elected as a director of the Corporation at any annual meeting of stockholders (each annual meeting of stockholders, an "Annual Meeting") after the 2020 Annual Meeting to succeed a person whose term of office as a director has expired, shall be elected for a term expiring at the next Annual Meeting. Each director elected at or prior to the 2020 Annual Meeting of stockholders shall be deemed to serve as a member of the class of directors to which he or she was so elected for the term elected. At and after the 2023 Annual Meeting, the directors shall no longer be classified with respect to the time for which they hold office. Notwithstanding the foregoing, each director shall hold office until a successor has been elected or qualified or until his or her earlier death, retirement, resignation or removal.

(d) Except for directorships created pursuant to paragraph FOURTH hereof relating to the rights of holders of Preferred Stock or any series thereof, and except for vacancies in such directorships, any vacancies in the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and from and after the 2023 Annual Meeting any directors so chosen shall hold office until the next election of directors and until their respective successors are duly elected and qualified or until their earlier death, retirement, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director. In the event of any increase or decrease in the authorized number of directors prior to the 2023 Annual Meeting: (a) each director then serving shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her term or his or her prior death, retirement, resignation or removal; and (b) except to the extent that an increase or decrease in the authorized number of directors occurs in connection with the rights of holders of Preferred Stock to elect additional directors, the newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the board of directors among the class or classes as nearly equal in number as the then total number of directors constituting the whole board of directors permits. A director who fills a vacancy not resulting from an increase in the authorized number of directors shall have the same remaining term as that of his or her predecessor.

(e) Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), prior to the election of directors at the 2023 Annual Meeting when the board of directors shall cease to be classified, any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of ~~eighty percent (80%) or more~~a majority of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for purposes of this paragraph ~~SIXTH~~FIFTH, section (e), each share of the Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of this Certificate of Incorporation). From and after the election of directors at the 2023 Annual Meeting when the board of directors shall cease to be classified, any director or the entire board of directors of the corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. ~~For the purposes of this paragraph SIXTH, section (e): (i) the term "Total Voting Power" shall mean the~~

~~aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on removal of any director or the entire board of directors in the manner provided in this paragraph SIXTH, section (e) (except that if the next succeeding sentence is operative, then the outstanding shares of Preferred Stock shall not be considered "Voting Stock" for purposes of this paragraph SIXTH, section (e)).~~ Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the provisions of this paragraph ~~SIXTH~~FIFTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock. For the purposes of this paragraph FIFTH, section (e), only, if the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the term "Voting Stock" shall not include the outstanding shares of such series of Preferred Stock.

~~(f) [Omitted]~~

(~~g~~f) There shall be no qualifications for election as directors of the corporation, except that no person shall be eligible to stand for election as a director if he has been convicted of a felony by a court of competent jurisdiction where such conviction is no longer subject to direct appeal.

(~~h~~g) Subject to the rights of holders of Preferred Stock, nominations for the election of directors may be made by the board of directors or a proxy committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given in accordance with the advance notice and proxy access procedures set forth in the Corporation's bylaws, as amended from time to time. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with such procedures.

(~~i~~h) Except as may be otherwise specifically provided in this paragraph ~~SIXTH~~FIFTH, the term of office and voting power of each director of the corporation shall not be greater than nor less than that of any other director of the corporation.

~~SEVENTH~~SIXTH. Elections of directors need not be by ballot unless the bylaws of the corporation shall so provide.

~~EIGHTH~~SEVENTH. The original bylaws of the corporation shall be adopted in any manner provided by law. In furtherance, and not in limitation of, the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the bylaws of the corporation. ~~Notwithstanding any other provisions in this Certificate of Incorporation or the bylaws of the corporation, and notwithstanding the fact that some lesser percentage may be specified by law, the~~The stockholders of the corporation shall have the power to make, adopt, alter, amend or repeal the bylaws of the corporation ~~only~~ upon the affirmative vote of ~~eighty percent (80%) or more of~~the holders of a majority of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for purposes of this paragraph ~~EIGHTH~~SEVENTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of this Certificate of Incorporation)~~. For purposes of this paragraph EIGHTH: (i) the term "Total Voting Power" shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on making, adopting, altering, amending or repealing the bylaws of the corporation~~.

~~NINTH. (a) The provisions of this paragraph NINTH shall be applicable to certain Business Combinations (as hereinafter defined) and shall supersede any other provision of this Certificate of Incorporation or the Bylaws of the corporation or of law inconsistent therewith.~~

~~(b) In addition to any affirmative vote required by law or this Certificate of Incorporation (including, without limitation, any requirement that Business Combinations be approved by the holders of a specified~~

~~percentage of Preferred Stock voting separately as a class) and except as otherwise expressly provided in section (c) of this paragraph NINTH, any Business Combination shall require the affirmative vote of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock considered for this purpose as one class (for purposes of this paragraph NINTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required by law, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.~~

~~(c) The provisions of section (b) of this paragraph NINTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).~~

~~(d) For the purposes of this paragraph NINTH and for the purposes of such other paragraphs of this Certificate of Incorporation as is specified:~~

~~A. A "Business Combination" shall mean:~~

~~(i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or~~

~~(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $500,000 or more; or~~

~~(iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate~~
~~of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $500,000 or more; or~~

~~(iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or~~

~~(v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.~~

~~B. A "person" shall mean any individual, firm, corporation or other entity.~~

~~C. "Interested Stockholder" shall mean any person (other than the corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on the issue in question, or immediately prior to the effectiveness of the action to be effected as a result of the vote:~~

~~(i) is the beneficial owner, directly or indirectly, of 5% or more of the Total Voting Power of the outstanding Voting Stock, considered for this purpose as one class; or~~

~~(ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to either the record date for the determination of stockholders entitled to notice of and to vote on the issue in~~

~~question or the effectiveness of the action to be effected as a result of the vote, was the beneficial owner, directly or indirectly, of 5% or more of the Total Voting Power of the then outstanding Voting Stock, considered for this purpose as one class; or~~

~~(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two year period immediately prior to either the record date for the determination of stockholders entitled to notice of and to vote on the issue in question or the effectiveness of the action to be effected as a result of the vote, beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.~~

~~D. A person shall be a "beneficial owner" of any Voting Stock:~~

~~(i) which such person or any of its Affiliates or Associates (as hereinafter defined), directly or indirectly, through any contract, arrangement, understanding or relationship, owns or has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, shares of such stock, or owns, has or shares the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such stock; or~~

~~(ii) with respect to which such person or any of its Affiliates or Associates has the right to acquire, directly or indirectly, through any contract, arrangement, understanding or relationship, owns or has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, shares of such stock, or owns, has or shares the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or~~

~~(iii) which are beneficially owned (as defined in (i) or (ii) above), directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.~~

~~E. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph C of this section (d), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph D of this section (d) but shall not include any other shares of Voting Stock~~
~~which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~

~~F. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1987.~~

~~G. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph C of this section (d), the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the corporation.~~

~~H. "Disinterested Director" means any member of the board of directors who is not an Interested Stockholder or an Affiliate of an Interested Stockholder and was a member of the board of directors prior to the time that the Interested Stockholder involved in the Business Combination became an Interested Stockholder, and any successor of a Disinterested Director who is not an Interested Stockholder or an Affiliate of an Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the board of directors; provided, however, that Clifford W. Illig, Neal L. Patterson, Paul N. Gorup, Henry S. Crist, Paul J. Finnegan and James A. Jackson, and any successor of any such person who is recommended by a majority of such persons or any such successors, are hereby deemed to be "Disinterested Directors."~~

~~I. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange--Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors in good faith.~~

~~J. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1987.~~

~~K. "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on the issue (for purposes of this paragraph NINTH, a Business Combination) in question.~~

~~L. "Total Voting Power" shall mean the aggregate of all votes of all outstanding shares of Voting Stock.~~

~~(e) A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this paragraph NINTH, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $500,000 or more. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this paragraph NINTH and any interpretation approved by a majority of the Disinterested Directors shall be final and conclusive.~~

~~(f) Nothing contained in this paragraph NINTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.~~

~~TENTH~~EIGHTH. The corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the corporation, or any person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Delaware; provided, however, that the only limitation upon the power granted to the corporation by this paragraph EIGHTH shall be a prohibition against indemnification of any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Without limiting the generality of the foregoing provisions of this paragraph ~~TENTH~~EIGHTH, to the fullest extent permitted or authorized by the laws of the State of Delaware, including without limitation the provisions of subsection (b)(7) of Section 102, Title 8 of the Delaware Code as now in effect and as it may from time to time hereafter be amended, no director of the corporation shall be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director.

~~ELEVENTH~~NINTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the

Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

~~TWELFTH~~TENTH. Except as may be otherwise provided by statute, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term "person", a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the corporation shall have either actual or constructive notice of the interest of such person.

~~THIRTEENTH~~ELEVENTH. The books of the corporation may be kept (subject to any provision contained in the statutes of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

~~FOURTEENTH~~TWELFTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation ~~and subject to paragraph FIFTEENTH of this Certificate of Incorporation~~.

~~FIFTEENTH. None of the provisions of paragraphs FOURTH, SIXTH, EIGHTH, NINTH, FOURTEENTH, SIXTEENTH or this paragraph FIFTEENTH may be amended, altered, changed or repealed except upon the affirmative vote at any annual or special meeting of the stockholders, of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class (for the purpose of this paragraph FIFTEENTH, each share of Voting Stock shall have the number of votes granted to it pursuant to paragraph FOURTH of this Certificate of Incorporation), nor shall new provisions to this Certificate of Incorporation be adopted or existing provisions to this Certificate of Incorporation be amended, altered or repealed which in either instance are in conflict or inconsistent with paragraphs FOURTH, SIXTH, EIGHTH, NINTH, FOURTEENTH, SIXTEENTH or this paragraph FIFTEENTH except upon the affirmative vote at any annual or special meeting of the stockholders of the holders of at least eighty percent (80%) or more of the Total Voting Power of the then outstanding shares of Voting Stock, considered for this purpose as one class. Notwithstanding the foregoing, paragraph FOURTH may be amended, altered, changed or repealed or new provisions to this Certificate of Incorporation may be adopted or existing provisions of this Certificate of Incorporation may be amended, altered or repealed which in either instance are in conflict or inconsistent with paragraph FOURTH by such affirmative vote as is required by law if such amendment, alteration, repeal or addition shall have been approved by a majority of the Disinterested Directors (as defined in paragraph NINTH of this Certificate of Incorporation). Any inconsistency developing between the provisions of a bylaw and any provisions of this Certificate of Incorporation shall be controlled by this Certificate of Incorporation. For the purposes of this paragraph FIFTEENTH, (i) the term "Total Voting Power" shall mean the aggregate of all votes of all outstanding shares of Voting Stock; and (ii) the term "Voting Stock" shall mean the shares of all classes of capital stock of the corporation entitled to vote on the issue in question.~~

~~SIXTEENTH~~THIRTEENTH. (a) No action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

(b) Except as otherwise required by law and subject to the rights, if any, of the holders of Preferred Stock or any series thereof, special meetings of the stockholders of the corporation may be called only by the chairman of the board of directors, the president of the corporation or the board of directors pursuant to a resolution approved by a majority of the whole board of directors.

IN WITNESS WHEREOF, ~~this Third~~Cerner Corporation has caused this Fourth Amended and Restated Certificate of Incorporation ~~has been executed on behalf of the Corporation by its Chairman of the Board and Chief Executive Officer and attested by its Secretary as of September 12, 2013, and each of them does hereby affirm and acknowledge that this Third Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true.~~to be executed by its duly authorized officer on this __ day of ______, 2022.

CERNER CORPORATION

	By	/s/
~~Neal L. Patterson~~ [Name]
~~Chairman of the Board and Chief Executive Officer~~ [Title]

~~[CORPORATE SEAL]~~

~~ATTEST:~~

~~/s/~~
~~Rand D. Sims, Secretary~~

APPENDIX III

CERNER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN

(As Amended and Restated May ~~30~~26, ~~2019~~ 2022)

The purpose of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Plan") is to encourage designated key associates, consultants and non-employee directors of Cerner Corporation (the "Company") and its subsidiaries to contribute materially to the growth of the Company by providing such individuals with the opportunity to acquire Shares of the Company's stock, thereby benefiting the Company's shareholders by aligning the economic interests of the grantees with those of the shareholders. This Plan is amended and restated May ~~30~~26, ~~2019~~ 2022, and except as specifically provided otherwise in Section 4, shall affect only Grants awarded on or after the New Effective Date (as defined in Section 20). Except as specifically provided otherwise in Section 4, Grants awarded prior to the New Effective Date shall continue to be governed by the terms of the Plan as in effect prior to the New Effective Date and the applicable Grant Instrument. The terms of this Plan are not intended to affect the interpretation of the terms of the Plan as it existed prior to the New Effective Date.

1. Reallocation of Shares from Plan G

From and after the Original Effective Date (as defined in Section 20), the following shares of common stock of the Company ("Shares") from the Cerner Corporation 2004 Long- Term Incentive Plan G (the "Prior Plan") shall be available for issuance pursuant to the Plan: (i) all Shares available for the grants under the Prior Plan as of the Original Effective Date and (ii) with respect to outstanding grants under the Prior Plan as of the Original Effective Date that for any reason expire or are cancelled or terminated thereafter without having been exercised, delivered or vested in full, as the case may be, all Shares allocable to the unexercised, undelivered or unvested portion of each such grant (collectively, the "Prior Plan Shares"). Following the Original Effective Date, no additional grants shall be awarded under the Prior Plan. From and after the Original Effective Date, all outstanding grants under the Prior Plan shall remain subject to the terms of the Prior Plan.

2. Administration

(a) Committee. The Plan shall be administered and interpreted by the Compensation Committee of the Board of Directors or such other committee as the Board of Directors of the Company (the "Board") may designate to administer this Plan (the "Committee"). The Committee shall consist of three or more members of the Board, all of whom shall be: (i) "nonemployee directors" as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) in the judgment of the Board, qualified to administer the Plan and act as a Member of the Committee pursuant to all applicable rules, regulations and listing standards of the Nasdaq Stock Market (or such other stock exchange on which Shares are traded), including any applicable standards for independence. Any member of the Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or reduce the amount or value of cash-only Grants, and vice versa; nevertheless, Grants that may be settled in Shares or cash must not exceed either limitation. With respect to Grants, the value of which is not based on the Fair Market Value of Shares, no individual may receive Grants pursuant to this Plan during any calendar year involving a cash value at date of grant that, in the aggregate, exceeds ten million dollars ($10,000,000).

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan; (ii) determine the type, size and terms of the grants to be made to each such individual; (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability, vesting or delivery and the acceleration of exercisability, vesting or delivery; (iv) amend the terms (other than terms related to initial pricing of the Shares) of any previously issued Grant; (v) cause the forfeiture of any Grant or recover any shares, cash or other property attributable to a Grant for violations of any Company ethics policy or pursuant to any Company compensation clawback policy; and (vi) deal with any other matters arising under the Plan.

(c) Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or, subject to applicable law, officers of the Company; provided, however, that the Committee may not delegate its authority and powers (i) with respect to Section 16 Persons, or (ii) in any way which would jeopardize the Company's ability to qualify for Rule 16b-3.

(d) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt, amend or rescind such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any grants awarded hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

3. Grants

(a) Eligible Types of Grants. Grants under the Plan may consist of grants of incentive stock options as described in Section 6 ("Incentive Stock Options"), nonqualified stock options as described in Section 6 ("Nonqualified Stock Options") (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as "Options"), restricted stock as described in Section 7 ("Restricted Stock"), restricted stock units as described in Section 7 ("Restricted Stock Units"), stock appreciation rights as described in Section 8 ("SARs"), bonus shares as described in Section 9 ("Bonus Shares"), performance units as described in Section 9 ("Performance Units"), performance grants as described in Section 9 ("Performance Grants") and performance shares as described in Section 9 ("Performance Shares"), (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the Grantees (as defined in Section 5(b)).

(b) Restrictive Covenants. The Committee may, in its sole and absolute discretion, place certain restrictive covenants in a Grant Instrument requiring the Grantee to agree to refrain from certain actions. Such restrictive covenants, if contained in the Grant Instrument, will be binding on the Grantee.

(c) Dividends and Dividend Equivalents. The Committee may provide that Grants (other than Options or SARs) shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional Shares or common share equivalents. Notwithstanding the foregoing, to the extent any Grant provides for the payment of dividends or crediting of dividend equivalents, in no event will such dividends or dividend equivalents attributable to unvested Grants be paid unless and before the underlying Grant has become vested pursuant to its terms.

(d) Grant Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 4(d) and 19 of the Plan and the remaining provisions of this Section 3(d), Grants made under the Plan on or after the New Effective Date shall not vest or become exercisable before the first anniversary of such Grant's date of grant. Notwithstanding the foregoing, the Committee may grant in the aggregate up to 5% of the Shares available pursuant to Section 4 (as such number of Shares may be increased from time to time in accordance with the Plan) to any Associate, Non-Employee Director or Consultant (each a "Service Provider") without respect to such minimum vesting requirement. For purposes of this Section 3(d), any Shares granted before the New Effective Date that were exempted from the minimum vesting schedule previously set forth in Section 7(a) of the Plan before the New Effective Date will count toward the aggregate limit on such Shares described in the preceding sentence. For purposes of Grants to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company's shareholders to the next annual meeting of the Company's shareholders. Notwithstanding the foregoing, nothing in this Section 3(d) shall preclude or limit any Grant or other arrangement (or any action by the Committee) from providing for accelerated vesting of such Grant in connection with or following a Grantee's death, Disability, termination of employment or other "separation from service" within the meaning of Internal Revenue Code (the "Code") section 409A.

(e) Individual Grant Limitations. During any calendar year, no individual may be granted Options or other Grants under the Plan that, in the aggregate, may be settled by delivery of more than two million (2,000,000) Shares, subject to adjustment as provided in Section 4(d). In addition, with respect to Grants the value of which is based on the Fair Market Value of Shares and that may be settled in cash (in whole or in part), no individual may be paid during any calendar year cash amounts relating to such Grants that exceed the greater of the Fair Market Value (as defined in Section 3(g)) of the number of Shares set forth in the preceding sentence either at the date of grant or at the date of settlement. This provision sets forth two separate limitations so that Grants that may be settled solely by delivery of Shares will not operate to reduce the amount or value of cash-only Grants, and vice versa; nevertheless, Grants that may be settled in Shares or cash must not exceed either limitation. With respect to Grants, the value of which is not based on the Fair Market Value of Shares, no individual may receive Grants pursuant to this Plan during any calendar year involving a cash value at date of grant that, in the aggregate, exceeds ten million dollars ($10,000,000).

(f) Non-Employee Director Grant Limitations. With respect to Non-Employee Directors (other than a Non-Employee Director who is the Chair of the Board), the aggregate value of all compensation paid or granted to any individual for service as a Non-Employee Director with respect to any calendar year, including Grants granted under this Plan and cash fees paid by the Company to such Non-Employee Director outside of the Plan, shall not exceed six hundred thousand dollars ($600,000), calculating the value of any Grants awarded during such calendar year based on the grant date fair value of such Grants for financial reporting purposes, excluding special compensation paid to any Non-Employee Director when serving as a Committee Chair or as Lead Independent Director. The limitation in the immediately preceding sentence shall be nine hundred thousand dollars ($900,000) for a Non-Employee Director who is Chair of the Board. The foregoing limitations shall not take into account any Grant made in connection with the initial appointment of a Non-Employee Director and any Shares deferred pursuant to a nonqualified deferred compensation arrangement shall count against the foregoing limitation only during the calendar year in which such Grant is initially made and not in the calendar year in which the deferred Shares are ultimately issued.

(g) Definition of "Fair Market Value." For purposes of the Plan, the fair market value ("Fair Market Value") per Share as of any date shall be the reported closing sale price of the Share on The Nasdaq Stock Market (or such other national securities exchange in the event the Shares are not then traded on The Nasdaq Stock Market) as of that date, or if there is no such reported sales price on the relevant date, then on the last previous day on which a sale was reported. The Committee may with respect to any Grant and for any purpose other than establishing an Option Exercise Price or a SAR base amount, in its sole discretion and if consistently applied, elect that Fair Market Value for one or more purposes under the Plan will be determined based upon the last sale of a Share before, or the first sale of a Share after, the applicable measurement date, the arithmetic mean of the high and low prices of a Share on the trading day of, or the trading day before, the applicable measurement date, the average Share closing prices over a multi-day period ending on or before the applicable measurement date, or any other reasonable method using actual transactions in the Shares as reported by The Nasdaq Stock Market (or such other national securities exchange in the event the Shares are not then traded on The Nasdaq Stock Market).

4. Shares Subject to the Plan

(a) Shares Authorized. Subject to the adjustment provisions specified in Section 4(d) below, the aggregate number of Shares that may be issued or transferred under the Plan (which, for purposes of this Section includes Grants made before the New Effective Date) is Fifty ~~Four~~ Nine Million Three Hundred Thousand (~~54,300,000~~59,300,000) Shares plus the Prior Plan Shares (the "Maximum Share Limit"). The Shares may be

authorized but unissued Shares or reacquired Shares, including treasury Shares and Shares purchased by the Company on the open market for purposes of the Plan.

(b) Fungible Share Counting. Subject to adjustment under Section 4(d), an Option or SAR shall be counted against the Maximum Share Limit as one share for each Share subject to the Option or SAR, and any Grant of Restricted Stock, Restricted Stock Unit, Bonus Share, Performance Unit, Performance Grant or Performance Share (a "Full Value Grant") shall be counted against the Maximum Share Limit as 2.68 Shares for each one Share subject to such Full Value Grant. To the extent that a Share that was subject to a Grant that counted as one share is returned to the Plan pursuant to Section 4(c), the applicable Share reserve relating to the Maximum Share Limit will be credited with one Share. To the extent that a Share that was subject to a Grant that counted as 2.68 Shares is returned to the Plan pursuant to Section 4(c), the applicable Share reserve relating to the Maximum Share Limit will be credited with 2.68 Shares. To the extent that a Share relating to a Grant made before the New Effective Date is returned to the Plan pursuant to Section 4(c) and such Grant was subject to a different fungible Share counting provision than the ones set forth herein, the applicable Share reserve relating to the Maximum Share Limit will be credited with that number of Shares equal to the fungible Share counting provision in the Plan at the time the Grant was made. For the avoidance of doubt, the fungible Share counting set forth in this Section 4(b) shall apply with respect to Grants made prior to and after the New Effective Date and apply solely with respect to determining the counting of Shares against the Maximum Share limit and shall not apply with respect to the counting of Shares under the individual Share limits set forth in Section 3(e).

(c) Other Share Counting Rules. For purposes of counting the number of Shares available for Grants, if and to the extent Shares subject to an outstanding Grant are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration, then such Shares shall immediately again be available for issuance under this Plan and credited back to the Maximum Share Limit. Shares withheld or tendered with respect to the payment of any Option Exercise Price, Shares withheld or tendered with respect to payment of any Applicable Withholding Tax (as defined in and in accordance with Section 10), Shares repurchased by the Company using Option Exercise Price proceeds, and all Shares underlying any portion of an Option or SAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) shall count against this Maximum Share Limit on the same basis as set forth above in Section 4(b). To the extent that RSUs or Performance Units are settled in cash, any Shares underlying such Grants which are not issued in light of such award being settled in cash, shall be added back to the Maximum Share Limit.

(d) Adjustments. If there is any change in the number or kind of Shares outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without the Company's receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or the Company's payment of an extraordinary dividend or distribution, the Maximum Share Limit, the maximum number of Shares that any individual participating in the Plan may be granted in any year, the number of Shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that no fractional shares resulting from such adjustment shall be issued under Plan as a result of an adjustment under this Section 4(d), although the Committee in its sole discretion may make a cash payment in lieu of fractional Shares. Any adjustments determined by the Committee shall be final, binding and conclusive. If and to the extent that any such change in the number or kind of Shares outstanding is effected solely by application of a mathematical formula (e.g., a 2-for-1 stock split), the adjustment described in this Section 4(d) shall be made and shall occur automatically by application of such formula, without further action by the Committee.

(e) Substitute Grants. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may approve Grants in substitution for any Options or other stock or stock-based awards granted by such entity or an affiliate thereof ("Substitute Grants"). Substitute Grants may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Grants contained in the Plan. Substitute Grants shall not count against the Maximum Share Limit set forth in Section 4(a), except as may be required by reason of section 422 and related provisions of the Code.

5. Eligibility for Participation

(a) Eligible Persons. All key associates of the Company and its subsidiaries ("Associates"), including Associates who are officers or members of the Board, shall be eligible to participate in the Plan. Members of the Board who are not Associates ("Non-Employee Directors") shall be eligible to participate in the Plan. Designated non-associate consultants or advisors to the Company or a subsidiary thereof who are natural persons (other than Non-Employee Directors) providing bona fide services that are not in connection with an offer or sale of any Shares and that are not directly or indirectly maintaining or promoting a market in the Shares ("Consultants") shall also be eligible to participate in the Plan.

(b) Selection of Grantees. The Committee shall select the Associates, Non-Employee Directors and Consultants to receive Grants and shall determine the number of Shares subject to a particular Grant, and shall establish such other terms and conditions applicable to such Grant, in such manner as the Committee determines. Associates, Non-Employee Directors and Consultants who receive Grants under this Plan are referred to herein as "Grantees."

6. Option Grants

(a) Number of Shares. The Committee shall determine the number of Shares that will be subject to each Grant of Options to a Grantee.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. The maximum number of Shares that may be issued pursuant to Incentive Stock Options shall be the Maximum Share Limit and in no event may a Non-Employee Director or a Consultant be eligible to receive a grant of Incentive Stock Options.

(ii) The purchase price (the "Exercise Price") of a Share subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a Share on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Associate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a Share on the date of grant.

(iii) Notwithstanding anything in this Plan to the contrary, in no event may the Committee (A) grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, or amend outstanding Options (including amendments to adjust an Exercise Price), in each case with a lower Exercise Price than that of the replaced or outstanding Option, (B) cancel outstanding Options in exchange for a cash payment, a grant of replacement Options or SARs, or a grant of any other replacement Full Value Grant, or (C) engage in any transaction that would be deemed a repricing under the applicable rules of The Nasdaq Stock Market or other governing body, in each case (A), (B) or (C) without first obtaining the approval of the Company's shareholders.

(c) Option Term. The Committee shall determine the term of each Option (the "Option Term"). The Option Term of any Option shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Associate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have an Option Term that exceeds five (5) years from the date of grant.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument. Subject to Section 3(d), the Committee or the Grant Instrument may provide for accelerated vesting in the event of death, disability, retirement, Change of Control or termination of employment following a Change of Control.

(e) Termination of Employment, Disability or Death. Except as provided below, an Option may only be exercised while the Grantee who is a Service Provider is employed by the Company. Except to the extent otherwise expressly provided in a Grant Instrument or the Option's exercise period is extended by the Committee in accordance with section 409A of the Code, if such a Grantee ceases to be employed for any reason other than a "disability", death or retirement, any Option held by the Service Provider shall terminate at the close of business ninety (90) days after the Grantee's last day of performing services as a Service Provider. In such case, and in all cases described below under (i), (ii), (iii) and (iv) below, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Grantee ceases performing services as a Service Provider. Nothing in this Section 6(e) shall limit the Committee's ability to extend the Option exercise period for any other reason, provided such extension does not extend the Option exercise period beyond the earlier of the last day of such Option's Option Term or the 10th anniversary of the Option's original date of grant.

(i) In the event that the Grantee ceases to be employed in a manner determined by the Committee or Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Grantee within sixty (60) days of such termination), the Option may be exercised by the Grantee, or in the case of the Grantee's death, by the Grantee's beneficiaries entitled to do so, (A) if the Option is an Incentive Stock Option, within three months following the Grantee's retirement, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee's Options shall be exercisable for up to three (3) years after the date of retirement, but in no event later than the expiration of the Option Term.

(ii) In the event the Grantee dies while he or she is a Service Provider, within the period referred to in clause (iv) below, or within the period described in sub-clause (A) and (B) of clause (i), above, (A) if the Option is an Incentive Stock Option, the Option may be exercisable within one year following the Grantee's date of death, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee's Options shall be exercisable for up to three (3) years after the date of death but in no event later than the expiration of the Option Term.

(iii) In the event the Grantee ceases to be employed by the Company because the Grantee becomes "disabled", or if the Grantee becomes disabled within the period referred to in clause (iv) below, (A) if the Option is an Incentive Stock Option, the Option may be exercisable within twelve (12) months following the date Grantee's employment has ceased or the date the Grantee became disabled, whichever is later, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee's Options shall be exercisable for up to three (3) years after the date Grantee's employment has ceased or the date the Grantee became disabled, whichever is later, but in no event later than the expiration of the Option Term.

(iv) In the event the Grantee ceases to be employed by the Company because the Grantee is terminated or removed from the Board, as the case may be, for the convenience of the Company (as determined by the Committee or the Board in its sole discretion), any Incentive Stock Option or Nonqualified Stock Option exercisable on such date of termination or removal may be exercised by the Grantee within a period determined by the Committee, in its discretion, commencing on the date of termination of employment or removal from the Board and continuing for up to three (3) years after the date the Grantee's employment/service has ceased but in no event later than the expiration of the Option Term.

(v) For purposes of this Section 6(e) and Sections 7, 8 and 9:

(A) The term "Company" shall mean the Company and its subsidiary corporations.

(B) "Disability" or "disabled" shall mean a Grantee becoming disabled within the meaning of section 22(e)(3) of the Code.
(f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price and any Applicable Withholding Tax (pursuant to Section 10). The Grantee shall pay the Exercise Price for an Option (including any Applicable Withholding Tax pursuant to Section 10) as specified by the Committee (x) in cash, (y) with the approval of the Committee, by delivering Shares owned by the Grantee (including Shares acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having an aggregate Fair Market Value for such Shares on the date of exercise equal to the aggregate Exercise Price and any Applicable Withholding Tax at the time of exercise, or (z) by such other method as the Committee may approve, including attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any Applicable Withholding Tax, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or with the approval of the Committee and solely with respect to a Nonqualified Stock Option, by a "net exercise" arrangement pursuant to which the Company will not require a payment of the Exercise Price and any Applicable Withholding Tax but will reduce the number of Shares upon the exercise by the largest number of whole Shares having a Fair Market Value on the date of exercise that does not exceed the aggregate Exercise Price and any Applicable Withholding Tax. In addition, the Committee may authorize loans by the Company to Grantees in connection with the exercise of an Option, upon such terms and conditions that the Committee, in its sole discretion deems appropriate. However, the Committee may not authorize any loans under this Plan to any of the Company's Section 16 Officers as defined by the Securities Exchange Commission and determined each year by the Board. Shares used to exercise an Option (and satisfy any Applicable Withholding Tax) shall have been held by the Grantee for the requisite period of time, if any, to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any Applicable Withholding Tax (pursuant to Section 10) at the time of exercise. Shares shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any Applicable Withholding Tax is paid by or recovered from the Grantee.

(g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Shares on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds one hundred thousand U.S. dollars ($100,000), then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

(h) Recovery of Applicable Withholding Tax. The Grantee of a Nonqualified Stock Option shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or withheld by the Company with respect to the exercise of such Options. The Company shall have the right to prevent the exercise of any Option until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

7. Restricted Stock and Restricted Stock Units Grants

The Committee may issue or transfer Shares to a Grantee under a Grant of Restricted Stock or Restricted Stock Units, upon such terms as the Committee deems appropriate. A Restricted Stock Unit shall mean any unit granted under this Section 7 evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date. Subject to the limitations set forth in Section 3 and except as otherwise specified in a Grant Instrument, the following provisions are applicable to Restricted Stock and Restricted Stock Units:

(a) General Requirements. Shares issued or transferred pursuant to Restricted Stock and Restricted Stock Unit Grants may be issued or transferred with or without payment from a Grantee, as determined by the Committee. The Committee may establish conditions under which restrictions on Shares of Restricted Stock and Restricted Stock Units shall lapse over a period of time or according to such other criteria as the Committee deems appropriate including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Restricted Stock and Restricted Stock Units will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."

(b) Number of Shares. Subject to Section 4, the Committee shall determine the number of Shares to be issued or transferred pursuant to a Restricted Stock Grant or issuable or transferable pursuant to a Restricted Stock Unit Grant and the restrictions applicable to such Restricted Stock or Restricted Stock Units.

(c) Requirement of Employment. If the Grantee who is a Service Provider ceases to be a Service Provider during the Restriction Period, or if other specified conditions are not met, the Restricted Stock or Restricted Stock Unit Grant shall terminate as to all Shares covered by the Grant as to which the restrictions have not lapsed at the close of business on the Grantee's last day as a Service Provider, and those Shares must be immediately returned to the Company. Subject to Section 3(d), as provided in the Grant Instrument or as elected by the Committee, in its sole discretion, in the event of death, disability, retirement, Change of Control or termination of employment following a Change of Control, restrictions for all or a portion of such Restricted Stock or Restricted Stock Unit may lapse upon the occurrence of such event.

(d) Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Shares of Restricted Stock or the rights relating to the Restricted Stock Units except to a Successor Grantee under Section 11(a). Each certificate for a Share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the Share certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Committee may determine that the Company will not issue certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed, or that the Company will retain possession of certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed.

(e) Right to Vote. Unless the Committee determines otherwise, during the Restriction Period the Company, and not the Grantee, shall vote the Shares of Restricted Stock. A Grantee shall have no voting rights with respect to Restricted Stock Units.

(f) Lapse of Restrictions. All restrictions imposed on Restricted Stock and Restricted Stock Units shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. Subject to Section 3(d), the Committee may terminate the restrictions, in its discretion, as to any or all Restricted Stock Grants, without regard to any Restriction Period in the event of death, disability, retirement, Change of Control or termination of employment following a Change of Control. Upon the lapse of restrictions applicable to Restricted Stock Units, the Company shall settle the Restricted Stock Units by delivering to the Grantee a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee; provided that any fractional Share underlying Restricted Stock Units shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the applicable vesting date multiplied by the remaining fractional Restricted Stock Unit. Notwithstanding the foregoing, the Committee may elect to settle any outstanding Restricted Stock Units in cash in an amount equal to the Fair Market Value of the Shares underlying the vesting Restricted Stock Units and without any delivery of underlying Shares. Upon the settlement of any Restricted Stock Unit, the underlying Shares or cash payment shall be made within thirty (30) days of such settlement or as soon as administratively practicable, if later.

(g) Recovery of Applicable Withholding Tax. The Grantee of Restricted Stock or Restricted Stock Units shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax to be paid to or withheld by the Company with respect to such Restricted Stock or Restricted Stock Units. The Committee shall have the right to retain possession of the certificates for Shares of Restricted Stock or suspend delivery of any payment relating to Restricted Stock Units until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

8. Stock Appreciation Rights Grants

(a) General Requirements. The Committee may grant SARs to a Grantee upon such terms as the Committee deems appropriate. The Committee shall establish the base amount of the SAR at the time the SAR is granted, which base amount shall be equal to or greater than 100% of the Fair Market Value as of such date of grant.

(b) Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument and in accordance with Section 3; provided, however, that the term of the SAR shall not exceed ten years. Subject to the limitations of Section 3(d), the Committee or the Grant Instrument may provide for accelerated exercisability in the event of death, disability, retirement, Change of Control or termination of employment following a Change of Control. SARs may only be exercised while the Grantee is a Service Provider with the Company or during the applicable period after cessation as a Service Provider as described in Section 6(e) for Options.

(c) Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Shares on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

(d) Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, Shares, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of Shares to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the SAR. If Shares are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

(e) Recovery of Applicable Withholding Tax. The Grantee of a SAR shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable to or withheld by the Company with respect to the exercise of such SAR. The Company shall have the right to prevent the exercise of any SAR until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.

(f) Notwithstanding anything in this Plan to the contrary, in no event may the Committee: (A) grant SARs in replacement of SARs previously granted under this Plan or any other compensation plan of the Company, or amend outstanding SARs (including amendments to adjust a SAR base amount), in each case with a lower base amount than that of the replaced or outstanding SAR, (B) cancel outstanding SARs in exchange for a cash payment, a grant of replacement SARs or Options, or a grant of any other replacement Full Value Grant, or (C) engage in any transaction that would be deemed a repricing under the applicable rules of The Nasdaq Stock Market or other governing body, in each case (A), (B) or (C) without first obtaining the approval of the Company's shareholders.

9. Performance Units, Performance Shares, Performance Grants and Bonus Shares Grants

(a) General Requirements. The Committee may grant Performance Units, Performance Shares, Performance Grants or Bonus Shares to a Grantee. Each Performance Unit/Share shall represent the right of the Grantee to receive an amount based on the value of the Performance Unit/Share, if performance goals established by the Committee are met. A Performance Unit shall have a value based on such measurements or criteria as the Committee determines. A Performance Share shall have a value equal to the Fair Market Value of a Share. A Performance Grant is any other Grant authorized under this Plan that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of one or more performance goals. A Bonus Share is a Share awarded to a Grantee without cost and without restriction in recognition of past performance (whether determined by reference to another associate benefit plan of the Company or otherwise) or in connection with the Company or one of its subsidiaries hiring an associate, as permitted by applicable law. Subject to Section 3, the Committee shall determine the number of Performance Units/Shares, Performance Grants and Bonus Shares to be granted and the requirements applicable to any such Grants.

(b) Performance Period and Performance Goals. When Performance Units/Shares are granted, the Committee shall establish the performance period during which performance shall be measured (the "Performance Period"), performance goals applicable to the Units/Shares ("Performance Goals") and such other conditions of the Grant as the Committee deems appropriate.

(c) Payment with respect to Performance Units/Shares. At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units/Shares are met, the value of the Performance Units (if applicable) and the amount, if any, to be paid with respect to the number of Performance Units/Shares that have been earned. Payments with respect to Performance Units/Shares shall be made in cash, in Shares, or in a combination of the two, as determined by the Committee.

(d) Requirement of Employment. If the Grantee who is an Associate ceases to be employed by the Company during a Performance Period, or if other conditions established by the Committee are not met, the Grantee's Performance Units/Shares shall be forfeited at the close of business on the Grantee's last day of employment. Subject to Section 3(d), the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate. If the Grantee ceases to be employed by the Company after the expiration of a Performance Period but prior to payment, payment shall be made to the Grantee or the Successor Grantee, if applicable, as soon as practicable following the end of the Performance Period, but in no event more than two and a half (2 ½) months following the end of the Performance Period.

(e) Recovery of Applicable Withholding Tax. The Grantee of Bonus Shares, Performance Grants, Performance Units or Performance Shares shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable to or withheld by the Company with respect to the Bonus Shares, Performance Grants, Performance Units or Performance Shares. The Committee will have the right to recover such Applicable Withholding Tax from the cash payable or shares to be allotted to the Grantee. The amount of Applicable Withholding Tax shall be payable by or recoverable from the Grantee in accordance with the provisions of Section 10.

10. Withholding/Recovery of Taxes

(a) Recovery of Applicable Withholding Tax. Grants under the Plan shall be subject to the Grantee's obligation to the Company to pay or have withheld any applicable federal, state, and local income, payroll or similar taxes (collectively, the "Applicable Withholding Tax"), wherever payable by the Company. The Company shall have the right to recover such Applicable Withholding Tax by deducting such amounts from Grants paid in cash or from other wages or compensation paid to the Grantee. In case of Options and other Grants paid in Shares, the Company may require the Grantee or any other person receiving such Shares to pay to the Company the amount of such Applicable Withholding Tax with respect to such Grants or the Company may deduct from other wages paid by the Company the amount of any Applicable Withholding Tax with respect to such Grants. The Company shall have the right to withhold an allotment of Shares in respect of SARs, Restricted Stock Units, Bonus Shares, Performance Shares or Performance Units until such Applicable Withholding Tax is paid by or recovered from the Grantee.

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy any Applicable Withholding Tax obligation with respect to a Grant which is paid in Shares, by having Shares withheld having an aggregate Fair Market Value up to the amount of the Applicable Withholding Tax. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee. Once filed, such election will be irrevocable. The Committee may require such election to be made during specified periods during the year and at times during which a Section 16 Officer would otherwise be prohibited from engaging in purchases or sales with respect to the Shares.

11. Transferability of Grants

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee's lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights which have not been extinguished by the Grantee's death. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Grantee may transfer a Grant to family members or other persons or entities according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

12. ~~Grants Subject to Code Section 162(m)~~ [Reserved]

~~Nothing in this restatement is intended nor shall be interpreted as modifying any written binding contract existing on November 2, 2017, and relating to the Company's payment of compensation to the extent such modification would result in a loss of deductibility under Code section 162(m).~~

13. Deferrals

Except with respect to any Option or SAR for which no form of deferral election may be made, the Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Grantee by virtue of the settlement or payment with respect to any Restricted Stock Unit, Bonus Shares, Performance Unit, Performance Share or Performance Grant. If any such deferral election is permitted or required, the Company shall establish rules and procedures for such deferrals and such rules and procedures will, at all times, be subject to and consistent with the requirements of Code section 409A and all applicable guidance thereunder such that none of the additive taxes under Code section 409A will apply.

14. Requirements for Issuance or Transfer of Shares

No Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

15. Amendment and Termination of the Plan

(a) Amendment. The Committee or the Board may amend or terminate the Plan at any time or from time to time, without obtaining the approval of the Company's shareholders, except that the Plan may not be amended without the approval of the Company's shareholders (i) to increase the aggregate number of shares issuable under the Plan (excepting proportionate adjustments made under Section 4(d) to give effect to stock splits, etc.) or (ii) make any material amendment or other amendment if shareholder approval is required by the rules of the Securities and Exchange Commission or any stock exchange on which Shares are listed.

(b) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of the New Effective Date, unless the Plan is terminated earlier by the Committee or is extended by the Committee with the approval of the shareholders.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 22(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d) Governing Document. The Plan shall be the controlling document. Except as specifically provided herein or in the Grant Instrument, no other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

16. Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

17. Rights of Participants

Nothing in this Plan shall entitle any Associate, Non-Employee Director, Consultant or other person to any claim or right to be awarded a Grant under this Plan, and no Grant shall entitle any Associate, Non-Employee Director, Consultant or other person to any future Grant. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

18. No Fractional Shares

No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other Grants or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19. Reorganization, Merger, Consolidation, Sale of Assets or Change of Control

(a) General. Except as otherwise provided in any Grant Instrument or other agreement approved by the Committee to which any Non-Employee Director, Consultant or Associate is a party, in the event that the Company undergoes a Change of Control, as defined in Section 19(c), each Option, share of Restricted Stock and other Grant held by a Non-Employee Director shall, without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable or payable, as the case may be, as of the date of such Change of Control. In addition to the foregoing, in the event the Company undergoes a Change of Control or in the event of a corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation in which the Company is a party to and in which a Change of Control does not occur, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall also have the full power and discretion to prescribe and amend the terms and conditions of any outstanding Grants granted hereunder provided that any such amendment preserves the original economic intent of such Grant and intrinsic economic value of such Grant immediately before such amendment. Subject to Section 3(d), the Committee may remove restrictions on Restricted Stock and Restricted Stock Units and may modify the performance requirements for any other Grants. The Committee may provide that Options or other Grants granted hereunder must be exercised in connection with the closing of such transactions, and that if not so exercised such Grants will expire. Any such determinations by the Committee may be made generally with respect to all Grantees, or may be made on a case-by-case basis with respect to particular Grantees. Notwithstanding the foregoing, any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock shall not constitute a merger, consolidation, major acquisition of property for stock, separation, reorganization, liquidation or Change of Control.

(b) Stock Options. By way of illustration, and not by way of limitation, in the event of a Change of Control or in the event of corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation in which the Company is a party to and in which a Change of Control does not occur, the Committee may, without obtaining shareholder approval (i) in all such events other than a liquidation, cause any Option then outstanding to be assumed by the surviving corporation in such corporate transaction; (ii) require the mandatory surrender to the Company by any Grantee of some (in all such events other than a liquidation) or all of the outstanding Options held by a Grantee as of a date specified by the Company or the surviving corporation, in which event the Company or the surviving corporation shall thereupon cancel such Options and pay to each Grantee an amount of cash per share equal to the amount that could have been attained upon the exercise of such Option or realization of the Grantee's rights to the extent that such cash is available for distribution to Grantees after payment of all debt and senior securities of the Company; (iii) in all such events other than a liquidation, require the substitution of a new Option for some or all of the outstanding Options held by a Grantee provided that any replacement or substituted Option shall be equivalent in economic value to the Grantee; or (iv) in all such events other than a liquidation, make such adjustment to any such Option then outstanding as the Company deems appropriate to reflect such merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation.

(c) Definition of Change of Control. For purposes of this Plan, a Change of Control of the Company shall mean:

(i) The acquisition by any individual, entity or group within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act" a ("Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of the Company (the "outstanding Corporation Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (X) any acquisition directly from the Company, (Y) any acquisition by the Company, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the Company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

20. Effective Date of the Plan

This Plan was originally effective on May 27, 2011, the date this Plan was originally approved by the shareholders of the Company (the "Original Effective Date"). The Plan, as amended and restated, is effective on May ~~30, 2019~~26, 2022, if approved by the shareholders of the Company on such date (the "New Effective Date").

21. Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

22. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to associates thereof who become Associates of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an associate of another corporation who becomes an Associate by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option, restricted stock grant or any other equity award made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with the Sarbanes Oxley Act of 2002 and all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In particular, and without otherwise limiting the provisions of this Section 22(b), no Grantee subject to section 16 of the Exchange Act may exercise any Option or SAR except in accordance with applicable requirements of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Military Service. Grants shall be administered in accordance with section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

(d) Code Section 409A. This Plan is intended to meet the requirements of section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. All payments hereunder are subject to section 409A of the Code and will be paid in a manner that will meet the requirements of section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under section 409A of the Code. Any provision of this Plan that would cause the payment to fail to satisfy section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.

(e) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Missouri.

From:	SPECIMEN [id@ProxyVote.com]
Sent:	Monday, April 11, 2022
To:	Associate
Subject:	#CERNER12# CERNER CORPORATION Annual Meeting %P21033_0_012345678901_0000001%

PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2022 Annual Shareholders' Meeting: Electronic Voting Instructions

The 2022 Annual Shareholders' Meeting of Cerner Corporation (the "Company") will be held virtually on Thursday, May 26, 2022, at 10:00 a.m. (CT). You can attend the 2022 Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CERN2022. Due to the structure of the virtual meeting site, plan participants will technically have the ability to vote during the meeting, but votes submitted by plan participants during the meeting will not be counted or revoke their prior instructions; in order for your vote to be counted, you must provide instructions to the Trustee by 11:59 p.m. (ET) on May 23, 2022. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.

Please read the following information carefully.

As a participant in the Cerner Corporation Foundations Retirement Plan (the "Plan"), you are entitled to instruct Fidelity (the "Trustee") to vote the shares of Common Stock of the Company held by you under the Plan as of March 28, 2022 (the "Record Date"). As of the Record Date, your Plan account reflected [123,456,789,012.000000] shares of Common Stock.

The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.

The following are the items for which you may vote:

Proposal #1:	The election of six director nominees.

Proposal #2:	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2022.

Proposal #3:	Approval, on an advisory basis, of the compensation of our Named Executive Officers.

Proposal #4:	a)
Approval of the proposed amendments to our Third Restated Certificate of Incorporation, as amended (the "Certificate"), to remove the supermajority voting standards for certain business combination transactions with interested stockholders.

	b)	Approval of the proposed amendments to our Certificate to remove the supermajority voting standards to amend or repeal any provision of the Bylaws.

	c)	Approval of the proposed amendments to our Certificate to remove the supermajority voting standards to amend or repeal certain provisions of the Certificate.

	d)	Approval of the proposed amendments to our Certificate to remove the supermajority voting standards to remove a director with cause.

Proposal #5:	Approval of an amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan to increase the number of authorized shares and the plan's term.

Proposal #6:
To consider a shareholder proposal, if properly presented at the meeting, requesting amendment to the Company's governing documents to give shareholders the right to call a special shareholder meeting.

Details about each of these items are provided in our 2022 Proxy Statement.

The Board of Directors recommends that you vote:

•FOR the election of director nominees Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch, Melinda J. Mount, George A. Riedel and R. Halsey Wise;
•FOR Proposal 2;
•FOR Proposal 3;
•FOR each of Proposals 4(a), 4(b), 4(c) and 4(d);
•FOR Proposal 5; and
•AGAINST Proposal 6.

CONTROL NUMBER: [012345678901]

You can enter your voting instructions and view the shareholder material at the Internet site below. If your browser supports secure transactions, you will automatically be directed to a secure site.

http://www.proxyvote.com/

To access Proxy Vote, you will need the above CONTROL NUMBER. Internet voting is accepted up to 11:59 p.m. (ET), May 23, 2022. In accordance with the terms of the Plan, the Trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants by 11:59 p.m. (ET) on May 23, 2022.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Shareholders' Meeting to be held on May 26, 2022: This communication is not a form for voting and presents only an overview of the more complete proxy materials. The 2021 Annual Report and 2022 Proxy Statement are available at www.proxyvote.com and on www.cerner.com under "Investor Relations, Financials, Proxy Materials" or by following this link: https://investors.cerner.com/financial-information/proxy-materials. We encourage you to access and review the proxy materials before voting.

The Company's 2021 Annual Report and its 2022 Proxy Statement may also be provided, at the participant's request, in hard copy form. To receive a paper copy of the Company's 2021 Annual Report and 2022 Proxy Statement, please contact Brittney McCullough at (816) 221-1024.

Once you submit your votes, the process is complete, and your votes will remain confidential.

PRELIMINARY FORM OF PROXY

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2022 for shares held of record or in street name and by 11:59 P.M. Eastern Time on May 23, 2022 for shares held in the Cerner Corporation Foundations Retirement (401k) Plan (the "Plan"). Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CERNER CORPORATION 2800 ROCK CREEK PARKWAY NORTH KANSAS CITY, MO 64117
During The Meeting - Go to www.virtualshareholdermeeting.com/CERN2022

All shareholders of record as of March 28, 2022 (or holders in street name who have obtained a valid proxy) may attend the meeting by Internet at www.virtualshareholdermeeting.com/CERN2022 and vote during the 2022 Annual Shareholders' Meeting using the control number below.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 25, 2022 for shares held of record or in street name and by 11:59 P.M. Eastern Time on May 23, 2022 for shares held in the Plan. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, it must be received by Broadridge before 10:00 A.M. Eastern Time on May 25, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D38658-P49280 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERNER CORPORATION

The Board of Directors recommends you vote FOR the nominees listed in Proposal 1:
1. Election of Directors
	Nominees:			For	Against	Abstain
	1a. Mitchell E. Daniels, Jr.			☐	☐	☐
	1b. Elder Granger, M.D.			☐	☐	☐
	1c. John J. Greisch			☐	☐	☐
	1d. Melinda J. Mount			☐	☐	☐
	1e. George A. Riedel			☐	☐	☐
	1f. R. Halsey Wise			☐	☐	☐

	The Board of Directors recommends you vote FOR Proposals 2, 3, 4(a), 4(b), 4(c), 4(d) and 5.			For	Against	Abstain

	2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2022.			☐	☐	☐
	3. Approval, on an advisory basis, of the compensation of our Named Executive Officers.			☐	☐	☐
4. Elimination of Supermajority Voting

4a. Approval of the proposed amendments to our Third Restated Certificate of Incorporation, as amended (the "Certificate"), to remove the supermajority voting standards for certain business combination transactions with interested stockholders.
				☐	☐	☐
4b. Approval of the proposed amendments to our Certificate to remove the supermajority voting standards to amend or repeal any provision of the Bylaws.				☐	☐	☐
4c. Approval of the proposed amendments to our Certificate to remove the supermajority voting standards to amend or repeal certain provisions of the Certificate.				☐	☐	☐
4d. Approval of the proposed amendments to our Certificate to remove the supermajority voting standards to remove a director with cause.				☐	☐	☐
	5. Approval of an amendment and restatement of the Cerner Corporation 2011 Omnibus Equity Incentive Plan to increase the number of authorized shares and the plan's term.			☐	☐	☐

	The Board of Directors recommends you vote AGAINST Proposal 6.			For	Against	Abstain

	6. Shareholder proposal requesting amendment to the Company's governing documents to give shareholders the right to call a special shareholder meeting.			☐	☐	☐

7. To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR each nominee in Proposal 1; FOR Proposals 2, 3, 4(a), 4(b), 4(c), 4(d) and 5; and AGAINST Proposal 6. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

If you are a registered shareholder possessing a physical stock certificate and you need to update the address on your stock certificate, please contact our transfer agent, Computershare Trust Company N.A., to make this change. Computershare's contact information is as follows:

Internet: www.computershare.com/investor

Phone: (800) 884-4225

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2022 Annual Meeting and Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

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D38659-P49280

CERNER CORPORATION

This proxy is solicited by the Board of Directors of Cerner Corporation

This Proxy is solicited by the Board of Directors for the 2022 Annual Shareholders' Meeting of Cerner Corporation, a Delaware corporation, to be held by Internet at www.virtualshareholdermeeting.com/CERN2022 on May 26, 2022, at 10:00 a.m. (CT), or any postponement or adjournment thereof.

The undersigned hereby appoints David T. Feinberg, M.D. or Daniel P. Devers, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of common stock of Cerner Corporation which the undersigned is entitled to vote at the 2022 Annual Shareholders' Meeting of Cerner Corporation to be held on May 26, 2022, and at any postponement or adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth.

This Proxy Card will be voted "FOR" the election of director nominees: Mitchell E. Daniels, Jr., Elder Granger, M.D., John J. Greisch, Melinda J. Mount, George A. Riedel and R. Halsey Wise, "FOR" Proposals #2, #3, #4(a), #4(b), #4(c), #4(d) and #5, and "AGAINST" Proposal #6 if no choices are selected for any such proposals.

If shares of Cerner Corporation common stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares, then the undersigned hereby directs the respective fiduciary of each applicable employee plan to vote all shares of Cerner Corporation common stock in accordance with the instructions given herein, at the 2022 Annual Shareholders' Meeting and at any postponements or adjournments thereof, on all matters properly coming before the 2022 Annual Shareholders' Meeting, including but not limited to the matters set forth on the reverse side.

If you want to vote in accordance with the recommendation of the Board of Directors, simply sign where indicated on the other side and return this card.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

Continued and to be signed and dated on reverse side